                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration Nos. 333-64806,
                                                333-64806-01, 333-64806-02,
                                                333-64806-03, 333-64806-04,
                                                333-64806-05, 333-64806-06,
                                                333-64806-07, 333-64806-08,
                                                333-64806-09, 333-64806-11,
                                                333-64806-12, 333-64806-13,
                                                333-64806-14, 333-64806-15,
                                                333-64806-16, 333-64806-17 and
                                                333-64806-18

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED JULY 9, 2001)
                                  $225,000,000

                            [QUEST DIAGNOSTICS LOGO]

                1.75% CONTINGENT CONVERTIBLE DEBENTURES DUE 2021
                         ------------------------------

    We will pay interest on the debentures on May 31 and November 30 of each year, beginning May 31, 2002.

    We also will pay contingent interest during any specified six-month period commencing December 1, 2004, if the average closing sale price of a debenture for a measurement period preceding such six-month period equals 120% or more of the principal amount of the debenture. The contingent interest payable per debenture in respect of any six-month period will equal the greater of (1) 0.25% of the average market price of a debenture for the measurement period and (2) the sum of all regular cash dividends paid by us per share on our common stock during that six-month period multiplied by the number of shares of common stock issuable upon conversion of a debenture.

    The debentures will be senior unsecured obligations of ours and will rank equally with our other senior unsecured obligations. Each of our domestic wholly owned subsidiaries that operate clinical laboratories in the United States will guarantee the debentures. Each guarantee will be a senior unsecured obligation of the subsidiary guarantor issuing such guarantee and will rank equally with the other senior unsecured obligations of such subsidiary guarantor.

    Each $1,000 principal amount of debentures is convertible initially into approximately 11.429 shares of our common stock, which represents an initial conversion price of $87.50 per share. The conversion price, and therefore the conversion rate, may be adjusted for certain reasons as described in this prospectus supplement. Holders may surrender the debentures for conversion into shares of our common stock under any of the following circumstances:

    - at any time during any fiscal quarter if the sale price of our common stock is above 120% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter;

    - on any business day after July 1, 2021 if the sale price of our common stock is above 120% of the conversion price for at least one trading day after July 1, 2021;

    - if the debentures have been called for redemption; or

    - upon the occurrence of specified corporate transactions. See "Description of the Debentures -- Conversion Rights."

    The shares of our common stock trade on the New York Stock Exchange under the symbol "DGX." The last reported sale price of the shares on November 16, 2001 was $62.50 per share.

    We may redeem some or all of the debentures on or after November 30, 2004. Holders may require us to purchase all or a portion of their debentures on November 30, 2004, 2005, 2008, 2012 and 2016 or, subject to specified exceptions, upon a change of control. In either event, we may choose to pay the purchase price in cash or shares of our common stock or a combination of both.

    Under the terms of the indenture, we and each holder of the debentures agree, for United States federal income tax purposes, to treat the debentures as indebtedness that is subject to the regulations governing contingent payment debt instruments. See "United States Federal Income Tax Considerations."

     INVESTING IN THE DEBENTURES INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE S-9 OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 1 OF THE ACCOMPANYING PROSPECTUS.
                         ------------------------------

                                                              PER DEBENTURE      TOTAL
                                                              -------------   ------------
Public offering price(1)....................................      99.00%      $222,750,000
Underwriting discount.......................................       1.00%         2,250,000
Proceeds, before expenses, to Quest Diagnostics.............      98.00%       220,500,000

---------------

(1) Plus accrued interest from November 26, 2001, if settlement occurs after that date.

    The underwriters may also purchase up to an additional $25,000,000 aggregate principal amount of debentures within 30 days from the date of this prospectus supplement solely to cover over-allotments, if any.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The debentures will be ready for delivery in book-entry form only through The Depository Trust Company on or about November 26, 2001.
                         ------------------------------

                         BANC OF AMERICA SECURITIES LLC
                         ------------------------------

WACHOVIA SECURITIES                        CREDIT LYONNAIS SECURITIES (USA) INC.
                         ------------------------------

          The date of this prospectus supplement is November 19, 2001.

                              [INSIDE FRONT COVER]

                                   [ARTWORK]

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                      PROSPECTUS SUPPLEMENT
Summary.....................................................   S-2
Risk Factors................................................   S-9
Use of Proceeds.............................................  S-12
Capitalization..............................................  S-13
Price Range of Common Stock.................................  S-14
Dividend Policy.............................................  S-14
Ratio of Earnings to Fixed Charges and Earnings to Combined   S-15
  Fixed Charges and Preferred Stock Dividends...............
Description of Other Indebtedness...........................  S-16
Description of the Debentures...............................  S-18
United States Federal Income Tax Considerations.............  S-35
Underwriting................................................  S-41
Legal Matters...............................................  S-43
Where You Can Find More Information.........................  S-43

PROSPECTUS
About This Prospectus.......................................    ii
Quest Diagnostics Incorporated..............................    ii
Risk Factors................................................     1
Ratio of Earnings to Fixed Charges and Earnings to Combined      9
  Fixed Charges and Preferred Stock Dividends...............
Use of Proceeds.............................................     9
Where You Can Find More Information.........................    10
Cautionary Statement for Purposes of the "Safe Harbor"          12
  Provisions of the Private Securities Litigation Reform Act
  of 1995...................................................
Securities We May Issue.....................................    15
Description of Senior Debt Securities.......................    19
Description of Subordinated Debt Securities.................    37
Description of the Preferred Stock and the Depositary Shares    50
  Representing Fractional Shares of Preferred Stock.........
Description of Common Stock.................................    55
Selling Stockholder.........................................    57
Plan of Distribution........................................    57
Validity of the Securities..................................    58
Experts.....................................................    59

                         ------------------------------

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since these dates.

                                    SUMMARY

     This summary highlights selected information appearing elsewhere in this prospectus supplement and may not contain all of the information that is important to you. You should carefully read this prospectus supplement and the accompanying prospectus in their entirety, including the documents incorporated by reference. All references to "debentures" refer to the 1.75% contingent convertible debentures due 2021 unless otherwise specified. All references to Adjusted EBITDA refer to our EBITDA adjusted as described under footnote (h) to "Summary Selected Historical Financial Data." All references to number of common shares and per common share amounts have been restated to reflect our two-for-one stock split, which became effective May 31, 2001.

                                  OUR COMPANY

     We are the nation's leading provider of diagnostic testing and related services for the healthcare industry, with net revenues and Adjusted EBITDA of approximately $3.6 billion and $525 million, respectively, for the twelve month period ended September 30, 2001. We offer a broad range of clinical laboratory testing services used by physicians in the detection, diagnosis, evaluation, monitoring and treatment of diseases and other medical conditions. We have a more extensive national network of laboratories and patient service centers than our competitors and for the twelve months ended September 30, 2001 revenues more than sixty percent greater than those of our nearest competitor. We have the leading market share in clinical laboratory testing and esoteric testing, including molecular diagnostics, as well as non-hospital based anatomic pathology services and testing for drugs of abuse.

     We currently process over 100 million requisitions each year. Each requisition form accompanies a patient specimen, indicating the tests to be performed and the party to be billed for the tests. Our customers include physicians, hospitals, managed care organizations, employers, governmental institutions and other independent clinical laboratories.

     We have a network of 30 principal laboratories serving major metropolitan areas throughout the United States, several of which are operated by our joint ventures, approximately 150 smaller "rapid response" laboratories and approximately 1,300 patient service centers. We also operate a leading esoteric testing laboratory and development facility known as Nichols Institute located in San Juan Capistrano, California as well as laboratory facilities in Mexico City, Mexico and near London, England.

     In addition to our laboratory testing business, our clinical trials business is one of the leading providers of testing to support clinical trials of new pharmaceuticals worldwide. We also collect and analyze laboratory, pharmaceutical and other data through our Quest Informatics division in order to help pharmaceutical companies with their marketing and disease management efforts, as well as to help healthcare customers better manage the health of their patients.

     On August 16, 1999, we completed the acquisition of SmithKline Beecham Clinical Laboratories, Inc., or SBCL. We estimate that the successful execution of our business strategy, along with the expected benefits of the SBCL acquisition, will yield an annual earnings growth rate greater than 30% over the next several years, before special charges.

                              RECENT DEVELOPMENTS

     On June 27, 2001, we refinanced a majority of our long-term debt on a senior unsecured basis to reduce overall interest costs and obtain less restrictive covenants. Specifically, we completed a $550 million senior notes offering and entered into a new $500 million senior unsecured credit facility, which included a five-year $175 million amortizing term loan and a five-year $325 million revolving credit facility. We used the net proceeds from the senior notes offering and the new term loan, together with our cash on hand, to repay all of the $584 million that was outstanding under our then existing senior secured credit agreement, including the costs to settle existing interest rate swap agreements and to consummate an approximately $160 million cash tender offer and consent solicitation for our 10 3/4% senior subordinated notes due 2006. We incurred approximately $31 million of costs associated with this debt refinancing. As of October 31, 2001, we repaid the term loan of $175 million in full. We have called for redemption all of the approximately $2.5 million of our outstanding 10 3/4% senior subordinated notes due 2006. The redemption date is December 17, 2001.

                                  THE OFFERING

     The following is a summary of some of the terms of this offering. For a more complete description of the terms of the debentures, see "Description of Debentures" in this prospectus supplement.

Issuer........................   Quest Diagnostics Incorporated.

Debentures offered............   $225,000,000 aggregate principal amount of
                                 1.75% contingent convertible debentures due
                                 2021. We have granted the underwriters an option to purchase up to $25,000,000 aggregate principal amount of debentures to cover over-allotments, if any.

Offering Price................   99% of the principal amount of the debentures
                                 plus accrued interest, if any, on the
                                 debentures.

Maturity......................   November 30, 2021.

Interest......................   1.75% per annum, payable in cash.

Interest payment dates........   May 31 and November 30 of each year, beginning
                                 May 31, 2002.

Guarantees....................   The debentures will be fully and
                                 unconditionally guaranteed, jointly and
                                 severally, by each of our subsidiaries which, as of the date of this prospectus supplement, is a domestic wholly owned subsidiary that operates a clinical laboratory in the United
                                 States.

Ranking.......................   The debentures will be our senior unsecured
                                 obligations and will rank equally with our other senior unsecured obligations. Each guarantee will be a senior unsecured obligation of the subsidiary guarantor issuing such guarantee and will rank equally with the other senior unsecured obligations of such subsidiary guarantor. The debentures and the guarantees effectively will rank junior to all liabilities of our subsidiaries that are not guarantors.
                                 The debentures and the guarantees will also effectively be subordinated to any secured obligations of ours or our subsidiary guarantors as to the assets securing such obligations.

                                 As of September 30, 2001, after giving pro forma effect to this offering of debentures and application of the net proceeds and the repayment in October 2001 of the term loan portion of our senior unsecured credit facility in full, we and our subsidiary guarantors would have had outstanding approximately $828 million of long-term debt (including the current portion thereof), of which $28 million would have been secured. Any future borrowings under our receivables credit facility also will be secured.

Contingent interest...........   We will pay contingent interest to the holders
                                 of debentures during any six-month period from June 1 to November 30 and from December 1 to
                                 May 31, commencing December 1, 2004, if the average closing sale price of a debenture for the five trading days ending on the second trading day immediately preceding the relevant six-month period equals 120% or more of the principal amount of the debenture.
                                 Notwithstanding the above, if we declare a dividend for which the record date falls prior to the first day of a six-month period but the payment date falls within such six-month period, then the five trading day period for determining the average market price of a debenture will be the five trading days ending on the second trading day immediately preceding such record date.

                                 The amount of contingent interest payable per debenture in respect of any six-month period will equal the greater of (1) 0.25% of the average market price of a debenture for the five trading day period referred to above and
                                 (2) the sum of all regular cash dividends paid by us per share on our common stock during that six-month period multiplied by the number of shares of common stock issuable upon conversion of a debenture on each such payment date.

                                 Contingent interest, if any, will accrue and be payable to holders of debentures as of the 15th day preceding the last day of the relevant six-month period or, if we pay a regular cash dividend on our common stock during the relevant six-month period, to holders of debentures as of the record date for the related common stock dividend. Such payments will be paid on the last day of the relevant six-month period or, if we pay a regular cash dividend on our common stock during the relevant six-month period, on the payment date of the related common stock dividend. Regular cash interest will continue to accrue at the rate of 1.75% per year on the principal amount of the debentures whether or not contingent interest is paid.

United States Federal Income
Tax Consequences..............   Pursuant to the indenture, we and each holder
                                 of a debenture agree, for United States federal income tax purposes, to treat the debentures as debt instruments that are subject to U.S.
                                 Treasury regulations that govern contingent payment debt instruments. Under such regulations, beneficial owners of the debentures who are U.S. holders, as defined below under "United States Federal Income Tax
                                 Considerations-United States Holders," will be required to accrue interest in excess of the stated rate of noncontingent cash interest payable on the debentures regardless of whether such owner uses the cash or accrual method of tax accounting. See "United States Federal
                                 Income Tax Considerations."

Conversion rights.............   Holders may convert their debentures prior to
                                 stated maturity under any of the following circumstances:

                                 - at any time during any fiscal quarter if the
                                   closing sale price of our common stock is above 120% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter;

                                 - on any business day after July 1, 2021 if the
                                   closing sale price of our common stock is above 120% of the conversion price for at least one trading day after July 1, 2021;

                                 - if we have called those debentures for
                                   redemption;

                                 - upon the occurrence of specified corporate
                                   transactions described under "Description of the Debentures -- Conversion Rights."

                                 For each $1,000 principal amount of debenture surrendered for conversion, a holder initially will receive approximately 11.429 shares of our common stock. This represents an initial conversion price of $87.50 per share of common stock. The conversion rate (and the conversion price) may be adjusted for specified reasons but will not be adjusted for accrued interest. Upon conversion, holders will not receive any cash payment representing accrued and unpaid interest, including contingent interest, if any, (except as described under "Description of the Debentures -- Conversion
                                 Rights -- Conversion Procedures"). Instead, accrued interest will be deemed paid by the common stock received by holders on conversion. Debentures called for redemption may be surrendered for conversion until the close of business on the second business day prior to the redemption date.

Sinking fund..................   None.

Optional redemption by Quest
Diagnostics...................   We may not redeem the debentures prior to
                                 November 30, 2004. We may redeem some or all of the debentures at any time on or after November
                                 30, 2004 at a redemption price equal to 100% of the principal amount of the debentures to be redeemed, plus any accrued and unpaid interest, including contingent interest, if any, to the redemption date.

Repurchase right of holders...   Each holder of the debentures may require us to
                                 repurchase all or a portion of the holder's debentures on November 30, 2004, 2005, 2008,
                                 2012 and 2016 at a price equal to the principal amount of the debentures to be repurchased plus any accrued and unpaid interest, including contingent interest, if any, to the date of repurchase. We may choose to pay the purchase price in cash, common stock or a combination of both. If we elect to pay all or a portion of the purchase price in common stock, the shares of common stock will be valued at 100% of the average closing sale price for the five trading days ending on the third day prior to the repurchase date.

Change of control.............   Upon a change of control of our company, each
                                 holder may require us, subject to specified exceptions, to repurchase all or a portion of the holder's debentures. See "Description of the Debentures -- Repurchase of Debentures at the Option of Holders -- Change of Control
                                 Put."

                                 We will pay a purchase price equal to the principal amount of such debentures plus any accrued and unpaid interest, including contingent interest, if any, to the purchase date. We may choose to pay the purchase price in cash, common stock or a combination of both. If we elect to pay all or a portion of the purchase price in common stock, the shares of common stock will be valued at 100% of the average closing sale price for the five trading days ending on the third day prior to the repurchase date.

Events of default.............   If there is an event of default on the
                                 debentures, the principal amount of the
                                 debentures (and premium, if any), plus any accrued and unpaid interest, including contingent interest, if any, may be declared immediately due and payable. These amounts automati-cally become due and payable in specified circumstances described under "Description of the Debentures -- Events of Default."

Use of proceeds...............   We estimate that the net proceeds from this
                                 offering of debentures will be approximately
                                 $220 million, or $244 million if the
                                 over-allotment option is exercised in full. We intend to use these proceeds, together with cash on hand, to repay all or substantially all of the $256 million that is outstanding under our receivables credit facility. After the repayment, we will retain all of the secured borrowing capacity under our receivables credit facility, which will be available for working capital and other general corporate purposes and for the acquisition of businesses.

DTC Eligibility...............   The debentures will be issued in book-entry
                                 form and will be represented by one or more permanent global securities, deposited with the trustee as depositary for The Depository Trust
                                 Company ("DTC") and registered in the name of Cede & Co., DTC's nominee. Beneficial interests in the global certificates will be shown on, and any transfers will be effected only through, records maintained by DTC and its participants, and any such interest may not be exchanged for definitive debentures except in limited circumstances. See "Description of the Debentures -- Book-Entry System."

NYSE symbol for our common
stock.........................   Our common stock is traded on the New York
                                 Stock Exchange under the symbol "DGX."

Trading.......................   We have not applied and do not intend to apply
                                 for the listing of debentures on any securities exchange. The debentures will be a new issue of securities for which there currently is no public market.

Risk factors..................   See "Risk Factors" and the other information in
                                 this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in the debentures.

                   SUMMARY SELECTED HISTORICAL FINANCIAL DATA

                                     NINE MONTHS ENDED
                                       SEPTEMBER 30,               YEAR ENDED DECEMBER 31,
                                  -----------------------   -------------------------------------
                                     2001         2000         2000        1999(A)        1998
                                  ----------   ----------   ----------   -----------   ----------
                                                          (IN THOUSANDS)
OPERATIONS DATA:
Net revenues....................  $2,717,331   $2,584,828   $3,421,162   $ 2,205,243   $1,458,607
Costs and expenses:
  Cost of services..............   1,614,020    1,554,216    2,056,237     1,379,989      896,793
  Selling, general and
     administrative.............     760,324      753,900    1,001,443       643,440      445,885
  Interest, net.................      57,968       89,430      113,092        61,450       33,403
  Amortization of intangible
     assets.....................      34,681       35,380       45,665        29,784       21,697
  Provisions for restructuring
     and other special
     charges....................       5,997(b)      2,100(c)      2,100(c)      73,385(d)         --
  Minority share of income......       6,843        7,486        9,359         5,431        2,017
  Other, net....................      (3,571)      (5,112)      (7,715)       (2,620)       4,951
                                  ----------   ----------   ----------   -----------   ----------
  Total.........................   2,476,262    2,437,400    3,220,181     2,190,859    1,404,746
                                  ----------   ----------   ----------   -----------   ----------
Income before taxes and
  extraordinary loss............     241,069      147,428      200,981        14,384       53,861
Income (loss) before
  extraordinary loss............     132,974(e)     76,689     104,948(f)      (1,274)(g)     26,885
Net income (loss)...............     111,365(e)     76,689     102,052(f)      (3,413)(g)     26,885
BALANCE SHEET DATA (AT END OF
  PERIOD):
Cash and cash equivalents.......  $  238,879   $  161,786   $  171,477   $    27,284   $  202,908
Accounts receivable, net........     513,637      513,391      485,573       539,256      220,861
Total assets....................   2,933,470    3,006,154    2,864,536     2,878,481    1,360,240
Long-term debt..................     677,913      906,063      760,705     1,171,442      413,426
Total debt......................     958,531    1,188,583    1,026,113     1,216,877      464,870
Preferred stock.................       1,000        1,000        1,000         1,000        1,000
Common stockholders' equity.....   1,242,922      985,637    1,030,795       862,062      566,930
OTHER DATA:
Net cash provided by operating
  activities....................  $  301,280   $  246,454   $  369,455   $   249,535   $  141,382
Net cash used in investing
  activities....................    (152,584)     (90,427)     (48,015)   (1,107,990)     (39,720)
Net cash provided by (used in)
  financing activities..........     (81,294)     (21,525)    (177,247)      682,831      (60,415)
Bad debt expense................     165,670      181,646      234,694       142,333       89,428
Rent expense....................      61,127       56,974       76,515        59,073       46,259
Capital expenditures............     110,183       67,961      116,450        76,029       39,575
Adjusted EBITDA(h)..............     413,034      346,931      459,380       237,038      158,609

---------------

(a) On August 16, 1999, we completed the acquisition of SBCL. Consolidated operating results for 1999 include the results of operations of SBCL subsequent to the closing of the acquisition. See Note 3 to the consolidated financial statements, included in our Form 10-K for the year ended December 31, 2000, which is incorporated by reference into this prospectus supplement.

(b) On June 27, 2001, we refinanced a majority of our debt. In conjunction with the refinancing, we recorded a net special charge of $6.0 million resulting from the termination of interest rate swap agreements on the debt that was refinanced.

(c) During 2000, we recorded a net special charge of $2.1 million. This net special charge resulted from a $13.4 million charge related to the costs to cancel certain contracts that we believed were not economically viable as a result of the SBCL acquisition, and which were principally associated with the cancellation of a co-marketing agreement for clinical trials testing services, which charges were in large part offset by a reduction in reserves attributable to a favorable resolution of outstanding claims for reimbursements associated with billings of certain tests.

(d) During 1999, we recorded special charges principally incurred in conjunction with the acquisition and planned integration of SBCL. See Note 7 to the consolidated financial statements, included in our Form 10-K for the year ended December 31, 2000, which is incorporated by reference into this prospectus supplement.

(e) In conjunction with our debt refinancing in 2001, we recorded an extraordinary loss that represented $23.2 million ($13.9 million, net of tax) of deferred financing costs, associated with the debt that was refinanced, and $12.8 million ($7.7 million, net of tax) of payments related primarily to the tender premium incurred in connection with our cash tender offer for our 10 3/4% senior subordinated notes due 2006.

(f) During 2000, we prepaid $155.0 million of debt under our then existing senior secured credit facility. The extraordinary loss represented $4.8 million ($2.9 million, net of tax) of deferred financing costs that were written-off in connection with the prepayment.

(g) In conjunction with the acquisition of SBCL, we repaid the entire amount outstanding under our then existing credit agreement. The extraordinary loss recorded in 1999 represented $3.6 million ($2.1 million, net of tax) of deferred financing costs that were written-off in connection with the extinguishment of the credit agreement.

(h) Adjusted EBITDA represents income (loss) before extraordinary loss, income taxes, net interest expense, depreciation, amortization and special items. Special items include the provisions for restructuring and other special charges reflected in the selected historical financial data above, $7.2 million of costs related to the integration of SBCL that were included in operating costs and expensed as incurred in the nine months ended September 30, 2000, $8.9 million of costs related to the integration of SBCL that were included in operating costs and expensed as incurred in 2000, a $3.0 million gain related to the sale of an investment in 1999 and a $2.5 million charge recorded in selling, general and administrative expenses in 1998 related to the consolidation of our laboratory network announced in 1997. Adjusted EBITDA is presented and discussed because management believes that Adjusted EBITDA is a useful adjunct to net income and other measurements under accounting principles generally accepted in the United States since it is a meaningful measure of a company's performance and ability to meet its future debt service requirements, fund capital expenditures and meet working capital requirements. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to (1) net income (or any other measure of performance under generally accepted accounting principles) as a measure of performance or (2) cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity.

                                  RISK FACTORS

     You should carefully consider the risks described below, as well as the risks relating to our business and our industry contained in the accompanying prospectus, before making a decision to invest in the debentures. You should also consider the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making a decision to invest in the debentures.

                         RISKS RELATED TO OUR BUSINESS

     Our business is affected by many factors that may cause our results in the future to differ, possibly materially, from our current expectations or forecasts. See "Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995" in the accompanying prospectus for a description of these factors and for a cautionary note regarding forward-looking statements and your reliance on them. A number of the factors that may affect our future results also are discussed in the accompanying prospectus under the heading "Risk Factors" and in our Form 10-K for the year ended December 31, 2000, which is incorporated by reference into this prospectus supplement, in particular in the sections captioned "Business," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                RISKS RELATED TO THE DEBENTURES AND THE OFFERING

YOU SHOULD CONSIDER THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF OWNING DEBENTURES.

     Under the indenture, we will agree, and beneficial owners of the debentures, by their purchase of debentures, will be deemed to have agreed, to treat the debentures for U.S. federal income tax purposes as indebtedness that is subject to the regulations governing contingent payment debt instruments. The discussion below, and the discussion under the heading "United States Federal Income Tax Considerations," assume that the debentures will be so treated. However, the U.S. federal income tax characterization of the debentures is uncertain and, thus, no assurance can be given that the Internal Revenue Service will not assert that the debentures should be treated in a different manner. Such an alternative characterization could affect the amount, timing and character of income, gain or loss in respect of an investment in the debentures.

     In general, beneficial owners of the debentures who are U.S. holders, as defined below under "United States Federal Income Tax Considerations -- United States Holders," will be required to accrue interest income on the debentures in the manner described in this prospectus supplement, regardless of whether such owner uses the cash or accrual method of tax accounting. These beneficial owners will be required, in general, to accrue interest based on the rate at which we would issue a fixed rate nonconvertible debt instrument with terms and conditions similar to the debentures (but in no event at a rate lower than the applicable federal rate determined by the Secretary of the Treasury), rather than at the lower rate at which noncontingent cash interest is paid. Accordingly, these beneficial owners generally will be required to include interest in taxable income in excess of the amount of non-contingent cash interest that will be payable. Furthermore, upon a sale, exchange, conversion or redemption of a debenture, each such beneficial owner will recognize gain or loss equal to the difference between the amount realized by that beneficial owner and that beneficial owner's adjusted tax basis in the debentures. In general, the amount realized by the beneficial owner will include, in the case of a conversion, the fair market value of the stock that the beneficial owner receives. Any gain on a sale, exchange, conversion or redemption of a debenture will be treated as ordinary interest income. Please consult your own tax advisors as to the U.S. federal, state, local or other tax consequences of acquiring, owning and disposing of the debentures. A summary of the U.S. federal income tax consequences of ownership of the debentures is described in this prospectus supplement under the heading "United States Federal Income Tax Considerations."

WE EXPECT THAT THE TRADING VALUE OF THE DEBENTURES WILL BE SIGNIFICANTLY AFFECTED BY THE PRICE OF OUR COMMON STOCK.

     The market price of the debentures is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value for the debentures than would be expected for nonconvertible debt securities we issue. For a discussion of the factors that may result in volatility in the market price of our common stock, see "Risk Factors" in the accompanying prospectus.

WE MAY NOT HAVE THE FUNDS NECESSARY TO PURCHASE THE DEBENTURES AT THE OPTION OF THE HOLDERS OR UPON A CHANGE OF CONTROL.

     On November 30, 2004, 2005, 2008, 2012 and 2016, and upon the occurrence of a change of control, each holder may require us to repurchase the holder's debentures, as described in the prospectus supplement. Our ability to repurchase the debentures for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries. In addition, the occurrence of a change of control could cause an event of default under or be prohibited or limited by the terms of our other senior debt. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the purchase price in cash for all the debentures that might be delivered by holders of debentures seeking to exercise their repurchase rights.

A DOWNGRADE, SUSPENSION OR WITHDRAWAL OF THE RATING ASSIGNED BY A RATING AGENCY TO THE DEBENTURES, IF ANY, COULD CAUSE THE LIQUIDITY OR MARKET VALUE OF THE DEBENTURES TO DECLINE SIGNIFICANTLY.

     We have received ratings of the debentures by Standard & Poors and Moody's. There can be no assurance that any rating so assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if in that rating agency's judgment future circumstances relating to the basis of the rating, such as adverse changes in our company, so warrant.

THERE MAY BE NO PUBLIC MARKET FOR THE DEBENTURES.

     Prior to this offering, there has been no trading market for the debentures. Although the underwriters have advised us that they currently intend to make a market in the debentures, they are not obligated to do so and may discontinue their market-making activities at any time without notice. Consequently, we cannot be sure that any market for the debentures will develop, or if one does develop, that it will be maintained. If an active market for the debentures fails to develop or be sustained, the trading price of the debentures could decline. We do not intend to apply for listing of the debentures on any securities exchange or any automated quotation system.

SECURED INDEBTEDNESS AND BORROWINGS BY SUBSIDIARIES THAT ARE NOT GUARANTORS WILL BE EFFECTIVELY SENIOR TO THE DEBENTURES.

     The debentures and the guarantees of our subsidiary guarantors are senior unsecured obligations and therefore will be effectively subordinated to any of our or our subsidiary guarantors' secured obligations to the extent of the value of the assets securing such obligations. The indenture does not limit the amount of indebtedness that we and any of our subsidiary guarantors can incur, but does limit the amount of secured indebtedness pursuant to the covenant described under the heading "Description of Senior Debt Securities -- Limitation on Liens" in the accompanying prospectus. This covenant is subject to important exceptions described under such heading. As of September 30, 2001, after giving pro forma effect to this offering of debentures and application of the net proceeds from this financing transaction, and the repayment of the term loan portion of our senior unsecured credit facility, we and our subsidiary guarantors would have had outstanding $28 million of secured long-term debt (including the current portion thereof) and $256 million of secured borrowing capacity under our receivables credit facility.

     We conduct our operations through subsidiaries, which generate a substantial portion of our operating income and cash flow. As a result, distributions or advances from our subsidiaries are a major source of funds necessary to meet our debt service and other obligations. Contractual provisions, laws or regulations, as well as any subsidiary's financial condition and operating requirements, may limit our ability to obtain cash required to pay our debt service obligations, including payments on the debentures. The debentures will be structurally subordinated to all existing and future obligations of our subsidiaries (unless such subsidiaries are subsidiary guarantors), including claims with respect to trade payables. In addition, the guarantees of our subsidiary guarantors will be structurally subordinated to all existing and future obligations of the subsidiary guarantors' subsidiaries (unless such subsidiaries are also subsidiary guarantors), including claims with respect to trade payables. This means that holders or our debentures as guaranteed by our subsidiary guarantors will have a junior position to the claims of creditors of our direct and indirect subsidiaries that are not subsidiary guarantors on the assets and earnings of such subsidiaries. Our non-guarantor subsidiaries are limited in the amount of indebtedness they are permitted to incur pursuant to the covenant described under "Description of Senior Debt Securities -- Limitation of Subsidiary Indebtedness and Preferred Stock" in the accompanying prospectus. This covenant is subject to important exceptions described under such heading. In addition, the guarantees of our subsidiary guarantors may be released in certain circumstances, which are described under the heading "Description of the Debentures -- Guarantees" or may be avoided or subordinated in favor of the subsidiary guarantors' other creditors as described in the accompanying prospectus under the heading "Risk Factors -- Federal and State laws permit a court to void a guarantee issued by any of our subsidiaries if the court finds the guarantee to constitute a fraudulent conveyance". As of September 30, 2001, after giving pro forma effect to this offering of debentures and application of the net proceeds from this financing transaction, our non-guarantor subsidiaries would have had no outstanding debt, but would have had $256 million of secured borrowing capacity under our receivables credit facility. For a more detailed description of our receivables credit facility, see "Description of Other Indebtedness -- Receivables Credit Facility."

FUTURE SALES OF OUR STOCK COULD ADVERSELY AFFECT OUR COMMON STOCK PRICE.

     As of November 16, 2001, approximately 8.9 million shares of our common stock are issuable upon exercise of outstanding stock options under our employee stock option plans and non-employee director stock option plan, and an additional approximately 8.9 million shares of our common stock are reserved for the issuance of additional options and shares under these plans. We also issue shares of our common stock under our employee stock purchase plan, employee stock ownership plan and supplemental deferred compensation plan. In addition, SmithKline Beecham, which owns about 22.1 million shares of our common stock or about 23.1% of our outstanding common stock as of November 16, 2001, is entitled to demand up to four times that we register its shares of our common stock and to participate in registered offerings initiated by us or a third party. Also, SmithKline Beecham has its 3 million shares of our common stock registered in our current shelf registration statement and may also sell shares pursuant to Rule 144 under the Securities Act. SmithKline Beecham has not granted a lock-up agreement to the underwriters in connection with this offering. See "Selling Stockholder" in the accompanying prospectus.

     Future sales of our common stock and instruments convertible or exchangeable into our common stock and transactions involving equity derivatives relating to our common stock, including sales or transactions by SmithKline Beecham, or the perception that such sales or transactions could occur, could adversely affect the market price of our common stock. This could, in turn, have an adverse effect on the trading price of the debentures resulting from, among other things, a delay in the ability of holders to convert their debentures into our common stock.

                                USE OF PROCEEDS

     We estimate that the net proceeds from this offering of debentures will be approximately $220 million, or $244 million if the over-allotment option is exercised in full. We intend to use these proceeds, together with cash on hand, to repay all or substantially all of the $256 million that is outstanding under our receivables credit facility. The weighted average interest rate on borrowings outstanding under our receivables credit facility at September 30, 2001 was 3.58%. After the repayment, we will retain all of the secured borrowing capacity under our receivables credit facility, which will be available for working capital and other general corporate purposes and for the acquisition of businesses.

                                 CAPITALIZATION

     The following table sets forth our cash and cash equivalents, debt and total capitalization at September 30, 2001 on an actual basis and as adjusted basis to reflect the following transactions as if they had occurred on that date:

     - completion of this $250 million offering of the debentures (assuming the underwriters exercise their over-allotment option);

     - repayment of amounts outstanding under our receivables credit facility;
       and

     - the October 19, 2001 repayment of the $125 million balance of the term loan portion of our senior unsecured credit facility.

     This table should be read in conjunction with our consolidated financial statements and the related notes incorporated by reference into this prospectus supplement.

                                                                 SEPTEMBER 30, 2001
                                                              ------------------------
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   -----------
                                                                   (IN THOUSANDS)
Cash and cash equivalents...................................  $  238,879   $  100,798
                                                              ==========   ==========
Debt (including current maturities):
  Short-term borrowings under receivables financing.........  $  256,000           --
  10 3/4% Senior subordinated notes due 2006(1).............       2,528        2,528
  New revolving credit facility.............................          --           --
  Term loan facility........................................     125,000           --
  6 3/4% Senior notes due 2006..............................     273,516      273,516
  7 1/2% Senior notes due 2011..............................     273,922      273,922
  1.75% Contingent convertible debentures due 2021..........          --      250,000
  Other debt................................................      27,565       27,565
                                                              ----------   ----------
     Total debt.............................................     958,531      827,531
Preferred stock.............................................       1,000        1,000
Common stockholders' equity.................................   1,242,922    1,242,922
                                                              ----------   ----------
Total capitalization........................................  $2,202,453   $2,071,453
                                                              ==========   ==========

---------------

(1) We have called for redemption all of the approximately $2.5 million of our outstanding 10 3/4% senior subordinated notes due 2006. The redemption date will be December 17, 2001.

                          PRICE RANGE OF COMMON STOCK

     Our common stock, which trades under the symbol "DGX," is listed on the New York Stock Exchange. The following table presents, for the periods indicated, the high and low sales prices per share of our common stock as reported on the New York Stock Exchange. The sales prices for all periods prior to May 31, 2001 have been restated to reflect our two-for-one stock split effected on that date.

                                                               HIGH     LOW
                                                              ------   ------
FISCAL YEAR ENDED DECEMBER 31, 1999
  First Quarter.............................................  $11.41   $ 8.87
  Second Quarter............................................   13.75    10.75
  Third Quarter.............................................   14.07    11.87
  Fourth Quarter............................................   16.47    11.28
FISCAL YEAR ENDED DECEMBER 31, 2000
  First Quarter.............................................   20.19    14.57
  Second Quarter............................................   37.37    18.50
  Third Quarter.............................................   70.50    36.63
  Fourth Quarter............................................   73.13    41.37
FISCAL YEAR ENDED DECEMBER 31, 2001
  First Quarter.............................................   70.47    36.60
  Second Quarter............................................   75.75    42.15
  Third Quarter.............................................   75.50    48.10
  Fourth Quarter (through November 16, 2001)................   70.90    55.02

     On November 16, 2001, the last reported sale price for our common stock on the New York Stock Exchange was $62.50 per share.

     As of October 31, 2001, there were 95,768,015 shares of common stock outstanding held of record by approximately 6,400 stockholders.

                                DIVIDEND POLICY

     We have never declared or paid cash dividends on our common stock and do not anticipate paying any dividends in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business.

               RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     Set forth below is information concerning our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends. These ratios show the extent to which our business generates enough earnings after the payment of all expenses other than interest and preferred stock dividends to make required interest and dividend payments on our debt and preferred stock.

     For this purpose, earnings consist of pretax income plus fixed charges. Fixed charges consist of interest expense and one-third of rental expense, representing that portion of rental expense we deemed representative of an appropriate interest factor. Preferred stock dividends consist of the amount of pretax earnings required to pay the dividends on outstanding preference securities.

                                                    NINE MONTHS
                                                       ENDED
                                                   SEPTEMBER 30,       YEAR ENDED DECEMBER 31,
                                                   -------------   --------------------------------
                                                       2001        2000   1999   1998   1997   1996
                                                   -------------   ----   ----   ----   ----   ----
Ratio of earnings to fixed charges...............       3.9x       2.4x   1.2x   2.0x    (a)    (a)
Ratio of earnings to combined fixed charges and
  preferred stock dividends......................       3.9x       2.4x   1.3x   2.0x    (a)    (a)

---------------

(a) Earnings were insufficient to cover fixed charges and combined fixed charges and preferred stock dividend requirements by the following amounts in the years indicated:

YEAR ENDED DECEMBER 31,
-----------------------
 1997            1996
-------        --------
    (IN THOUSANDS)
$16,578        $676,202

                       DESCRIPTION OF OTHER INDEBTEDNESS

RECEIVABLES CREDIT FACILITY

     On July 21, 2000, we completed a $256 million receivables-backed financing transaction. In connection with the receivables financing transaction, Quest Diagnostics Receivables Inc. ("QDR"), a wholly owned subsidiary of ours, entered into a $256 million secured revolving credit facility (the "receivables credit facility") on an uncommitted basis. This receivables credit facility is currently being provided by Blue Ridge Asset Funding Corporation, a commercial paper funding vehicle administered by Wachovia Bank, N.A., and Atlantic Asset Securitization Corporation, a commercial funding vehicle administered by Credit Lyonnais. The receivables credit facility has the benefit of one-year back-up facilities, provided on a committed basis. The back-up facility that supports the funding from Blue Ridge is provided by Wachovia Bank and Lloyds TSB Bank and expires on July 19, 2002, and the back-up facility that supports the funding from Atlantic is provided by Credit Lyonnais and expires on September 27, 2002.

     The receivables credit facility has an initial term of three years, unless extended. The receivables credit facility may be terminated early under certain conditions, including the termination of the back-up facilities to Blue Ridge and Atlantic. The borrowings outstanding under the receivables credit facility are classified as a current liability on our consolidated balance sheet, since the lender funds the borrowings through the issuance of commercial paper which matures at various dates up to ninety days from the date of issuance. Under the receivables credit facility, QDR incurs debt to Blue Ridge and Atlantic and we incur debt to QDR. Our debt to QDR is in the form of demand advances at market rates determined by QDR and us.

     Interest on the receivables credit facility is based on rates that are intended to approximate commercial paper rates for highly rated issuers. The weighted average interest rate on borrowings outstanding at September 30, 2001 was 3.58%.

     To secure the performance of its obligations under the receivables credit facility, QDR has granted a security interest in the receivables and certain related assets and the demand advances to Wachovia, as administrative agent for the lenders.

     QDR is not a guarantor of our senior unsecured credit facility or our senior notes and will not guarantee the debentures offered pursuant to this prospectus supplement.

     We intend to use the proceeds from this offering, together with cash on hand, to repay all or substantially all of the $256 million that is outstanding under our receivables credit facility. After the repayment, we will retain all of the secured borrowing capacity under our receivables credit facility, which will be available for working capital and other general corporate purposes and for the acquisition of businesses.

THE SENIOR UNSECURED CREDIT FACILITY

     On June 27, 2001, we entered into a $500 million senior unsecured credit facility with a group of banks. The senior unsecured credit facility initially consisted of a five-year $325 million revolving credit facility and a five-year term loan facility of $175 million. As of October 31, 2001, the term loan of $175 million was repaid in full, and we had approximately $300 million of availability under the $325 million revolving credit facility due to outstanding letters of credit. Interest on the senior unsecured credit facility is based on certain published rates plus an applicable margin that will vary depending on our credit ratings. At our option, we may elect to enter into LIBOR based interest contracts for periods up to 180 days. Interest on any outstanding amounts not covered under the LIBOR based interest rate contracts is based on an alternate base rate that is calculated by reference to the prime rate or federal funds rate (as those terms are defined in the senior unsecured credit facility). Additionally, we have the ability to borrow up to $200 million under the five-year $325 million revolving credit facility at rates determined by a competitive bidding process among the lenders. As of September 30, 2001, our borrowing rate on LIBOR-based loans was LIBOR plus 1.3125%. The senior unsecured credit facility is guaranteed by each of our subsidiaries that will guarantee the debentures.

     The senior unsecured credit facility contains various covenants and conditions, including the maintenance of certain financial ratios, that could affect our ability to, among other things, incur additional indebtedness, repurchase shares of our outstanding common stock, make additional investments and consummate acquisitions.

SENIOR NOTES

     On June 27, 2001, we completed a public offering of our senior notes, comprised of $275 million of 6 3/4% senior notes due 2006 and $275 million of 7 1/2% senior notes due 2011. The Bank of New York is the trustee for the senior notes. The senior notes are fully and unconditionally guaranteed, jointly and severally, by each of our subsidiaries which, as of the date of this prospectus supplement, is a domestic wholly owned subsidiary that operates a clinical laboratory in the United States. The debentures offered hereby will be guaranteed as of their date of issuance by the same subsidiaries that guarantee the senior notes.

     The indenture governing the senior notes contains various covenants that could affect our ability to, among other things, create liens, enter into sale and leaseback transactions and incur indebtedness at our subsidiaries. The senior notes are not entitled to the benefit of a sinking fund.

                         DESCRIPTION OF THE DEBENTURES

     We will issue the debentures under our senior indenture, dated as of June 27, 2001 (the "Senior Indenture"), as supplemented as of June 27, 2001 and as will be further supplemented as of November 26, 2001 in connection with this offering (collectively, the "Indenture"), among Quest Diagnostics, as issuer, the Subsidiary Guarantors, as guarantors, and The Bank of New York, as trustee. The debentures will constitute senior debt securities under the Senior Indenture. Initially, The Bank of New York will also act as paying agent, conversion agent and bid solicitation agent for the debentures. The terms of the debentures include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. A copy of the Indenture is available for inspection at the office of the trustee.

     This description of the terms of the debentures supplements the description of the general terms and provisions of the senior debt securities in the accompanying prospectus. If this summary differs in any way from that in the prospectus, you should rely on this summary. Whenever we refer in this Description of the Debentures to terms defined in the Indenture, such defined terms are incorporated herein by reference. As used in this Description of the Debentures, the terms "we," "our," "us," and "Quest Diagnostics" do not include any current or future subsidiary of Quest Diagnostics Incorporated, unless the context indicates otherwise.

     The following description is only a summary of the material provisions of the debentures and the Indenture. We urge you to read these documents in their entirety because they, and not this description, define your rights as holders of these debentures.

GENERAL

     The debentures will be limited to $225,000,000 aggregate principal amount ($250,000,000 aggregate principal amount if the underwriters exercise their over-allotment option in full). The debentures will mature on November 30, 2021.

     Interest on the debentures accrues at a rate of 1.75% per annum from the date of original issuance, payable semiannually on May 31 and November 30 of each year or, if such day is not a business day, on the next succeeding business day, commencing on May 31, 2002. We will make each interest payment in cash to the holders of record of the debentures at the close of business on each May 15 and November 15 immediately preceding the interest payment date.

     Holders may present debentures for conversion at the office of the conversion agent, which agent will initially be the trustee. Holders may present debentures for registration of transfer at the office of the trustee.

     The debentures are not subject to defeasance or covenant defeasance.

GUARANTEES

     Each Subsidiary Guarantor will fully and unconditionally guarantee, on a joint and several basis, the payment of the principal of, premium and interest on the debentures. The guarantees of the debentures will be endorsed on the debentures. In addition, each future domestic Subsidiary of Quest Diagnostics or any Subsidiary Guarantor which has been released and discharged from its obligations under the guarantee of the debentures will be required to guarantee Quest Diagnostics' obligations under the debentures, if such Subsidiary:

     - guarantees any Indebtedness of Quest Diagnostics when the amount of such Indebtedness, together with any other outstanding Indebtedness of Quest Diagnostics guaranteed by its Subsidiaries that are not Subsidiary Guarantors, exceeds $50 million in the aggregate at any time; or

     - incurs Indebtedness, unless such Indebtedness is permitted under the "Covenants -- Limitation on Subsidiary Indebtedness and Preferred Stock" covenant described in the accompanying prospectus.

     The Indenture provides that the obligations of each Subsidiary Guarantor under its guarantee will be limited so as to not constitute a fraudulent conveyance under any United States federal or state laws.

Application of this clause could limit the amount which holders of debentures may be entitled to collect under the guarantees. Holders, by their acceptance of the debentures, will have agreed to such limitations. See "Risk
Factors -- Federal and state laws permit a court to void a guarantee issued by any of our subsidiaries if the court finds the guarantee to constitute a fraudulent conveyance" described in the accompanying prospectus.

     The guarantees of the Subsidiary Guarantors with respect to the debentures will remain in effect with respect to each Subsidiary Guarantor until the entire amount of principal of, premium, and interest on the debentures shall have been paid in full or otherwise discharged in accordance with the provisions of the Indenture; provided, however, that if (a) a Subsidiary Guarantor does not guarantee any Indebtedness of Quest Diagnostics the amount of which, excluding any outstanding debentures to which any Subsidiary Guarantees of such Subsidiary Guarantor apply, when added together with any other outstanding Indebtedness of Quest Diagnostics guaranteed by its Subsidiaries that are not Subsidiary Guarantors, would exceed $50 million in the aggregate, at the time of determination, and all outstanding Indebtedness of such Subsidiary Guarantor would have been permitted to be incurred under the "-- Limitation on Subsidiary Indebtedness and Preferred Stock" covenant described in the accompanying prospectus measured at the time of the release and discharge as described in this paragraph, or (b) all or substantially all of the assets of such Subsidiary Guarantor or all of the capital stock of such Subsidiary Guarantor is sold (including by issuance, merger, consolidation or otherwise) by Quest Diagnostics or any of its Subsidiaries, then in each case of (a) or (b) above, such Subsidiary Guarantor or the corporation acquiring such assets (in the event of a sale or other disposition of all or substantially all of the assets or capital stock of such Subsidiary Guarantor) shall be released and discharged from its obligations under its guarantee of the debentures.

     In accordance with Securities and Exchange Commission rules and regulations, Quest Diagnostics presents, among other things, condensed financial information with respect to in the Subsidiary Guarantors on a combined basis in a footnote to its consolidated financial statements in lieu of providing separate financial statements for each such subsidiary.

     "Subsidiary Guarantors" means, at any time, (1) each Initial Subsidiary Guarantor and (2) each existing and future domestic Subsidiary of Quest Diagnostics which is required to guarantee the obligations of Quest Diagnostics under the senior debt securities issued under the Senior Indenture, including the debentures offered hereby, provided that, in each case, such Initial Subsidiary Guarantor or such other domestic Subsidiary continues to guarantee the senior debt securities issued under the Senior Indenture, at such time.

     "Initial Subsidiary Guarantors" means each of Quest Diagnostics Holdings Incorporated, Quest Diagnostics Clinical Laboratories, Inc., Quest Diagnostics Incorporated (CA), Quest Diagnostics Incorporated (MD), Quest Diagnostics LLC, Quest Diagnostics Incorporated (MI), Quest Diagnostics Incorporated (CT), Quest Diagnostics Incorporated (MA), Quest Diagnostics of Pennsylvania Inc., Quest Diagnostics Incorporated (OH), Metwest Inc., Nichols Institute Diagnostics, DPD Holdings, Inc., Diagnostics Reference Services Inc., Laboratory Holdings Incorporated, Pathology Building Partnership, Quest Diagnostics Investments Incorporated and Quest Diagnostics Finance Incorporated.

     On August 24, 2001, Quest Diagnostics Incorporated (OH) merged into Quest Diagnostics of Pennsylvania Inc.

RANKING

     The debentures will be our senior unsecured obligations and will rank equally with our other senior unsecured obligations. Each guarantee will be a senior unsecured obligation of the subsidiary guarantor issuing such guarantee and will rank equally with the other senior unsecured obligations of the subsidiary guarantor.

     The debentures and the guarantees will be effectively subordinated to any secured obligations of ours or subsidiary guarantors, as the case may be, to the extent of the value of the assets securing such obligations. The Indenture does not limit the amount of indebtedness that we can incur but does limit the amount of secured indebtedness pursuant to the covenant described under the heading "Description of Senior Debt

Securities -- Limitation on Liens" in the accompanying prospectus. This covenant is subject to important exceptions described under such heading.

     We conduct our operations through subsidiaries, which generate a substantial portion of our operating income and cash flow. As a result, distributions or advances from our subsidiaries are a major source of funds necessary to meet our debt service and other obligations. Contractual provisions, laws or regulations, as well as any subsidiary's financial condition and operating requirements, may limit our ability to obtain cash required to pay our debt service obligations, including payments on the debentures. The debentures will be structurally subordinated to all existing and future obligations of our subsidiaries (unless such subsidiaries are subsidiary guarantors), including claims with respect to trade payables. In addition, the guarantees of our subsidiary guarantors will be structurally subordinated to all existing and future obligations of the subsidiary guarantor's subsidiaries (unless such subsidiaries are also subsidiary guarantors), including claims with respect to trade payables. This means that holders of the debentures as guaranteed by the subsidiary guarantors will have a junior position to the claims of creditors of our direct and indirect subsidiaries that are not subsidiary guarantors on the assets and earnings of such subsidiaries.

     As described above, the debentures are effectively subordinated to all existing and future obligations of any of our subsidiaries not giving a guarantee, and would be so subordinated if a guarantee issued by any of our subsidiary guarantors were avoided or subordinated in favor of the subsidiary guarantor's other creditors. See "Risk Factors -- Secured indebtedness and borrowings by subsidiaries that are not guarantors will be effectively senior to the debentures" in this prospectus supplement and "Risk Factors -- Federal and state laws permit a court to void a guarantee issued by any of our subsidiaries if the court finds the guarantee to constitute a fraudulent conveyance" included in the accompanying prospectus. In addition, a guarantee issued by any of our subsidiary guarantors may be released under certain circumstances described under "Guarantees."

INTEREST

     The debentures will bear cash interest at a rate of 1.75% per annum from November 26, 2001. We will also pay contingent interest on the debentures in the circumstances described under "-- Contingent Interest." We will pay interest semiannually on May 31 and November 30 of each year beginning May 31, 2002, to the holders of record at the close of business on the preceding May 15 and November 15, respectively. There are two exceptions to the preceding sentence:

     - In general, we will not pay accrued and unpaid interest on any debentures that are converted into our common stock. Instead, accrued interest will be deemed paid by the common stock received by holders on conversion. If a holder of debentures converts after a record date for an interest payment but prior to the corresponding interest payment date, the holder will receive on that interest payment date accrued and unpaid interest on those debentures, notwithstanding the holder's conversion of those debentures prior to that interest payment date, because that holder will have been the holder of record on the corresponding record date. However, at the time that holder surrenders debentures for conversion, the holder must pay to us an amount equal to the interest that has accrued and that will be paid on the related interest payment date. The preceding sentence does not apply, however, to a holder that converts debentures that are called by us for redemption after a record date for an interest payment but prior to the corresponding interest payment date. Accordingly, if we elect to redeem debentures on a date that is after a record date but prior to the corresponding interest payment date, and prior to the redemption date a holder of debentures selected for redemption chooses to convert those debentures, the holder will not be required to pay us, at the time that holder surrenders those debentures for conversion, the amount of interest it will receive on the interest payment date.

     - We will pay interest to a person other than the holder of record on the record date if we elect to redeem, or holders elect to require us to repurchase, the debentures on a date that is after a record date but on or prior to the corresponding interest payment date. In this instance, we will pay accrued and unpaid interest on the debentures being redeemed to, but not including, the redemption or the repurchase date, as the case may be, date to the same person to whom we will pay the principal of those debentures.

     Except as provided below, we will pay interest on:

     - global debentures to DTC in immediately available funds;

     - any definitive debentures having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of those debentures; and

     - any definitive debentures having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds if requested by the holders of those debentures.

     At maturity we will pay interest on any definitive debentures at our office or agency in New York City, which initially will be the principal corporate trust office of the trustee, The Bank of New York, presently located at 5 Penn Plaza, 13th Floor, New York, NY 10001-1810.

     We will pay principal on:

     - global debentures to DTC in immediately available funds; and

     - any definitive debentures at our office or agency in New York City, which initially will be the principal corporate trust office of the trustee, The Bank of New York, presently located at 20 Broad Street, New York, NY 10005.

     Interest generally will be computed on the basis of a 360-day year comprised of twelve 30-day months.

CONTINGENT INTEREST

     Subject to the accrual and record date provisions described below, we will pay contingent interest to the holders of debentures during any six-month period from June 1 to November 30 and from December 1 to May 31, commencing December 1, 2004, if the average closing sale price of a debenture for the five trading days ending on the second trading day immediately preceding the relevant six-month period equals 120% or more of the principal amount of the debenture. Notwithstanding the above, if we declare a dividend for which the record date falls prior to the first day of a six-month period but the payment date falls within such six-month period, then the five trading day period for determining the average market price of a debenture will be the five trading days ending on the second trading day immediately preceding such record date.

     The amount of contingent interest payable per debenture in respect of any six-month period will equal the greater of (1) 0.25% of the average market price of a debenture for the five trading day period referred to above and (2) the sum of all regular cash dividends paid by us per share on our common stock during that six-month period multiplied by the number of shares of common stock issuable upon conversion of a debenture on each such payment date.

     Contingent interest, if any, will accrue and be payable to holders of debentures as of the 15th day preceding the last day of the relevant six-month period or, if we pay a regular cash dividend on our common stock during the relevant six-month period, to holders of debentures as of the record date for the related common stock dividend. Such payments will be paid on the last day of the relevant six-month period or, if we pay a regular cash dividend on our common stock during the relevant six-month period, on the payment date of the related common stock dividend. Regular cash interest will continue to accrue at the rate of 1.75% per year on the principal amount of the debentures whether or not contingent interest is paid.

     Regular cash dividends are quarterly or other periodic cash dividends on our common stock as declared by our board of directors as part of its cash dividend payment practices and that are not designated by them as extraordinary or special or other nonrecurring dividends. We have never declared or paid cash dividends on our common stock and do not anticipate paying any dividends in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business.

     The market price of a debenture on any date of determination means the average of the secondary market bid quotations per debenture obtained by the bid solicitation agent for $10 million principal amount of debentures at approximately 4:00 p.m., New York City time, on such determination date from three unaffiliated securities dealers, which may include the underwriters in this offering, we select, provided that if:

     - at least three such bids are not obtained by the bid solicitation agent, or

     - in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the debentures,

then the market price of the debentures will equal (a) the then applicable conversion rate of the debentures multiplied by (b) the average closing sale price of our common stock on the five trading days ending on such determination date, appropriately adjusted.

     The "sale price" of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, then as reported on the principal U.S. securities exchange in which our common stock is traded or by the Nasdaq system, as the case may be.

     The bid solicitation agent will initially be The Bank of New York. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent will solicit bids from securities dealers that are believed by us to be willing to bid for the debentures.

     Upon determination that holders of debentures will be entitled to receive contingent interest which may become payable during a relevant six-month period, on or prior to the start of such six-month period, we will issue a press release and publish such information on our web site on the World Wide Web or through such other public medium as we may use at that time.

     We will make the payments of contingent interest, if any, in the same manner as we will make the payments of interest described above under "-- Interest," and your obligations in respect of the payment of contingent interest in connection with the conversion of any debentures also will be the same as described above under "-- Interest."

CONVERSION RIGHTS

  GENERAL

     You may convert any outstanding debentures (or portions of outstanding debentures) as described below into our common stock, initially at the conversion price of $87.50 per share (equal to a conversion rate of approximately 11.429 shares per $1,000 principal amount of debentures). The conversion price is subject to adjustment as described below. We will not issue fractional shares of common stock upon conversion of debentures. Instead, we will pay a cash adjustment based upon the sale price of our common stock on the business day immediately preceding the conversion date. You may convert debentures only in denominations of $1,000 and integral multiples of $1,000.

     You may surrender debentures for conversion into our common stock prior to the stated maturity only under the following circumstances:

     - at any time during any fiscal quarter if the sale price of our common stock is above 120% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter;

     - on any business day after July 1, 2021 if the sale price of our common stock is above 120% of the conversion price for at least one trading day after July 1, 2021;

     - if we have called the debentures for redemption; or

     - upon the occurrence of the specified corporate transactions discussed below.

     If you have exercised your right to require us to repurchase your debentures as described under "-- Repurchase of Debentures at the Option of Holders," you may convert your debentures into our common stock only if you withdraw your notice of exercise and convert your debentures prior to the close of business on the business day immediately preceding the applicable repurchase date.

  CONVERSION UPON SATISFACTION OF MARKET PRICE CONDITION

     You may surrender any of your debentures for conversion into our common stock prior to maturity at any time during any fiscal quarter if the sale price of our common stock is above 120% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter. Commencing on July 1, 2021, you may surrender any of your debentures for conversion into our common stock on any business day if the sale price of our common stock is above 120% of the conversion price for at least one trading day after July 1, 2021.

  CONVERSION UPON NOTICE OF REDEMPTION

     You may surrender for conversion any debentures we call for redemption at any time prior to the close of business on the day that is two business days prior to the redemption date, even if the debentures are not otherwise convertible at that time. If a holder already has delivered a purchase notice or a change of control purchase notice with respect to a debenture, however, the holder may not surrender that debenture for conversion until the holder has withdrawn the notice in accordance with the Indenture.

  CONVERSION UPON SPECIFIED CORPORATE TRANSACTIONS

     Even if none of the other conditions described above have occurred, if:

     - we distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days, common stock at less than the sale price of the common stock at the time of the announcement of such distribution, or

     - we elect to distribute to all holders of our common stock cash or other assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 15% of the sale price of the common stock on the business day preceding the declaration date for the distribution, we must notify the holders of debentures at least 20 days prior to the ex-dividend date for the distribution. Once we have given that notice, holders may surrender their debentures for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that the distribution will not take place. In the case of a distribution, no adjustment to the ability of a holder of debentures to convert will be made if the holder will otherwise participate in the distribution without conversion.

     In addition, if we are a party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property, a holder may surrender debentures for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual effective date of the transaction. Once the effective date of such transaction occurs, if we are a party to a consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a debenture into common stock will be changed into a right to convert the debentures into the kind and amount of cash, securities or other property that the holder would have received if the holder had converted such debentures immediately prior to the transaction. If the transaction also constitutes a "change of control," as defined below, the holder can require us to repurchase all or a portion of its debentures as described under "-- Repurchase of Debentures at the Option of Holders -- Change of Control Put."

  CONVERSION PROCEDURES

     To convert interests in a global debenture, you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program. To convert a definitive debenture, you must:

     - complete the conversion notice on the back of the debentures (or a facsimile thereof);

     - deliver the completed conversion notice and the debentures to be converted to the specified office of the conversion agent;

     - pay all funds required, if any, relating to interest on the debentures to be converted to which you are not entitled, as described in "-- Interest" and "Contingent Interest"; and

     - pay all taxes or duties, if any, as described in the following paragraph.

     You will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock if you exercise your conversion rights, but you will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than your own. Certificates representing shares of common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by you have been paid.

     The conversion date will be the date on which all of the foregoing requirements have been satisfied. The debentures will be deemed to have been converted immediately prior to the close of business on the conversion date. A certificate for the number of shares of common stock into which the debentures are converted (and cash in lieu of any fractional shares) will be delivered as soon as practicable on or after the conversion date.

  CONVERSION PRICE ADJUSTMENTS

     We will adjust the initial conversion price for certain events, including:

     - issuances of our common stock as a dividend or distribution to all holders of our common stock;

     - certain subdivisions and combinations of our common stock;

     - issuances to all holders of our common stock of certain rights or warrants to purchase our common stock (or securities convertible into our common stock) at less than (or having a conversion price per share less than) the current market price of our common stock at the time of the announcement of such issuance, provided that no adjustment will be made if holders of the debentures may participate in the transaction on a basis and with notice that our board of directors determines to be fair and appropriate or in some other cases;

     - distributions to all holders of our common stock of shares of our capital stock (other than our common stock), evidences of our indebtedness or assets, including securities, but excluding:

      - the rights and warrants referred to in the immediately preceding bullet point,

      - any dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration, or

      - any dividends or distributions paid exclusively in cash;

      provided that no adjustment will be made if all holders of the debentures may participate in the distributions;

     - distributions consisting exclusively of cash to all holders of our common stock to the extent that those distributions, combined together with:

      - all other all-cash distributions made within the preceding 12 months for which no adjustment has been made, plus

      - any cash and the fair market value of other consideration paid for in any tender offer by us or any of our subsidiaries for our common stock concluded within the preceding 12 months for which no adjustment has been made, exceeds 15% of our market capitalization on the record date for that distribution; our "market capitalization" as of any date is the product of the current market price of our common stock on such date times the number of shares of our common stock then outstanding; and

     - purchases of our common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves an aggregate consideration that, together with:

      - any cash and the fair market value of any other consideration paid in any other tender offer by us or any of our subsidiaries for our common stock concluded within the 12 months preceding the expiration of the tender offer for which no adjustment has been made, plus

      - the aggregate amount of any all-cash distributions within the 12 months preceding the expiration of the tender offer for which no adjustment has been made,

      exceeds 15% of our market capitalization on the expiration of the tender offer.

     The specific adjustment to the conversion price for each of the events described above is set forth in the Indenture.

     With respect to our rights issued pursuant to our shareholder rights plan, if holders of debentures exercising the right of conversion attaching thereto after the date the rights separate from the underlying common stock are not entitled to receive the rights that would otherwise be attributable (but for the date of conversion) to the shares of common stock received upon conversion, the conversion price will be adjusted as though the rights were being distributed to holders of common stock on the date of such separation. If such an adjustment is made and the rights are later redeemed, invalidated or terminated, then a corresponding reversing adjustment will be made to the conversion price on an equitable basis.

     We will not make an adjustment in the conversion price unless the adjustment would require a change of at least 1% in the conversion price in effect at that time. We will carry forward and take into account in any subsequent adjustment any adjustment that would otherwise be required to be made but for its failure to exceed the percentage threshold.

     If we:

     - reclassify or change our common stock (other than changes resulting from a subdivision or combination); or

     - consolidate or combine with or merge into or are a party to a binding share exchange with any person or sell or convey to another person all or substantially all of our property and assets,

and the holders of our common stock receive (or the common stock is converted into) stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their common stock, then, at the effective time of the transaction the holders of the debentures may convert the debentures into the consideration they would have received if they had converted their debentures immediately prior to the reclassification, change, consolidation, combination, merger, sale or conveyance. We may not become a party to any such transaction unless its terms are consistent with the foregoing.

     In the event that we distribute to holders of our common stock shares of capital stock of a subsidiary of ours, the conversion price will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of our common stock, in each case measured over a specified five day period following the distribution.

     In the event we elect to make a distribution described in the third or fourth bullet of the first paragraph of this subsection "-- Conversion Price Adjustments," which, in the case of the fourth bullet, has a per share value equal to more than 15% of the sale price of our shares of common stock on the day preceding the declaration date for the distribution, then, if the distribution would also trigger a conversion right under

"--Conversion Upon Specified Corporate Transactions," or if the debentures are otherwise convertible, we will be required to give notice to the holders of debentures at least 20 days prior to the ex-dividend date for the distribution and, upon the giving of notice, the debentures may be surrendered for conversion at any time until the close of business on the business day prior to the ex-dividend date or until we announce that the distribution will not take place. No adjustment to the conversion price or the ability of a holder of a debenture to convert will be made if the holder will otherwise participate in the distribution without conversion.

     If a taxable distribution to holders of our common stock or other transaction occurs that results in any adjustment of the conversion price, you may in certain circumstances be deemed to have received a distribution subject to United States federal income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our common stock. See "United States Federal Income Tax Considerations -- United States Holders -- Constructive Dividends."

     To the extent permitted by law, from time to time we may reduce the conversion price of the debentures by any amount for any period of at least 20 days. In that case, we will give at least 10 days notice of the reduction. We may also reduce the conversion price, as our board of directors deems advisable, to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

OPTIONAL REDEMPTION BY QUEST DIAGNOSTICS

     Prior to November 30, 2004, the debentures will not be redeemable at our option. Beginning on November 30, 2004, we may redeem the debentures for cash at any time as a whole, or from time to time in part, at a redemption price equal to 100% of the principal amount of the debentures to be redeemed, plus accrued and unpaid interest, including contingent interest, if any, to the redemption date.

     We will give at least 30 days but not more than 60 days notice of redemption by mail or e-mail to holders of debentures or by publication. Debentures or portions of debentures called for redemption will be convertible by the holder until the close of business on the second business day prior to the redemption date.

     If we do not redeem all of the debentures, the trustee will select the debentures to be redeemed in principal amounts of $1,000 or integral multiples of $1,000 by lot, on a pro rata basis or such other method as the trustee will deem fair and appropriate. If any debentures are to be redeemed in part only, we will issue a new debenture or debentures in principal amount equal to the unredeemed principal portion thereof. If a portion of your debentures is selected for partial redemption and you convert a portion of your debentures, the converted portion will be deemed to be taken from the portion selected for redemption.

     Any debentures called for redemption, unless surrendered for conversion before the close of business on the second business day prior to the redemption date, may at our option be deemed to be purchased from the holders of such debentures at an amount not less than the redemption price, by one or more investment bankers or other purchasers who may agree with us to purchase such debentures from the holders of debentures, to convert them into our common stock and to make payment for such debentures to the paying agent in trust for such holders.

REPURCHASE OF DEBENTURES AT THE OPTION OF HOLDERS

  OPTIONAL PUT

     On November 30, 2004, 2005, 2008, 2012, and 2016, holders may require us to repurchase any outstanding debentures for which the holder has properly delivered and not withdrawn a written repurchase notice, subject to certain additional conditions, at a purchase price equal to 100% of the principal amount of the debentures to be repurchased, plus any accrued and unpaid interest, including contingent interest, if any, on those debentures to the repurchase date. Holders may submit their debentures for repurchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the third business day prior to the repurchase date.

     Instead of paying the purchase price in cash, we may pay the purchase price in common stock, cash or a combination of common stock and cash, at our option. The number of shares of common stock a holder will receive will equal the relevant amount of the purchase price divided by 100% of the average of the closing sale prices of our common stock for the five trading days immediately preceding and including the third day prior to the repurchase date. Because the sale price of our common stock will be determined prior to the applicable repurchase date, holders of debentures bear the market risk that our common stock will decline in value between the dates used to calculate the sale price and the repurchase date. However, we may not pay the purchase price in common stock or a combination of common stock and cash unless we satisfy certain conditions prior to the repurchase date as provided in the Indenture, including:

     - registration of the shares of our common stock to be issued upon repurchase under the Securities Act and the Exchange Act, if required;

     - qualification of the shares of our common stock to be issued upon repurchase under applicable state securities laws, if necessary, or the availability of an exemption therefrom; and

     - listing of our common stock on a United States national securities exchange or quotation thereof in an inter-dealer quotation system of any registered United States national securities association.

     We will be required to give notice at least 20 days prior to each repurchase date to all holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law stating among other things, the procedures that holders must follow to require us to repurchase their debentures as described below and whether the purchase price will be paid in cash or common stock, or a combination with a portion payable in cash or common stock. However, if we do not give such notice, we will pay 100% of the purchase price in cash.

     The repurchase notice given by each holder electing to require us to repurchase debentures shall be given so as to be received by the paying agent no later than the close of business on the third business day prior to the repurchase date and must state:

     - the certificate numbers of the holder's debentures to be delivered for repurchase;

     - the portion of the principal amount of debentures to be repurchased, which must be $1,000 or an integral multiple of $1,000; and

     - that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures.

     A holder may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal shall state:

     - the principal amount of debentures being withdrawn;

     - the certificate numbers of the debentures being withdrawn; and

     - the principal amount, if any, of the debentures that remain subject to the repurchase notice.

     In connection with any repurchase we will, to the extent applicable:

     - comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable; and

     - file Schedule TO or any other required schedule under the Exchange Act.

     Our obligation to pay the purchase price for debentures for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the debentures, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the purchase price for the debentures to be paid promptly following the later of the repurchase date or the time of delivery of the debentures, together with such endorsements.

     If the paying agent holds money or common stock sufficient to pay the purchase price of the debentures for which a repurchase notice has been given on the business day following the repurchase date in accordance with the terms of the Indenture, then, immediately after the repurchase date, the debentures will cease to be outstanding and interest, including contingent interest, if any, on the debentures will cease to accrue, whether or not the debentures are delivered to the paying agent. Thereafter all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the debentures.

     Our ability to repurchase debentures for cash may be limited by restrictions on the ability of Quest Diagnostics to obtain funds for such repurchase through dividends from its subsidiaries and the terms of our then existing borrowing agreements.

  CHANGE OF CONTROL PUT

     If a change of control, as described below, occurs, you will have the right (subject to certain exceptions set forth below) to require us to repurchase all of your debentures not previously called for redemption, or any portion of those debentures, that is equal to $1,000 in principal amount or a whole multiple of $1,000 at a purchase price equal to 100% of the principal amount of all debentures you require us to repurchase plus any accrued and unpaid interest, including contingent interest, if any, on those debentures to the repurchase date. Notwithstanding the foregoing, we may be required to offer to repurchase our other senior debt on a pro rata basis with the debentures, upon a change of control, if similar change of control offers are or will be required by our other senior debt.

     Instead of paying the purchase price in cash, we may pay the purchase price in our common stock or, in the case of a merger in which we are not the surviving corporation, common stock, ordinary shares, American Depositary Shares or analogous securities of the surviving corporation or its direct or indirect parent corporation, cash or a combination of the applicable securities and cash, at our option. The number of shares of the applicable common stock or securities a holder will receive will equal the relevant amount of the purchase price divided by 100% of the average of the closing sale prices of the applicable common stock or securities for the five trading days immediately preceding and including the third day prior to the repurchase date. Because the sale price of the applicable common stock or securities will be determined prior to the applicable repurchase date, holders of debentures bear the market risk that the applicable common stock or securities will decline in value between the dates used to calculate the sale price and the repurchase date.

     However, we may not pay the purchase price in the applicable common stock or securities or a combination of the applicable common stock or securities and cash, unless we satisfy certain conditions prior to the repurchase date as provided in the Indenture, including:

     - registration of the shares of the applicable common stock or securities to be issued upon repurchase under the Securities Act and the Exchange Act, if required;

     - qualification of the shares of the applicable common stock or securities to be issued upon repurchase under applicable state securities laws, if necessary, or the availability of an exemption therefrom; and

     - listing of the applicable common stock or securities on a United States national securities exchange or quotation thereof in an inter-dealer quotation system of any registered United States national securities association.

     Within 30 days after the occurrence of a change of control, we are required to give you notice of the occurrence of the change of control and of your resulting repurchase right and whether the purchase price will be paid in cash, the applicable common stock or securities, or a combination with a portion payable in cash or the applicable common stock or securities. The repurchase date will be 30 days after the date we give notice of a change of control to the paying agent. To exercise the repurchase right, you must deliver prior to the close of business on the business day immediately preceding the repurchase date, written notice to the paying agent of your exercise of your repurchase right, together with the debentures with respect to which your right is being exercised. You may withdraw this notice by delivering to the paying agent a notice of withdrawal prior to the close of business on the business day immediately preceding the repurchase date.

     A "change of control" will be deemed to have occurred at such time after the original issuance of the debentures when any of the following has occurred:

     - the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly through a purchase, merger or other acquisition transaction or series of purchase, merger or other acquisition transactions, of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries, any of our employee benefit plans (except that any of those persons shall be deemed to have beneficial ownership of all securities it has the right to acquire, whether the right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition) or any underwriter temporarily holding securities pursuant to an offering of such securities; or

     - the first day on which a majority of the members of the board of directors of Quest Diagnostics are not continuing directors; or

     - our consolidation or merger with or into any other person, any merger of another person into us or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

      - any transaction:

             (a) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

             (b) pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such transaction; and

      - any merger, share exchange, transfer of assets or similar transaction solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock, if at all, solely into shares of common stock, ordinary shares, American Depositary Shares or analogous securities of the surviving entity or a direct or indirect parent of the surviving corporation.

     A "continuing director" shall mean (1) an individual who was a member of our board of directors first elected by the stockholders or by our board of directors prior to the closing date of this offering or prior to the time after such date that any person (other than SmithKline Beecham plc) becomes the holder of record of in excess of 20% of our capital stock entitled to vote in the election of directors; or (2) an individual designated (before such individuals's initial election as a director) as a continuing director by a majority of the then continuing directors.

     However, notwithstanding the foregoing, you will not have the right to require us to repurchase your debentures if:

     - the closing sale price per share of our common stock for any five trading days within:

      - the period of 10 consecutive trading days ending immediately after the later of the change of control or the public announcement of the change of control, in the case of a change of control under the first or second bullet point of the definition of change of control, or

      - the period of 10 consecutive trading days ending immediately before the change of control, in the case of a change of control under the third bullet point of the definition of change of control, equals or exceeds 120% of the conversion price of the debentures in effect on each of those five trading days; or

     - 100% of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters' appraisal rights) constituting a change of control consists of shares of common stock, ordinary shares, American Depositary Shares or analogous securities traded or to be traded immediately following a change of control on a national securities exchange or the Nasdaq National Market, and, as a result of the transaction or transactions, the debentures become convertible into that common stock, ordinary shares, American Depositary Shares or such analogous securities (and any rights attached thereto).

     Beneficial ownership shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term "person" includes any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

     Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the debentures. We will comply with this rule and file Schedule TO (or any similar schedule) to the extent applicable at that time.

     The definition of change of control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, your ability to require us to repurchase your debentures as a result of a conveyance, transfer, sale, lease or other disposition of less than all our assets may be uncertain.

     If the paying agent holds money or common stock sufficient to pay the purchase price of the debentures that holders have elected to require us to repurchase on the business day following the repurchase date in accordance with the terms of the Indenture, then, immediately after the repurchase date, those debentures will cease to be outstanding and interest on the debentures will cease to accrue, whether or not the debentures are delivered to the paying agent. Thereafter all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the debentures.

     The foregoing provisions would not necessarily protect holders of the debentures if highly leveraged or other transactions involving us occur that may affect holders adversely. We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change of control with respect to the change of control purchase feature of the debentures but that would increase the amount of our (or our subsidiaries') outstanding indebtedness.

     Our ability to repurchase debentures for cash upon the occurrence of a change of control is subject to important limitations. Our ability to repurchase the debentures for cash may be limited by restrictions on the ability of Quest Diagnostics to obtain funds for such repurchase through dividends from its subsidiaries. In addition, the occurrence of a change of control could cause an event of default under or be prohibited or limited by the terms of our other senior debt. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the purchase price in cash for all the debentures that might be delivered by holders of debentures seeking to exercise the repurchase right.

     The change of control purchase feature of the debentures may in certain circumstances make more difficult or discourage a takeover of our company, particularly for cash.

EVENTS OF DEFAULT

     The term "Event of Default" in respect of the debentures means any of the following:

     - failure to pay the principal of or any premium on the debentures on its due date, including failure to redeem the debentures after we have exercised our redemption option, failure to convert debentures into shares of our common stock upon exercise of a holders' conversion right (unless such failure is cured within five days after written notice of default is given to us by the trustee), and failure to repurchase debentures at the option of holders;

     - failure to pay interest, including contingent interest, if any, on the debentures within 30 days of its due date whether at maturity, upon redemption or upon acceleration;

     - if we or any Subsidiary Guarantor remains in breach of a covenant in respect of the debentures for 60 days after it receives a written notice of default stating it is in breach and requiring that it remedy the breach. The notice must be sent by either the trustee or holders of 25% of the aggregate principal amount of the debentures;

     - an event of default under any indenture or instrument evidencing or under which we or any Subsidiary Guarantor then has outstanding any indebtedness shall occur and be continuing and either:

             (1) such event of default results from the failure to pay the principal of such indebtedness in excess of $50 million at final maturity of such indebtedness, individually or in the aggregate; or

             (2) as a result of such event of default the maturity of such indebtedness shall have been accelerated so that the same shall be or become due and payable prior to the date on which the same would otherwise have become due and payable and the principal amount of such indebtedness, together with the principal of any other indebtedness of ours or such Subsidiary Guarantor in default, or the maturity of which has been accelerated, aggregates at least $50 million, individually or in the aggregate;

     - if any Subsidiary Guarantor repudiates its obligations under its guarantee of the debentures or, other than by reason of the termination of the Indenture or the release of any such guarantee in accordance with the Indenture, any such guarantee ceases to be in full force and effect or is declared null and void and such condition shall have continued for a period of 30 days after written notice of such failure requiring us or the Subsidiary Guarantor to remedy the same shall have been given to us by the trustee or to us and the trustee by the holders of 25% in aggregate principal amount of the debentures then outstanding; or

     - if we or any Subsidiary Guarantor files for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

     The trustee may withhold notice to the holders of debentures of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

     If an event of default with respect to the debentures has occurred and has not been cured, the trustee or the holders of not less than 25% in principal amount of the outstanding debentures may declare the entire principal amount (and premium, if any) of, and accrued and unpaid interest on, all the debentures to be due and immediately payable. This is called a declaration of acceleration of maturity. If an event of default with respect to the debentures occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of the debentures will be automatically accelerated, without any action by the trustee or any holder. Holders of a majority in principal amount of the debentures may also waive certain past defaults under the Indenture on behalf of all of the holders of the debentures. A declaration of acceleration of maturity with respect to the debentures may be canceled, under specified circumstances, by the holders of at least a majority in principal amount of the debentures.

     Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the Indenture at the request of any of the holders unless the holders offer the trustee protection reasonably satisfactory to it from expenses and liability called an "indemnity." If such indemnity is provided, the holders of a majority in principal amount of the debentures may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of the right, remedy or event of default.

     Before you are allowed to bypass the trustee and bring a lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debentures, the following must occur:

     - You must give the trustee written notice that an event of default has occurred and remains uncured;

     - The holders of at least 25% in principal amount of the outstanding debentures must make a written request that the trustee take action because of the default and must offer the trustee indemnity against the cost and other liabilities of taking that action;

     - The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity; and

     - Holders of a majority in principal amount of the debentures must not have given the trustee a direction inconsistent with the above notice.

     However, you are entitled at any time to bring a lawsuit for the payment of money due on your debentures on or after the due date.

BOOK-ENTRY SYSTEM

     Upon issuance, the debentures will be represented by a global security or securities (each a "Global Security"). Each Global Security will be deposited with, or on behalf of, DTC, which will act as the depositary (the "Depositary"). Upon the issuance of any such Global Security, the Depositary or its nominee will credit the accounts of persons holding it with the principal or face amounts of the debentures represented by any such Global Security. Ownership of beneficial interests in any such Global Security will be limited to participants that have accounts with the Depositary or persons that may hold interest through participants. Ownership of beneficial interests by participants in any such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary. Ownership of beneficial interest in any such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in definitive form. Such limits and such laws may impair the ability to acquire or transfer beneficial interests in a Global Security.

     Payment of principal or premium, if any, and/or interest, if any, on, or shares of common stock in exchange for, the debentures will be made to the Depositary or its nominee, as the sole registered owner and holder of the Global Security for such series for all purposes under the indenture. Neither we, the trustee nor any of our agents or the trustee's agent will have any responsibility or liability for any aspect of the Depositary's records relating to or payments made on account of beneficial ownership interests in any such Global Security or for maintaining, supervising or reviewing any of the Depositary's records relating to such beneficial ownership interests.

     We have been advised by the Depositary that upon receipt of any payment of principal of, or interest on, any Global Security, the Depositary will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security as shown on the records of the Depositary. Payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

     No Global Security may be transferred except as a whole by the Depositary to a nominee of the Depositary. Each Global Security is exchangeable for definitive debentures only if:

     - the Depositary notifies us that it is unwilling or unable to continue as Depositary for such Global Security or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and we fail within 90 days thereafter to appoint a successor,

     - we in our sole discretion determine that such Global Security shall be exchangeable, or

     - there shall have occurred and be continuing an event of default with respect to the debentures under the Indenture.

     So long as the Depositary, or its nominee, is the registered owner of a Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debentures represented by such Global Security for the purposes of receiving payment on such debentures, receiving notices and for all other purposes under the Indenture and such debentures. Beneficial interests in the debentures will be evidenced only by, and transfer thereof will be effected only through, records maintained by the Depositary and its participants. Except as provided herein, owners of beneficial interests in any Global Security will not be entitled to such Global Security and will not be considered the holders of such Global Security for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Depositary will not consent or vote with respect to the Global Security representing the debentures. Under its usual procedures, the Depositary mails an Omnibus Proxy to us as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s (the Depositary's partnership nominee) consenting or voting rights to those participants to whose accounts the debentures are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

     The Depositary has advised us that it is a limited-purpose trust company organized under the New York Banking law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial code and a "clearing agency" registered under the Securities Exchange Act of 1934. The Depositary was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to the Depositary and its participants are on file with the Securities and Exchange Commission.

SAME-DAY SETTLEMENT AND PAYMENT FOR DEBENTURES

     Settlement for the debentures will be made by the underwriters in immediately available funds. All cash payments of principal and interest will be made by us in immediately available funds.

     The debentures will trade in DTC's same-day funds settlement system until maturity or until such debentures are issued in definitive form, and secondary market trading activity in such debentures will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in such debentures.

GOVERNING LAW

     The Indenture and the debentures will be governed by, and construed in accordance with, the laws of the State of New York.

THE TRUSTEE

     The Bank of New York, as trustee under the Indenture, has been appointed by us as paying agent, conversion agent, bid solicitation agent, registrar and custodian with regard to the debentures. The trustee or its affiliates may from time to time in the future provide banking and other services to us in exchange for a fee.

CALCULATIONS IN RESPECT OF DEBENTURES

     We or our agents will be responsible for making all calculations called for under the debentures. These calculations include, but are not limited to, determination of the market prices of the debentures and of our common stock and amounts of interest and contingent payments, if any, on the debentures. We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of debentures. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a summary of the material U.S. federal income tax consequences of owning the debentures that are being offered pursuant to this prospectus supplement based on the opinion of Shearman & Sterling, special tax counsel to Quest Diagnostics. This summary applies to you only if you acquire your debenture in this offering at the initial issue price, and you hold your debenture as a capital asset for U.S. federal income tax purposes. This summary does not apply to you if you are a member of a class of holders subject to special rules, such as:

     - a dealer in securities or currencies,

     - a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

     - a bank or other financial institution,

     - an insurance company,

     - a tax-exempt organization,

     - a partnership or other pass-through entity,

     - a person that owns debentures that are a hedge or that are hedged against interest rate risks,

     - a person that owns debentures as part of a straddle or conversion transaction for U.S. federal income tax purposes, or

     - a U.S. Holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

     This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed Treasury regulations, published rulings of the Internal Revenue Service ("IRS") and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis, and to differing interpretations.

     No statutory, administrative or judicial authority directly addresses the treatment of the debentures or instruments similar to the debentures for U.S. federal income tax purposes. No rulings have been sought or are expected to be sought from the IRS with respect to any of the U.S. federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. As a result, no assurance can be given that the IRS will agree with the U.S. federal income tax characterization of the debentures and the U.S. federal income tax consequences of the ownership of the debentures described below.

     We urge prospective investors in the debentures to consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the debentures and the common stock in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in U.S. federal income or other tax laws.

CLASSIFICATION OF THE DEBENTURES

     Pursuant to the terms of the indenture, we and each holder of a debenture agree, for U.S. federal income tax purposes, to treat the debentures as indebtedness that is subject to the regulations governing contingent payment debt instruments, and the remainder of this discussion assumes that the debentures will be so treated. However, because the tax characterization of the debentures is uncertain, no assurance can be given that the IRS will not assert that the debentures should be treated in a different manner. Such an alternative characterization could affect the amount, timing and character of income, gain or loss in respect of an investment in the debentures.

UNITED STATES HOLDERS

     This section applies to U.S. Holders. You are a U.S. Holder if you are a beneficial owner of a debenture and you are:

     - an individual who is a citizen or resident of the U.S.,

     - a corporation organized under the laws of the U.S. or any political subdivision thereof,

     - an estate whose income is subject to U.S. federal income tax regardless of its source, or

     - a trust if a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

     A beneficial owner of a debenture that is a non-U.S. Holder (as defined in "-- Non-U.S. Holders" below) should see "-- Non-U.S. Holders" below.

 PAYMENTS MADE WITH RESPECT TO THE DEBENTURES

     Under the rules governing contingent payment debt obligations, you will be required to accrue interest income on the debentures, in the amounts described below, regardless of whether you use the cash or accrual method of tax accounting. Accordingly, you generally will be required to include interest in taxable income in excess of the amount of non-contingent cash interest that will be payable.

     You must accrue an amount of ordinary interest income, as original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of a debenture that equals:

     - the product of (i) the adjusted issue price (as defined below) of the debenture as of the beginning of the accrual period; and (ii) the comparable yield to maturity (as defined below) of the debenture, adjusted for the length of the accrual period;

     - divided by the number of days in the accrual period; and

     - multiplied by the number of days during the accrual period that you held the debenture.

     The issue price of a debenture is the first price at which a substantial amount of the debentures is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a debenture is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amounts of any payments that were scheduled to have been made in accordance with our schedule of projected payments, described below (whether or not such payments were actually made in the scheduled amounts).

     The term "comparable yield" means the annual yield that we would pay, as of the initial issue date, on a fixed rate nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the debentures (including the amount of discount, if any). We intend to take the position that the comparable yield for the debentures is 7.00%, compounded semiannually. However, the comparable yield may not be less than the "applicable federal rate" determined by the Secretary of the Treasury. The applicable federal rate for November 2001 is 4.09% for mid-term instruments and 5.24% for long-term instruments, compounded semiannually.

     We are required to provide to you, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments on the debentures. This projected payment schedule must produce the comparable yield. The projected payment schedule includes payments of non-contingent cash interest, estimates for payments of contingent interest and an estimate for a payment at maturity taking into account the conversion feature. The projected payment schedule will be available from Quest Diagnostics by submitting a written request for such information to: Quest Diagnostics, One Malcolm Avenue, Teterboro, New Jersey 07608, Attention: Investor Relations.

     For U.S. federal income tax purposes, you must use the comparable yield and projected payment schedule in determining your interest accruals, and the adjustments thereto described below, in respect of the debentures, unless you timely disclose and justify the use of other estimates to the IRS. If you determine your own comparable yield or projected payment schedule, you must also establish that our comparable yield or projected payment schedule is unreasonable. You should consult your own tax advisor if you intend to use a comparable yield or projected payment schedule different from our comparable yield or projected payment schedule.

     THE COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE ARE NOT DETERMINED FOR ANY PURPOSE OTHER THAN FOR THE DETERMINATION OF YOUR INTEREST

     ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE DEBENTURES FOR U.S. FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE TO HOLDERS OF THE DEBENTURES.

 ADJUSTMENTS TO INTEREST ACCRUALS ON THE DEBENTURES

     If you receive actual payments with respect to a debenture in a taxable year that in the aggregate exceed the total amount of the projected payments for that taxable year, you would incur a "net positive adjustment" equal to the amount of such excess. You would treat the "net positive adjustment" as additional interest income for the taxable year. For this purpose, the payments in a taxable year include the fair market value of property (including our common stock) received with respect to a debenture in that year.

     If you receive actual payments with respect to a debenture in a taxable year that in the aggregate were less than the amount of the projected payments for that taxable year, you would incur a "net negative adjustment" equal to the amount of such deficit. This adjustment will (a) reduce your interest income on the debentures for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of your interest income on the debenture during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments.

 SALE, EXCHANGE, CONVERSION OR REDEMPTION OF THE DEBENTURES

     Generally, the sale, exchange or conversion of a debenture, or the redemption of a debenture for cash, will result in taxable gain or loss to you. As described above, our calculation of the comparable yield and the projected payment schedule for the debentures includes the receipt of stock upon conversion as a contingent payment with respect to the debentures. Accordingly, we intend to treat the receipt of our common stock by you upon the conversion of a debenture, or upon the redemption of a debenture where we elect to pay in common stock, as a contingent payment. Under this treatment, a conversion or redemption will also result in taxable gain or loss to you. The amount of gain or loss on a taxable sale, exchange, conversion or redemption will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by you, including the fair market value of any common stock received, and (b) your adjusted tax basis in the debenture. Your adjusted tax basis in a debenture generally will be equal to your original purchase price for the debenture, increased by any interest income previously accrued by you (determined without regard to any adjustments to interest accruals described above), and decreased by the amount of any projected payments previously scheduled to be made on the debenture to you (without regard to the actual amount paid). Gain recognized upon a sale, exchange, conversion or redemption of a debenture will generally be treated a ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if the debenture is held for more than one year). The deductibility of net capital losses by individuals and corporations is subject to limitations.

     Your tax basis in our common stock received upon a conversion of a debenture or upon your exercise of a put right that we elect to pay in common stock will equal the then current fair market value of such common stock. Your holding period for the common stock received may commence on the day immediately following the date of conversion or repurchase of a debenture. However, the matter is not entirely certain and you may be entitled to include your holding period for the debenture as part of your holding period for the common stock received upon conversion or repurchase with respect to some or all of the shares. You should consult your own tax advisor regarding the proper application of the holding period rules to your situation.

 CONSTRUCTIVE DIVIDENDS

     If at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for U.S. federal income tax purposes and, in accordance with the anti-dilution provisions of the debentures, the conversion rate of the debentures is increased, such increase may be deemed to be the payment of a taxable dividend to you.

     For example, an increase in the conversion rate in the event of distribution of our evidence of indebtedness or our assets or an increase in the event of an extraordinary cash dividend will generally result in deemed dividend treatment to you, but generally an increase in the event of stock dividends or the distribution of rights to subscribe for common stock will not be so treated.

NON-U.S. HOLDERS

     This section describes the U.S. federal income tax consequences of the ownership of debentures by a non-U.S. Holder. You are a non-U.S. Holder if you are the beneficial owner of a debenture and are, for U.S. federal income tax purposes:

     - a nonresident alien individual,

     - a foreign corporation, or

     - an estate or trust that, in either case, is not subject to U.S. federal income tax on a net income basis on income or gain from a debenture.

     If you are a U.S. Holder, this section does not apply to you.

 PAYMENTS MADE WITH RESPECT TO THE DEBENTURES

     Under U.S. federal income tax law, and subject to the discussions of backup withholding below, if you are a non-U.S. Holder:

     - If an amount of contingent interest is "determined by reference" to any dividend paid by us, payment of such an amount will be subject to U.S. federal withholding tax at a rate of 30%, subject to reduction by an applicable treaty or upon the receipt of a Form W-8ECI from you claiming that the payments are effectively connected with the conduct of a U.S. trade or business. However, it is unclear whether a payment of contingent interest would be subject to this rule in a situation where we have not paid a dividend, and the amount of contingent interest per debenture actually equals 0.25% of the average market price of the debenture for the measurement period. Absent further guidance from the IRS, the relevant withholding agent may take the view that even in this situation, the payment would be subject to withholding tax. A non-U.S. Holder that receives a payment of contingent interest should consult its own tax advisor regarding the application of the U.S. withholding tax rules to such a payment, including the availability of a refund for amounts withheld (if any) or a portion thereof.

     - All other payments on the debentures made to a non-U.S. Holder, including a payment in our actively traded common stock upon conversion of the debentures, and any gain realized on a sale or exchange of a debenture (other than gain attributable to accrued contingent interest payments), will not be subject to U.S. federal income or withholding tax, provided that:

          1. you do not actually or constructively own 10% or more of the total combined voting power of all classes of or stock entitled to vote,

          2. you are not a controlled foreign corporation that is related to us through stock ownership, and

          3. we or another U.S. payor does not have actual knowledge or reason to know that you are a U.S. person and:

             (a) you have furnished to us or another U.S. payor an IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person,

             (b) the U.S. payor has received a withholding certificate (furnished on an appropriate IRS Form W-8IMY or an acceptable substitute form) from a person claiming to be:

                 (i) a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the IRS to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

                 (ii) a qualified intermediary (generally a non-U.S. financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS), or

                (iii) a U.S. branch of a non-U.S. bank or of a non-U.S. insurance company,

           and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-U.S. person in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the IRS), or

             (c) the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business,

                 (i) certifying to the U.S. payor under penalties of perjury that an IRS Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

                (ii) to which is attached a copy of the IRS Form W-8BEN or acceptable substitute form.

     - If interest paid to you is "effectively connected" with your conduct of a trade or business within the U.S. (and, if required by an applicable tax treaty, the interest is attributable to a permanent establishment that you maintain in the U.S.) we and other payors generally are not required to deduct U.S. federal withholding tax from the interest, provided that you have furnished to us or another payor a valid IRS Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

          1.  you are a non-U.S. person, and

          2. the interest is effectively connected with your conduct of a trade or business within the U.S. and is includible in your gross income.

          "Effectively connected" interest and gains will be taxed at rates applicable to U.S. citizens, resident aliens and domestic corporations. In addition, a non-U.S. Holder that is a corporation may be subject to a branch profits tax equal to 30% (or a lower applicable tax treaty rate) of its effectively connected earnings and profits, subject to certain adjustments.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  U.S. Holders

     In general, if you are a noncorporate U.S. Holder, we and other payors are required to report to the IRS all payments of principal and interest on and any constructive distribution with respect to your debenture, including amounts accruing under the rules for contingent payment debt instruments. In addition, we and other payors are required to report to the IRS any payment of proceeds of the sale of your debentures before maturity within the U.S. Additionally, backup withholding will apply to any payments, if you fail to provide an accurate taxpayer identification number, or you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

     You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your U.S. federal income tax liability by filing a refund claim with the IRS.

  Non-U.S. Holders

     In general, payments of principal and interest made by us and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under "Non-U.S. Holders -- Payments Made With Respect to the Debentures" are satisfied or you otherwise establish an exemption.

     In general, payment of the proceeds from the sale of debentures effected at a U.S. office of a broker is subject to both U.S. backup withholding and information reporting. If, however, you are a non-U.S. Holder, you will not be subject to backup withholding and information reporting on such a sale provided that:

     - the broker does not have actual knowledge or reason to know that you are a U.S. person and you have furnished to the broker:

             1. an appropriate IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person, or

             2. other documentation upon which it may rely to treat the payment as made to a non-U.S. person in accordance with U.S. Treasury regulations, or

     - you otherwise establish an exemption.

     If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-U.S. person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made outside the U.S. to an offshore account maintained by you unless the payor has actual knowledge that you are a U.S. person. We and other payors are required to report payments of interest and constructive distributions on your debentures on IRS Form 1042-S even if the payments are not otherwise subject to information reporting requirements.

     In general, payment of the proceeds from the sale of debentures effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

     - the proceeds are transferred to an account maintained by you in the U.S.,

     - the payment of proceeds or the confirmation of the sale is mailed to you at a U.S. address, or

     - the sale has some other specified connection with the U.S. as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above (relating to a sale of debentures or common stock effected at a U.S. office of a broker) are met or you otherwise establish an exemption.

     In addition, payment of the proceeds from the sale of debentures effected at a foreign office of a broker will be subject to information reporting if the sale is effected at a foreign office of a broker that is:

     - a U.S. person,

     - a controlled foreign corporation for U.S. federal income tax purposes,

     - a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or

     - a foreign partnership, if at any time during its tax year:

             1. one or more of its partners are "U.S. persons", as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

             2. such foreign partnership is engaged in the conduct of a U.S. trade or business, unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above (relating to a sale of debentures effected at a U.S. office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

                                  UNDERWRITING

     We intend to offer the debentures through the underwriters. Banc of America Securities LLC, First Union Securities, Inc. and Credit Lyonnais Securities
(USA) Inc. are acting as underwriters. Subject to the terms and conditions contained in an underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the principal amount of the debentures listed opposite their names below.

                                                                  PRINCIPAL AMOUNT OF
                                                              1.75% CONTINGENT CONVERTIBLE
UNDERWRITER                                                       DEBENTURES DUE 2021
-----------                                                   ----------------------------
Banc of America Securities LLC..............................          $198,000,000
First Union Securities, Inc.................................          $ 18,000,000
Credit Lyonnais Securities (USA) Inc........................          $  9,000,000
                                                                      ------------
          Total.............................................          $225,000,000
                                                                      ============

     The underwriters have agreed to purchase all of the debentures sold pursuant to the underwriting agreement if any of these debentures are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriter may be increased or the underwriting agreement may be terminated.

     We have granted to the underwriters an option exercisable within 30 days of the date of this prospectus supplement to purchase up to an additional $25,000,000 principal amount of the debentures.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

     The underwriters are offering the debentures, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the debentures, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

     We have agreed, except as contemplated by this offering and subject to certain exceptions, not to offer, pledge, sell, contract to sell or otherwise dispose of any shares of our common stock or any debt securities or any securities convertible into or exchangeable for, our common stock or any of our debt securities or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the debentures, the common stock or any such substantially similar securities, for a period of 60 days from the date of this prospectus supplement without the prior written consent of the underwriters. The foregoing restriction on sales does not apply to our ability to file a registration statement, to sell debentures to the underwriters pursuant to the underwriting agreement or to issue shares of our common stock upon conversion of the debentures as well as our ability to issue securities pursuant to employment or strategic arrangements or stock option and employee benefit plans or to issue securities in acquisitions in an amount not greater than 2% of the total outstanding common stock on a fully diluted basis. Certain of our executive officers and directors have agreed pursuant to lock-up agreements that, without the prior written consent of the underwriters, they will not, except in certain limited circumstances, directly or indirectly, offer, pledge, sell, contract to sell or otherwise dispose of any shares of our common stock or any securities convertible into or exchangeable for, our common stock or enter into any swap or other arrangement that transfers to another, in whole or in part, the economic consequences of ownership of the common stock or any securities convertible into or exchangeable for our common stock, for a period of 60 days from the date of this prospectus supplement, except that they may offer, pledge, sell, and dispose up to 5% of the aggregate number of shares of common stock held directly or indirectly by them.

COMMISSIONS AND DISCOUNTS

     The underwriters have advised us that they propose initially to offer the 1.75% contingent convertible debentures due 2021 to the public at the public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of 0.6% of the principal amount of the debentures. The underwriters may allow, and the dealers may reallow, a discount not in excess of 0.4% of the principal amount of the debentures to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The expenses of the offering, not including the underwriting discount, are estimated to be approximately $1 million and are payable by us.

NEW ISSUE OF DEBENTURES

     The debentures are a new issue of securities with no established trading market. We do not intend to apply for listing of the debentures on any national securities exchange or for quotation of the debentures on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the debentures after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the debentures or that an active public market for the debentures will develop. If an active public trading market for the debentures does not develop, the market price and liquidity of the debentures may be adversely affected.

NASD REGULATION

     Because more than ten percent of the net proceeds of the offering may be paid to members or affiliates of members of the National Association of Securities Dealers, Inc. participating in the offering, the offering will be conducted in accordance with NASD Conduct Rule 2710(c)(8). See "-- Other Relationships" below.

PRICE STABILIZATION AND SHORT POSITIONS

     In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the debentures. Such transactions consist of bids or purchases to peg, fix or maintain the price of the debentures. If the underwriters create a short position in the debentures in connection with the offering, i.e., if they sell more debentures than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing debentures in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the debentures. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

OTHER RELATIONSHIPS

     Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. The underwriters have received customary fees and commissions for these transactions.

     First Union Securities, Inc., one of the underwriters, is an indirect, wholly owned subsidiary of Wachovia Corporation. Wachovia Corporation conducts its investment banking, institutional, and capital markets businesses through its various bank, broker-dealer and nonbank subsidiaries (including First Union Securities, Inc.) under the trade name of Wachovia Securities. Any references to Wachovia Securities in this prospectus supplement, however, do not include Wachovia Securities, Inc., member NASD/SIPC and a separate broker-dealer subsidiary of Wachovia Corporation and an affiliate of First Union Securities, Inc., which may or may not be participating as a selling dealer in the distribution of the securities offered by this prospectus supplement.

     Affiliates of Banc of America Securities LLC are lenders under our senior unsecured credit facility. Affiliates of First Union Securities, Inc. and Credit Lyonnais Securities (USA) Inc. are lenders under our receivables credit facility all or substantially all of which will be repaid from the proceeds of this offering.

                                 LEGAL MATTERS

     Certain legal matters in connection with the debentures offered hereby will be passed upon for Quest Diagnostics by Leo C. Farrenkopf, Jr., Vice President, Secretary and Deputy General Counsel of Quest Diagnostics, and by Shearman & Sterling, New York, New York. Certain legal matters in connection with the debentures offered hereby will be passed upon for the underwriters by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at its public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, 233 Broadway, New York, New York 10279 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public on the Internet, through a database maintained by the SEC at http://www.sec.gov. In addition, you can inspect and copy our reports, proxy statements and other information at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     We filed a registration statement on Form S-3 to register with the SEC the securities described in this prospectus supplement. This prospectus supplement is part of that registration statement. As permitted by SEC rules, this prospectus supplement does not contain all the information contained in the registration statement or the exhibits to the registration statement. You may refer to the registration statement and accompanying exhibits for more information about us and our securities.

     The SEC allows us to incorporate by reference into this document the information we filed with it. This means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is part of this document, unless and until that information is updated and superseded by the information contained in this document or any information incorporated later.

     We incorporate by reference the documents listed below:

          1. Our current reports on Form 8-K, filed on October 31, 2000, June 1, 2001 and July 3, 2001;

          2. Our annual report on Form 10-K for the fiscal year ended December 31, 2000;

          3. Our quarterly reports on Form l0-Q for the fiscal quarters ended March 31, 2001, June 30, 2001 and September 30, 2001; and

          4. The section entitled "Executive Compensation" in our proxy statement filed on April 12, 2001.

     You may request a copy of these filings, at no cost, by writing or telephoning our Investor Relations department at the following address:

            Quest Diagnostics Incorporated
            One Malcolm Avenue
            Teterboro, New Jersey 07608
            Attention: Investor Relations (201) 393-5000

     We also incorporate by reference all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of the effectiveness of such registration statement and prior to the termination of the offering made hereby.

PROSPECTUS

                         QUEST DIAGNOSTICS INCORPORATED

                                DEBT SECURITIES
                         GUARANTEES OF DEBT SECURITIES

                                PREFERRED STOCK
                                  COMMON STOCK

                            [QUEST DIAGNOSTICS LOGO]

     We may offer and sell, from time to time, in one or more offerings, up to $650,000,000 of any combination of the debt and equity securities we describe in this prospectus. If we decide to offer and sell our common stock, SmithKline Beecham plc may also use this prospectus to offer and sell up to 3 million shares of our common stock owned by it. We will not receive any proceeds from the sale of our common stock by SmithKline Beecham plc.

     Our debt securities may be fully and unconditionally guaranteed on an unsecured basis by our subsidiaries as described in "Description of Senior Debt Securities" and "Description of Subordinated Debt Securities."

     We will provide the specific terms of these securities in supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. WE URGE YOU TO READ CAREFULLY THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT, WHICH WILL DESCRIBE THE SPECIFIC TERMS OF THE SECURITIES OFFERED, BEFORE YOU MAKE YOUR INVESTMENT DECISION.

     Our common stock trades on the New York Stock Exchange under the symbol "DGX."

     INVESTING IN OUR COMMON STOCK, PREFERRED STOCK OR DEBT SECURITIES INVOLVES RISKS, SEE "RISK FACTORS" BEGINNING ON PAGE 1.

                             ---------------------

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                             ---------------------

                  The date of this prospectus is July 9, 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About This Prospectus.......................................    ii
Quest Diagnostics Incorporated..............................    ii
Risk Factors................................................     1
Ratio of Earnings to Fixed Charges and Earnings to Combined
  Fixed Charges and Preferred Stock Dividends...............     9
Use of Proceeds.............................................     9
Where You Can Find More Information.........................    10
Cautionary Statement for Purposes of the "Safe Harbor"
  Provisions of the Private Securities Litigation Reform Act
  of 1995...................................................    12
Securities We May Issue.....................................    15
Description of Senior Debt Securities.......................    19
Description of Subordinated Debt Securities.................    37
Description of the Preferred Stock and the Depositary Shares
  Representing Fractional Shares of Preferred Stock.........    50
Description of Common Stock.................................    55
Selling Stockholder.........................................    57
Plan of Distribution........................................    57
Validity of the Securities..................................    58
Experts.....................................................    59

                             ---------------------

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") using the SEC's shelf registration rules. Under the shelf registration rules, using this prospectus, together with a prospectus supplement, we may sell from time to time, in one or more offerings, up to $650,000,000 of any of the securities described in this prospectus. SmithKline Beecham may use this prospectus to offer and sell our common stock that it owns as described in "Selling Stockholder" only as part of an underwritten public offering. In December 2000, Glaxo Wellcome and SmithKline Beecham merged to form GlaxoSmithKline plc.

     In this prospectus we use the terms "Quest Diagnostics," "we," "us," and "our" to refer to Quest Diagnostics Incorporated, a Delaware corporation.

     This prospectus provides you with a general description of the securities we may sell and the common stock that SmithKline Beecham may sell. Each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and the additional information described below under "Where You Can Find More Information."

                         QUEST DIAGNOSTICS INCORPORATED

     We are the nation's leading provider of diagnostic testing and related services for the healthcare industry. We offer a broad range of clinical laboratory testing services used by physicians in the detection, diagnosis, evaluation, monitoring and treatment of diseases and other medical conditions. We have a more extensive national network of laboratories and patient service centers than our competitors and revenues nearly double those of our nearest competitor. We have the leading market share in clinical laboratory testing and esoteric testing, including molecular diagnostics, as well as non-hospital based anatomic pathology services and testing for drugs of abuse.

     We currently process over 100 million requisitions each year. Each requisition form accompanies a patient specimen, indicating the tests to be performed and the party to be billed for the tests. Our customers include physicians, hospitals, managed care organizations, employers, governmental institutions and other independent clinical laboratories.

     As of June 20, 2001, we have a network of principal laboratories located in approximately 30 major metropolitan areas throughout the United States, several joint venture laboratories, approximately 150 smaller "rapid response" laboratories and approximately 1,300 patient service centers. We also operate a leading esoteric testing laboratory and development facility known as Nichols Institute located in San Juan Capistrano, California as well as laboratory facilities in Mexico City, Mexico and near London, England.

     In addition to our laboratory testing business, our clinical trials business is one of the leading providers of testing to support clinical trials of new pharmaceuticals worldwide. We also collect and analyze laboratory, pharmaceutical and other data through our Quest Informatics division in order to help pharmaceutical companies with their marketing and disease management efforts, as well as to help healthcare customers better manage the health of their patients.

     Our company is a Delaware corporation. Our principal executive offices are located at One Malcolm Avenue, Teterboro, New Jersey 07608, and our telephone number is (201) 393-5000.

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                                  RISK FACTORS

     You should carefully consider the risks described below before making a decision to invest in our securities. Some of the following factors relate principally to our business and the industry in which we operate. Other factors relate principally to your investment in our securities. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business and operations.

     If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, you could lose all or part of your investment.

INTEGRATING OUR BUSINESS OPERATIONS WITH THOSE BUSINESSES THAT WE HAVE ACQUIRED OR MAY ACQUIRE IN THE FUTURE MAY BE DIFFICULT AND MAY HAVE A MATERIAL ADVERSE IMPACT ON OUR BUSINESS.

     We are in the process of integrating into our company the operations of SmithKline Beecham Clinical Laboratories, Inc., or SBCL, which we acquired in August 1999. While we have substantially completed the transition of our business affected by this integration, including consolidation of redundant facilities and infrastructure and administrative and other duplicative functions, certain other activities, such as standardization of information systems, will continue beyond 2001. Given the large size of SBCL's operations and the complexity of the clinical laboratory testing business, we expect that it will take as long as three years from the date of this prospectus before we fully complete the process. In addition, in February 2001 we acquired the assets of Clinical Laboratories of Colorado. We may also acquire additional clinical laboratories in the future as part of our growth strategy. Each of these acquisitions involves the integration of separate companies that have previously operated independently and have different corporate cultures. The process of combining such companies may be disruptive to their businesses and may cause an interruption of, or a loss of momentum in, such businesses as a result of the following difficulties, among others:

     - loss of key customers or employees;

     - inconsistencies in standards, controls, procedures and policies among the companies being combined make it more difficult to implement and harmonize company-wide financial, accounting, billing, information and other systems;

     - failure to maintain the quality of services that such companies have historically provided;

     - coordination of geographically diverse organizations; and

     - diversion of management's attention from the day-to-day business of our company as a result of the need to deal with the above disruptions and difficulties and the added costs of dealing with such disruptions.

In particular, since most of our clinical laboratory testing is performed under arrangements that are terminable at will or on short notice, any such interruption of or deterioration in our services may result in a customer's decision to stop using us for clinical laboratory testing.

OUR ACQUISITIONS MAY NOT PRODUCE THE ANTICIPATED BENEFITS.

     Even if we are able to successfully integrate the operations of SBCL into our company, or the operations of other companies or businesses we may acquire in the future, we may not be able to realize the benefits that we expect to result from such integrations, either in monetary terms or a timely manner. We continue to expect that the SBCL integration will result in approximately $150 million of annual synergies to be achieved by the end of 2002. During 2000, we estimate that we realized approximately $50 million of these synergies, and at the end of 2000 we had achieved an annual rate of synergies approaching $100 million. We expect that during 2001 we will realize additional synergies driven by cost reductions, and we anticipate that by the end of 2001 we will achieve an annual rate of synergies of $100 million to $120 million. During the first quarter of 2001, we estimate that we realized approximately $25 million of these synergies, and at the end of the first quarter of 2001 we had achieved an annual rate of synergies of approximately $100 million. However, we
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

may not continue to realize these synergies or we may not realize any of the additional anticipated benefits, either at all or in a timely manner.

FAILURE TO TIMELY OR ACCURATELY BILL FOR OUR SERVICES COULD HAVE A MATERIAL ADVERSE IMPACT ON OUR NET REVENUES AND BAD DEBT EXPENSE.

     Billing for laboratory services is extremely complicated. Laboratories must bill various payers, such as patients, insurance companies, Medicare, Medicaid, physicians and employer groups, all of which have different billing requirements. In addition, auditing for compliance with applicable laws and regulations as well as internal compliance policies and procedures adds further complexity to the billing process. Among many other factors complicating billing are:

     - pricing differences between our fee schedules and the reimbursement rates of the payers;

     - disputes with payers as to which party is responsible for payment; and

     - disparity in coverage among various carriers.

     We believe that most of our bad debt expense, which was 7% of our net revenues in 2000, is the result of several non-credit-related issues, primarily missing or incorrect billing information on requisitions received from healthcare providers. In general, we perform the requested tests and report test results regardless of whether the billing information is incorrect or missing. We subsequently attempt to contact the provider to obtain any missing information or rectify incorrect billing information. Missing or incorrect information on requisitions adds complexity to and slows the billing process, creates backlogs of unbilled requisitions, and generally increases the aging of accounts receivable. When all issues relating to the missing or incorrect information are not resolved in a timely manner, the related receivables are written off to the allowance for doubtful accounts.

FAILURE IN OUR INFORMATION TECHNOLOGY SYSTEMS, INCLUDING FAILURES RESULTING FROM OUR SYSTEMS CONVERSIONS, COULD SIGNIFICANTLY INCREASE TURN-AROUND TIME AND OTHERWISE DISRUPT OUR OPERATIONS, WHICH COULD REDUCE OUR CUSTOMER BASE AND RESULT IN LOST NET REVENUES.

     Our success depends, in part, on the continued and uninterrupted performance of our information technology, or IT, systems. Our computer systems are vulnerable to damage from a variety of sources, including telecommunications failures, malicious human acts and natural disasters. Moreover, despite network security measures, some of our servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems. Despite the precautions we have taken, unanticipated problems affecting our systems could cause failures in our IT systems. Sustained or repeated system failures that interrupt our ability to process test orders, deliver test results or perform tests in a timely manner would adversely affect our reputation and result in a loss of customers and net revenues.

     In addition, we are in the process of standardizing our systems as a result of the SBCL acquisition, which process is difficult and will take several years to complete. SBCL had standardized billing and laboratory information systems throughout its laboratory network that are different from our existing systems. We plan to begin to develop and implement a new laboratory information system and a new billing system that combine the functionality of the existing systems of Quest Diagnostics and SBCL. We expect that the development and implementation of the enhanced systems will take several years. During systems conversions of this type, workflow may be temporarily interrupted, which may cause backlogs. In addition, the implementation process, including the transfer of databases and master files to new data centers, presents significant conversion risks which could cause failures in our IT systems and disrupt our operations.

THE DEVELOPMENT OF NEW, MORE COST-EFFECTIVE TESTS THAT CAN BE PERFORMED BY PHYSICIANS IN THEIR OFFICES OR BY PATIENTS COULD NEGATIVELY IMPACT OUR TESTING VOLUME AND NET REVENUES.

     The diagnostics testing industry is faced with changing technology and new product introductions. Advances in technology may lead to the development of more cost-effective tests that can be performed outside of an independent clinical laboratory such as (1) point-of-care tests that can be performed by physicians in their offices and (2) home testing that can be performed by patients. Development of such technology and its use by our customers would reduce the demand for our laboratory testing services and negatively impact our revenues. Currently, most clinical laboratory testing is categorized as "high" or "moderate" complexity, and thereby subject to extensive and costly regulation, under the Clinical Laboratory Improvement Amendments of 1988, or CLIA. The cost of compliance with CLIA makes it not cost effective for most physicians to operate clinical laboratories in their offices; other laws limit the ability of physicians to have ownership in a laboratory and refer tests to such laboratory. However, manufacturers of laboratory equipment and test kits could seek to increase their sales by marketing point of care laboratory equipment to physicians and by selling test kits approved for home use to both physicians and patients. Over-the-counter diagnostics tests are automatically deemed to be "waived" tests under CLIA, which may then be performed in physician office laboratories as well as by patients in their homes with minimal regulatory oversight. The Food and Drug Administration, or FDA, has regulatory responsibility over instruments, test kits, reagents and other devices used by clinical laboratories and recently has taken responsibility from Center for Disease Control, or CDC, for test classification. Increased approval of home test kits could lead to increased testing by physicians in their offices, which could affect our market for laboratory testing services and negatively impact our revenues.

EFFORTS BY THIRD PARTY PAYERS, INCLUDING THE GOVERNMENT, TO REDUCE UTILIZATION AND PRICING COULD HAVE A MATERIAL ADVERSE IMPACT ON OUR NET REVENUES AND PROFITABILITY.

     Government payers, such as Medicare and Medicaid, as well as private payers, including managed care organizations, have taken steps and may continue to take steps to control the cost, utilization and delivery of healthcare services, including clinical laboratory services. Primarily as a result of recent reimbursement rate reductions and utilization controls implemented by government regulations, the percentage of our aggregate net revenues derived from Medicare programs declined from 20% in 1995 to 13% in 2000. For a more detailed description of the developments in government regulations, we urge investors to read carefully our most recent annual report on Form 10-K incorporated by reference into this prospectus.

     In addition to changes in government reimbursement programs, private payers, including managed care organizations, are demanding discounted fee structures or the assumption by clinical laboratory service providers of all or a portion of the financial risk through capitated payment contracts. Under capitated payment contracts, clinical laboratories receive a fixed monthly fee per individual enrolled with the managed care organization for all laboratory tests performed during the month. In particular, managed care organizations, which have significant bargaining power, frequently negotiate for capitated payment contracts. In 2000, we derived approximately 9% of our revenues from capitated payment contracts with managed care organizations. As the number of patients covered by managed care organizations increased during the 1990s, more patients were covered under capitated payment contracts, which resulted in reduced opportunities for higher priced fee-for-service business and adversely affected our profit margin.

     We expect efforts to impose reduced reimbursements and more stringent cost controls by government and other payers to continue. If we cannot offset additional reductions in the payments we receive for our services by reducing costs, increasing test volume and/or introducing new procedures, it could have a material adverse impact on our net revenues and profitability.

FAILURE TO PROVIDE A HIGHER QUALITY OF SERVICE THAN THAT OF OUR COMPETITORS COULD HAVE A MATERIAL ADVERSE IMPACT ON OUR NET REVENUES.

     While there has been significant consolidation in the clinical laboratory testing business in recent years; it remains a fragmented and highly competitive industry. We compete with three types of laboratory providers: hospital-affiliated laboratories, other independent clinical laboratories and physician-office laboratories. Most physicians have admitting privileges or other relationships with hospitals as part of their medical practice. Almost all hospitals maintain an on-site laboratory to perform routine clinical testing on their inpatients and outpatients. Many hospitals leverage their relationships with community physicians and encourage the physicians to send their outreach (non-hospital patients) testing to the hospital's laboratory. In addition, hospitals that own physician practices generally require the physicians to refer tests to the hospital's affiliated laboratories. As a result of this affiliation between hospitals and community physicians, we compete against hospital-affiliated laboratories primarily based on quality of service. Our failure to provide service superior to hospital-affiliated laboratories and other laboratories could have a material adverse impact on our net revenues.

IF WE FAIL TO COMPLY WITH EXTENSIVE LAWS AND REGULATIONS, WE COULD SUFFER PENALTIES OR BE REQUIRED TO MAKE SIGNIFICANT CHANGES TO OUR OPERATIONS.

     We are subject to extensive and frequently changing federal, state and local laws and regulations. We believe that, based on our experience with government settlements and public announcements by various government officials, the federal government continues to strengthen its position on healthcare fraud. In addition, legislative provisions relating to healthcare fraud and abuse give federal enforcement personnel substantially increased funding, powers and remedies to pursue suspected fraud and abuse. While we believe that we are in material compliance with all applicable laws, many of the regulations applicable to us, including those relating to billing and reimbursement of tests and those relating to relationships with physicians and hospitals, are vague or indefinite and have not been interpreted by the courts. They may be interpreted or applied by a prosecutorial, regulatory or judicial authority in a manner that could require us to make changes in our operations, including our billing practices. If we fail to comply with applicable laws and regulations, we could suffer civil and criminal penalties, including the loss of licenses or our ability to participate in Medicare, Medicaid and other federal and state healthcare programs.

     During the mid-1990s, Quest Diagnostics and SBCL settled government claims that primarily involved industry-wide billing and marketing practices that both companies believed to be lawful. The aggregate amount of the settlements for these claims exceeded $500 million. The federal or state governments may bring additional claims based on new theories as to our practices that we believe to be in compliance with law. The federal government has substantial leverage in negotiating settlements since the amount of potential fines far exceeds the rates at which we are reimbursed and the government has the remedy of excluding a non-compliant provider from participation in the Medicare program, which represented approximately 13% of our consolidated net revenues during 2000.

     There remain pending against Quest Diagnostics and SBCL private claims arising out of the settlement of the government claims, including several class actions brought against SBCL. We believe that our reserves with respect to such claims are adequate. However, we understand that there may be pending qui tam, or "whistle blower," claims brought by former employees or others as to which we have not been provided with a copy of the complaint and accordingly cannot determine the extent of any potential liability. Liabilities with respect to the claims that we know are pending against SBCL are generally covered by an indemnification from SmithKline Beecham a subsidiary of GlaxoSmithKline. The indemnities we obtained from SmithKline Beecham in connection with liabilities from government investigations do not cover governmental claims that arise after the closing date of the SBCL acquisition, private claims unrelated to the governmental claims or investigations subject to SBCL indemnification, and any consequential or incidental damages relating to the billing claims, including losses of revenues and profits as a consequence of exclusion from participation in federal or state health care programs. For additional information, see our most recent annual report on Form 10-K and quarterly reports on Form 10-Q incorporated by reference into this prospectus.

THE FINAL PRIVACY REGULATIONS THAT WILL TAKE EFFECT IN 2003 AND PROPOSED FEDERAL SECURITY REGULATIONS UNDER THE HEALTH INSURANCE PORTABILITY AND ACCOUNTABILITY ACT OF 1996 WILL INCREASE OUR COSTS AND COULD LIMIT OUR ABILITY TO PROVIDE MEDICAL INFORMATION.

     Pursuant to the Health Insurance Portability and Accountability Act of 1996, or HIPAA, on December 28, 2000, the Secretary of the Department of Health and Human Services, or HHS, issued final regulations that established comprehensive federal standards with respect to the use and disclosure of

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

protected health information by health plans, healthcare providers and healthcare data clearinghouses. The regulations establish a complex regulatory framework on a variety of subjects, including:

     - the circumstances under which disclosures and uses of protected health information require a general patient consent, specific authorization by the patient, or no patient consent or authorization;

     - the content of notices of privacy practices for protected health information;

     - patients' rights to access, amend, and receive an accounting of the disclosures and uses of protected health information; and

     - administrative, technical and physical safeguards required of entities that use or receive protected health information.

     The regulations establish a "floor" and do not supersede state laws that are more stringent. Therefore, we are required to comply with both federal privacy standards and varying state privacy laws. In addition, for healthcare data transfers relating to citizens of other countries, we will need to comply with the laws of other countries. The federal privacy regulations became effective in April 2001 for healthcare providers, but healthcare providers have until April 2003 to comply with the regulations. In addition, final standards for electronic transactions were issued in August 2000 and will become effective in October 2002. These regulations provide uniform standards for code sets (codes representing medical procedures and laboratory tests and diagnosis codes which are used, among others, in connection with the identification and billing of medical procedures and laboratory tests), electronic claims, remittance advice, enrollment, eligibility and other electronic transactions. Finally, the proposed security and electronic signature regulations issued by the Secretary of HHS in August 1998 pursuant to HIPAA are expected to be finalized this year. HIPAA provides for significant fines and other penalties for wrongful disclosure of protected health information. Compliance with the HIPAA requirements, when finalized, will require significant capital and personnel resources from all healthcare organizations, including ours. However, we will not be able to estimate the cost of complying with all of these regulations, which we expect to be significant, until after all the regulations are finalized. These regulations, when finalized and effective, could also restrict our ability to use our laboratory database to provide medical information for purposes other than payment, treatment or healthcare operations, except for information that does not identify a patient.

OUR TESTS AND BUSINESS PROCESSES MAY INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, WHICH COULD CAUSE US TO ENGAGE IN COSTLY LITIGATION, PAY SUBSTANTIAL DAMAGES OR PROHIBIT US FROM SELLING OUR TESTS.

     Other companies or individuals, including our competitors, may obtain patents or other property rights that would prevent, limit or interfere with our ability to develop, perform or sell our tests or operate our business. As a result, we may be involved in intellectual property litigation and we may be found to infringe on the proprietary rights of others, which could force us to do one or more of the following:

     - cease developing, performing or selling products or services that incorporate the challenged intellectual property;

     - obtain and pay for licenses from the holder of the infringed intellectual property right;

     - redesign or reengineer our tests;

     - change our business processes; or

     - pay substantial damages, court costs and attorneys' fees, including potentially increased damages for any infringement held to be willful.

     Patents generally are not issued until several years after an application is filed. The possibility that, before a patent is issued to a third party, we may be performing a test or other activity covered by the patent is not a defense to an infringement claim. Thus, tests that we develop could become the subject of infringement claims if a third party obtains a patent covering those tests.

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

     Infringement and other intellectual property claims, whether with or without merit, can be expensive and time-consuming to litigate. In addition, any requirement to reengineer our tests or change our business processes could substantially increase our costs, force us to interrupt product sales or delay new test releases. In the past, we have settled several disputes regarding our alleged infringement of intellectual property of third parties. We are currently involved in settling several additional disputes. We do not believe that resolution of these disputes will have a material adverse effect on our operations or financial condition. However, infringement claims could arise in the future as patents could be issued on tests or processes that we may be performing, particularly in such emerging areas as gene based testing and other specialty testing.

PROFESSIONAL LIABILITY LITIGATION COULD HAVE AN ADVERSE IMPACT ON OUR CLIENT BASE AND REPUTATION.

     As a general matter, providers of clinical laboratory testing services may be subject to lawsuits alleging negligence or other similar legal claims. These suits could involve claims for substantial damages. Any professional liability litigation could also have an adverse impact on our client base and reputation. We maintain liability insurance for professional liability claims, subject to maximum limits and self-insured retention. Our management believes that the levels of coverage are adequate to cover currently estimated exposures.

FEDERAL AND STATE LAWS PERMIT A COURT TO VOID A GUARANTEE ISSUED BY ANY OF OUR SUBSIDIARIES IF THE COURT FINDS THE GUARANTEE TO CONSTITUTE A FRAUDULENT CONVEYANCE.

     Our obligations under our debt securities may be guaranteed by our subsidiaries to the extent described in this prospectus, and as further described in any prospectus supplement. These guarantees are subject to attack under various federal and state fraudulent conveyance laws enacted for the protection of creditors.

     The issuance of a guarantee by any of our subsidiaries will constitute a fraudulent conveyance if:

     - the guarantee was incurred by the subsidiary with the intent to hinder, delay or defraud any present or future creditor; or

     - the subsidiary did not receive fair consideration for issuing the guarantee and such subsidiary (1) was insolvent or rendered insolvent by reason of the issuance of the guarantee, (2) was engaged or about to engage in a business or transaction for which the remaining assets of the subsidiary constituted unreasonably small capital to carry on its business or (3) intended to incur debts beyond its ability to pay such debts as they matured.

     Generally, an entity will be considered insolvent if:

     - the sum of its debts is greater than the fair value of its property;

     - the present fair value of its assets is less than the amount that it will be required to pay on its existing debts as they become due; or

     - it cannot pay its debts as they become due.

     If a court finds a guarantee issued by a subsidiary of ours to constitute a fraudulent conveyance, the court could give a lower priority to, or subordinate, the claims of our debt securities against this subsidiary to the claims of other creditors of this subsidiary. In addition, a court could void all or part of the guarantee. To the extent the guarantee issued by a subsidiary of ours was voided as a fraudulent conveyance, the holders of our debt securities would cease to have any claim against the subsidiary and would be creditors solely of Quest Diagnostics and any other subsidiary guarantor which was not found to have made a fraudulent conveyance. See "Description of Senior Debt Securities" and "Description of Subordinated Debt Securities."

OUR SUBSTANTIAL DEBT MAY IMPAIR OUR FINANCIAL AND OPERATING FLEXIBILITY.

     On June 27, 2001, we completed a refinancing of a majority of our long-term debt. Specifically, we completed a $550 million senior notes offering and entered into a new $500 million senior unsecured credit

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

facility which included a $175 million term loan. We used the net proceeds from the senior notes offering and the new term loan, together with our cash on hand, to repay all of the $584 million which was outstanding under our existing senior secured facility, including the costs to settle existing interest rate swap agreements, and to consummate our cash tender offer and consent solicitation for our 10 3/4% senior subordinated notes due 2006. For more information, see our Current Report on Form 8-K filed on July 3, 2001, which is incorporated by reference into this prospectus.

     We have a significant amount of debt. As of March 31, 2001, on a pro forma basis we would have had approximately $1 billion of debt outstanding and approximately $312 million of available borrowings under our new $325 million senior unsecured revolving credit facility. Set forth in the table below for each of the next five years, on a pro forma basis, is the aggregate amount of principal, interest and total payment obligations with respect to our debt, including capital leases. The amounts in this table were calculated on a pro forma basis to reflect, as of March 31, 2001, the completion of our $550 million offering of notes, the incurrence of $175 million of term loans under our new senior unsecured credit facility and the application of the net proceeds from these two financing transactions, together with cash on hand to repay our existing senior secured credit facility in its entirety and to make the payments required to complete the tender offer and consent solicitation for our 10 3/4% senior subordinated notes due 2006. As of the expiration of the cash tender offer, approximately $147 million in aggregate principal amount, or 98% of the $150 million of outstanding 10 3/4% senior subordinated notes due 2006 had been validly tendered and not withdrawn. These calculations also reflect the termination of the interest rate swap agreements which related to our outstanding variable rate debt and assume that we did not enter into any new interest rate swap agreements.

TWELVE MONTHS
ENDED DECEMBER 31,                                       PRINCIPAL   INTEREST    TOTAL
------------------                                       ---------   --------   --------
                                                                 (IN THOUSANDS)
2001...................................................   $26,670    $77,558    $104,228
2002...................................................   $59,431    $68,453    $127,884
2003...................................................   $35,530    $64,364    $ 99,894
2004...................................................   $35,400    $62,190    $ 97,590
2005...................................................   $41,963    $59,800    $101,763

     The above table excludes our principal payment obligations with respect to our receivables credit facility. The receivables credit facility is classified as a current liability and therefore would be included in the principal and total payment obligation amounts for the twelve months ended December 31, 2001. The amount outstanding under the receivables credit facility as of March 31, 2001 was $256 million.

     Based on our net exposure to interest rate changes, an assumed 10% increase in interest rates would result in an increase of approximately $2 million in annual interest payments during each of the next five twelve-month periods ending December 31, 2005. The primary interest rate exposures on our debt carrying variable interest rates are with respect to interest rates on United States dollars as quoted in the London interbank market.

     We and our subsidiaries may be able to incur additional indebtedness in the future. If new debt is added to our current debt levels, an even greater portion of our cash flow will be needed to satisfy our debt service obligations. As a result, we would be more vulnerable to general adverse economic and industry conditions and the other risks associated with high levels of indebtedness. These risks could limit our ability to make payments under the notes.

     Our debt agreements contain various restrictive covenants. All these restrictions, together with our high level of debt, could:

     - limit our ability to use operating cash flow in other areas of our business, because we must use a portion of these funds to make principal and interest payments on our debt; and

     - increase our vulnerability to interest rate fluctuations because the debt under our credit facility is at variable interest rates.

     Our ability to make principal and interest payments on our debt and to satisfy our other debt obligations will depend upon our ability to generate cash in the future. If we do not generate sufficient cash flow to meet our debt service requirements, we may need to seek additional financing. This may make it more difficult for us to obtain financing on terms that are acceptable to us, or at all. For additional information regarding our debt, including interest rates and related payment obligations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 12 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2000 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our quarterly report on Form 10-Q for the quarter ended March 31, 2001.

FUTURE SALES BY OUR STOCKHOLDERS COULD ADVERSELY AFFECT OUR COMMON STOCK PRICE.

     As of June 1, 2001, in addition to the shares of our common stock that may be offered by this prospectus, approximately 10.4 million shares of our common stock are issuable upon exercise of outstanding stock options under our employee stock options plan and non-employee director stock option plan and an additional approximately 9.1 million shares of our common stock are reserved for issuance of additional options and shares under these plans. We also issue shares of our common stock under our employee stock purchase plan, employee stock ownership plan and supplemental deferred compensation plan. In addition, SmithKline Beecham, which owns about 22.2 million shares of our common stock or about 23.5% of our outstanding common stock as of June 1, 2001, is entitled to demand up to four times that we register its shares of our common stock and to participate in registered offerings initiated by us or a third party. Sale of a substantial number of our common stock in the market could adversely affect the price of our common stock.

CERTAIN PROVISIONS OF OUR CHARTER, BY-LAWS AND DELAWARE LAW MAY DELAY OR PREVENT A CHANGE OF CONTROL OF OUR COMPANY.

     Our corporate documents and Delaware law contain provisions that may enable our management to resist a change of control of our company. These provisions include a staggered board of directors, limitations on persons authorized to call a special meeting of stockholders and advance notice procedures required for stockholders to make nominations of candidates for election as directors or to bring matters before an annual meeting of stockholders. We also have a rights plan designed to make it more costly and thus more difficult to gain control of our company. These anti-takeover defenses might discourage, delay or prevent a change of control. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and cause us to take other corporate actions. In addition, the existence of these provisions, together with Delaware law, might hinder or delay an attempted takeover other than through negotiations with our board of directors.

               RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     Set forth below is information concerning our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends. These ratios show the extent to which our business generates enough earnings after the payment of all expenses other than interest and preferred stock dividends to make required interest and dividend payments on our debt and preferred stock.

     For this purpose, earnings consist of pretax income plus fixed charges. Fixed charges consist of interest expense and one-third of rental expense, representing that portion of rental expense we deemed representative of an appropriate interest factor. Preferred stock dividends consist of the amount of pretax earnings required to pay the dividends on outstanding preference securities.

                                               THREE
                                              MONTHS
                                               ENDED
                                             MARCH 31,       YEAR ENDED DECEMBER 31,
                                             ---------   --------------------------------
                                               2001      2000   1999   1998   1997   1996
                                             ---------   ----   ----   ----   ----   ----
Ratio of earnings to fixed charges.........    3.1x      2.4x   1.2x   2.0x    (a)    (a)
Ratio of earnings to combined fixed charges
  and preferred stock dividends............    3.1x      2.4x   1.3x   2.0x    (a)    (a)

---------------

(a) Earnings were insufficient to cover fixed charges and combined fixed charges and preferred stock dividend requirements by the following amounts in the years indicated:

  YEAR ENDED DECEMBER 31,
  ------------------------
    1997           1996
  ---------     ----------
   (DOLLARS IN THOUSANDS)
   $16,578       $676,202

                                USE OF PROCEEDS

     Unless indicated otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of our securities for general corporate purposes, including, but not limited to, repayment or refinancing of borrowings, working capital, capital expenditures and acquisitions. Additional information on the use of net proceeds from the sale of securities offered by this prospectus may be set forth in the prospectus supplement relating to such offering. We will not receive any proceeds from any sale of our common stock by SmithKline Beecham.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at its public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public on the Internet, through a database maintained by the SEC at http://www.sec.gov. In addition, you can inspect and copy our reports, proxy statements and other information at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     Our subsidiary guarantors do not file separate financial statements with the SEC and do not independently publish their financial statements. Instead, our subsidiary guarantors' financial condition, results of operation and cash flows are consolidated into our financial statements.

     We filed a registration statement on Form S-3 to register with the SEC the securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. You may refer to the registration statement and accompanying exhibits for more information about us and our securities.

     The SEC allows us to incorporate by reference into this document the information we filed with it. This means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is part of this document, unless and until that information is updated and superseded by the information contained in this document or any information incorporated later.

     We incorporate by reference the documents listed below:

          1. Our current reports on Form 8-K filed on October 31, 2000, June 1, 2001, and July 3, 2001;

          2. Our annual report on Form 10-K for the fiscal year ended December 31, 2000;

          3. Our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2001; and

          4. The description of our common stock contained in our registration statement on Form 10, filed pursuant to Section 12(b) of the Securities Exchange Act of 1934 on September 23, 1996, as amended by Amendment No. 1 on Form 10/A, filed on November 6, 1996, Amendment No. 2 on Form 10/A, filed on November 19, 1996, Amendment No. 3 on Form 10/A filed on November 25, 1996 and Amendment No. 4 on Form 101A filed on November 26, 1996.

     You may request a copy of these filings, at no cost, by writing or telephoning our Corporate Secretary at the following address:

    Quest Diagnostics Incorporated
    One Malcolm Avenue
    Teterboro, New Jersey 07608
    Attention: Corporate Secretary
    (201) 393-5000

     We also incorporate by reference all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 on or (1) after the date of the filing of the registration statement containing this prospectus and prior to the effectiveness of such registration statement and (2) after the date of this prospectus and prior to the termination of the offering made hereby.

     You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus and information incorporated by reference into this prospectus, is accurate only as of the date of the documents containing the information. Our business, financial condition, results of operation and prospects may have changed since that date.

             CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     Some statements and disclosures in this prospectus, including the documents incorporated by reference, are forward-looking statements. Forward-looking statements include all statements that do not relate solely to historical or current facts and can often be identified by the use of words such as "may," "believe," "will," "expect," "project," "estimate," "anticipate," "plan" or "continue". These forward-looking statements are based on our current plans and expectations and are subject to a number of risks and uncertainties that could significantly cause our plans and expectations, including actual results, to differ materially from the forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about their companies without fear of litigation.

     We would like to take advantage of the "safe harbor" provisions of the Litigation Reform Act in connection with the forward-looking statements included in this prospectus, including the documents incorporated by reference. Investors are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in these documents. The following list of important factors could cause our actual financial results to differ materially from those projected, forecasted or estimated by us in forward-looking statements.

          (a) Heightened competition, including increased pricing pressure and competition from hospitals for testing for non-patients. See
     "Business -- Competition" in our Form 10-K for the year ended December 31, 2000, which is incorporated by reference into this prospectus.

          (b) Impact of changes in payer mix, including any shift from traditional, fee-for-service medicine to capitated managed-cost healthcare. See "Business -- Payers and Customers -- Managed Care Organizations" in our Form 10-K for the year ended December 31, 2000, which is incorporated by reference into this prospectus.

          (c) Adverse actions by government or other third-party payers, including unilateral reduction of fee schedules payable to us and an increase of the practice of managed care organizations to negotiate for exclusive contracts that involve aggressively priced capitated payments. See "Business -- Regulation of Reimbursement for Clinical Laboratory Services" in our Form 10-K for the year ended December 31, 2000, which is incorporated by reference into this prospectus.

          (d) The impact on our volume and collected revenue or general or administrative expenses resulting from our compliance with Medicare and Medicaid administrative policies and requirements of third-party payers. These include:

        - the requirements of Medicare carriers to provide diagnosis codes for many commonly ordered tests and the likelihood that third-party payers will increasingly adopt similar requirements;

        - the policy of HCFA to limit Medicare reimbursement for tests contained in automated chemistry panels to the amount that would have been paid if only the covered tests, determined on the basis of demonstrable "medical necessity," had been ordered;

        - continued inconsistent practices among the different local carriers administering Medicare; and

        - proposed changes to the ABN form by HCFA.

          See "Business -- Regulation of Reimbursement for Clinical Laboratory Services" in our Form 10-K for the year ended December 31, 2000, which is incorporated by reference into this prospectus.

          (e) Adverse results from pending or future government investigations or private actions. These include, in particular:

        - significant monetary damages and/or exclusion from the Medicare and Medicaid programs and/or other significant litigation matters;

        - the absence of indemnification from Corning Incorporated for private claims unrelated to the indemnified government claims or investigations and for private claims that are not settled by December 31, 2001. See "Business -- Government Investigations and Related Claims" in our Form 10-K for the year ended December 31, 2000, which is incorporated by reference into this prospectus;

        - the absence of indemnification from SmithKline Beecham for: (1) governmental claims against SBCL that arise after August 16, 1999, and
          (2) private claims unrelated to the indemnified governmental claims or investigations; and

        - the absence of indemnification for consequential damages from either SmithKline Beecham or Corning.

          (f) Failure to obtain new customers at profitable pricing or failure to retain existing customers, and reduction in tests ordered or specimens submitted by existing customers.

          (g) Failure to efficiently integrate acquired clinical laboratory businesses, or to efficiently integrate clinical laboratory businesses from joint ventures and alliances with hospitals, and the costs related to any such integration, or to retain key technical and management personnel. See "Business -- Acquisition and Integration of SBCL Operations" in our Form 10-K for the year ended December 31, 2000, which is incorporated by reference into this prospectus.

          (h) Inability to obtain professional liability insurance coverage or a material increase in premiums for such coverage. See
     "Business -- Insurance" in our Form 10-K for the year ended December 31, 2000, which is incorporated by reference into this prospectus.

          (i) Denial of CLIA certification or any other license to any of our clinical laboratories under the CLIA standards, by HCFA for Medicare and Medicaid programs or other federal, state and local agencies. See
     "Business -- Regulation of Clinical Laboratory Operations" in our Form 10-K for the year ended December 31, 2000, which is incorporated by reference into this prospectus.

          (j) Adverse publicity and news coverage about us or the clinical laboratory industry.

          (k) Computer or other system failures that affect our ability to perform tests, report test results or properly bill customers, including potential failures resulting from systems conversions, including from the integration of the systems of Quest Diagnostics and SBCL, telecommunications failures, malicious human acts (such as electronic break-ins or computer viruses) or natural disasters. See "Business -- Information Systems" and "Business -- Billing" in our Form 10-K for the year ended December 31, 2000, which is incorporated by reference into this prospectus.

          (l) Development of technologies that substantially alter the practice of laboratory medicine, including technology changes that lead to the development of more cost-effective tests such as (1) point-of-care tests that can be performed by physicians in their offices, and (2) home testing that can be carried out without requiring the services of clinical laboratories.

          (m) Issuance of patents or other property rights to our competitors or others that could prevent, limit or interfere with our ability to develop, perform or sell our tests or operate our business. See "Business -- The United States Clinical Laboratory Testing Market" in our Form 10-K for the year ended December 31, 2000, which is incorporated by reference into this prospectus.

          (n) Development of tests by our competitors or others which we may not be able to license or unauthorized use of our technology or similar technologies or our trade secrets by competitor, any of which could negatively affect our competitive position.

          (o) Development of an Internet based electronic commerce business model that does not require an extensive logistics and laboratory network.

          (p) The impact of the privacy and security regulations issued under HIPAA on our operations (including our medical information services) as well as the cost to comply with the regulations. See

     "Risk Factors" and see "Business -- Confidentiality of Health Information" in our Form 10-K for the year ended December 31, 2000, which is incorporated by reference into this prospectus.

          (q) Changes in interest rates causing a substantial increase in our effective borrowing rate.

          (r) Inability to hire and retain qualified personnel or the loss of the services of one or more of our key senior management personnel.

     Many of these risks are described in greater detail under "Risk Factors" in this prospectus and we advise investors to review the forward looking statements in light of the disclosure contained under "Risk Factors."

                            SECURITIES WE MAY ISSUE

OVERVIEW

     This prospectus describes the securities we may issue from time to time. The remainder of this section provides some background information about the manner in which the securities may be held, then describes the terms of the three basic categories of securities:

     - our debt securities, which may be senior or subordinated;

     - our preferred stock, which may be issued in the form of depositary shares representing fractions of shares of preferred stock; and

     - our common stock.

PROSPECTUS SUPPLEMENTS

     This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to or change information contained in this prospectus. If so, the prospectus supplement should be read as superseding this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

     The prospectus supplement to be attached to the front of this prospectus will describe the terms of any securities that we offer and any initial offering price to the public in that offering, the purchase price and net proceeds that we will receive and the other specific terms related to our offering of the securities. For more details on the terms of the securities, you should read the exhibits filed with our registration statement, of which this prospectus is a part.

LEGAL OWNERSHIP OF SECURITIES

  HOLDERS OF SECURITIES

     BOOK-ENTRY HOLDERS. We will issue debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. We may issue shares of common stock and shares of preferred stock in book-entry form. If securities are issued in book-entry form, this means the securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

     We will only recognize the person in whose name a security is registered as the holder of that security. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities and all payments on the securities will be made to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

     As a result, investors will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

     STREET NAME HOLDERS. In the future, we may terminate a global security or issue securities initially in non-global form. In these cases, investors may choose to hold their securities in their own names or in "street name." Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

     For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities and all payments on those securities will be made to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

     LEGAL HOLDERS. We, and any third parties employed by us or acting on your behalf, such as trustees, depositories and transfer agents, are obligated only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

     For example, once we make a payment or give a notice to the legal holder, we have no further responsibility for the payment or notice even if that legal holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve ourselves of the consequences of a default or of our obligation to comply with a particular provision of the indenture), we would seek the approval only from the legal holders, and not the indirect holders, of the securities. Whether and how the legal holders contact the indirect holders is up to the legal holders.

     When we refer to you, we mean those who invest in the securities being offered by this prospectus, whether they are the legal holders or only indirect holders of those securities. When we refer to your securities, we mean the securities in which you hold a direct or indirect interest.

     SPECIAL CONSIDERATIONS FOR INDIRECT HOLDERS. If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

     - how it handles securities payments and notices;

     - whether it imposes fees or charges;

     - how it would handle a request for the holders' consent, if ever required;

     - whether and how you can instruct it to send you securities registered in your own name so you can be a legal holder, if that is permitted in the future;

     - how it would exercise fights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

     - if the securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

  GLOBAL SECURITIES

     WHAT IS A GLOBAL SECURITY? A global security represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms. We may, however, issue a global security that represents multiple securities that have different terms and are issued at different times. We call this kind of global security a master global security.

     Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution that we select or its nominee. The financial institution that is selected for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

     A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise or as otherwise described in the prospectus supplement. We describe those situations below under "-- Special Situations When a Global Security Will Be Terminated." As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

     SPECIAL CONSIDERATIONS FOR GLOBAL SECURITIES. As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of securities and instead will deal only with the depositary that holds the global security.

     If securities are issued only in the form of a global security, an investor should be aware of the following:

     - An investor cannot cause the securities to be registered in his or her name, and cannot obtain physical certificates for his or her interest in the securities, except in the special situations we describe below.

     - An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under "-- Holders of Securities" above.

     - An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form.

     - An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

     - The depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global security. Neither we nor any third parties employed by us or acting on your behalf, such as trustees and transfer agents, have any responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global security. We and the trustee do not supervise the depositary in any way.

     - DTC requires that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well.

     - Financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the security. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

     SPECIAL SITUATIONS WHEN A GLOBAL SECURITY WILL BE TERMINATED. In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under "-- Legal Ownership of Securities -- Holders of Securities."

     The special situations for termination of a global security are as follows:

     - if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within a specified time period;

     - if we elect to terminate that global security; or

     - if an event of default has occurred with regard to securities represented by that global security and it has not been cured or waived.

     The prospectus supplement may also list additional situations for terminating a global security that would apply to a particular series of securities covered by the prospectus supplement. If a global security is terminated, only the depositary is responsible for deciding the names of the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

                     DESCRIPTION OF SENIOR DEBT SECURITIES

     We may issue senior debt securities from time to time in one or more distinct series. This section summarizes the material terms of our senior debt securities and these provisions will apply unless otherwise specified in a prospectus supplement. Some of the financial and other terms of any series of senior debt securities that we offer will be described in the prospectus supplement to be attached to the front of this prospectus.

     As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the senior debt securities will be governed by a document called an "indenture." An indenture is a contract between us and a financial institution, in this case, The Bank of New York, acting as trustee on your behalf. The indenture will be subject to and governed by the Trust Indenture Act of 1939. The trustee has two main roles:

     - First, subject to some limitations, the trustee can enforce your rights against us if we default.

     - Second, the trustee performs certain administrative duties for us, which include sending you interest payments and notices.

     Because this section is a summary of the material terms of the indenture, it does not describe every aspect of the senior debt securities. We urge you to read the indenture because it, and not this description, defines your rights as a holder of senior debt securities. Some of the definitions are repeated in this prospectus, but for the rest you will need to read the indenture. We have filed the indenture as an exhibit to our Securities Act and Exchange Act reports that we have filed with the SEC. See "Where You Can Find More Information," for information on how to obtain a copy of the indenture.

     Whenever we refer in this Description of Senior Debt Securities to terms defined in the indenture below, such defined terms are incorporated herein by reference. As used in this Description of Senior Debt Securities, the terms "we," "our," "us," and "Quest Diagnostics" do not include any current or future subsidiary of Quest Diagnostics Incorporated, unless the context indicates otherwise.

     The senior debt securities will be issued under an indenture dated as of June 27, 2001 as supplemented by a first supplemental indenture, dated as of June 27, 2001 (collectively, the "Indenture"), each among Quest Diagnostics, as issuer, the Initial Subsidiary Guarantors, as guarantors, and the Bank of New York, as trustee. On June 27, 2001, Quest Diagnostics completed a $550 million senior notes offering under the Indenture. The Indenture for the senior debt securities may also be modified by future supplemental indentures. The terms of the senior debt securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. A copy of the Indenture is available for inspection at the office of the trustee.

GENERAL

     The senior debt securities will be unsecured obligations of our company. The senior debt securities will be guaranteed by the Subsidiary Guarantors.

     Quest Diagnostics may, from time to time, without the consent of the holders of senior debt securities, issue additional senior debt securities having the same ranking and the same interest rate, maturity and other terms as the senior debt securities of that series. Any additional senior debt securities and the senior debt securities of that series will constitute a single series under the Indenture. This type of offering is often referred to as a "reopening."

     Senior debt securities will bear interest at the annual rate noted on the cover page of a prospectus supplement. Interest will be payable semiannually each year. Interest on the senior debt securities will be paid to holders of record immediately before the interest payment date.

     The senior debt securities do not provide for any sinking fund.

     You should read the prospectus supplement for the following terms of the series of senior debt securities offered by the prospectus supplement:

     - The title of the senior debt securities.

     - The aggregate principal amount of the senior debt securities, the percentage of their principal amount at which the senior debt securities will be issued and the date or dates when the principal of the senior debt securities will be payable or how those dates will be determined.

     - The interest rate or rates, which may be fixed or variable, that the senior debt securities will bear, if any, and how the rate or rates will be determined.

     - The date or dates from which any interest will accrue or how the date or dates will be determined, the date or dates on which any interest will be payable, any regular record dates for these payments or how these dates will be determined and the basis on which any interest will be calculated, if other than on the basis of a 360-day year of twelve 30-day months.

     - The place or places, if any, other than or in addition to New York City, of payment, transfer, conversion and exchange of the debt securities and where notices or demands to or upon us in respect of the senior debt securities may be served.

     - Any optional redemption provisions.

     - Whether the amount of payments of principal of, or premium, if any, or interest on the senior debt securities will be determined with reference to an index, formula or other method, which could be based on one or more commodities, equity indices or other indices, and how these amounts will be determined.

     - If other than the trustee, the name of any paying agent, security registrar and transfer agent for the senior debt securities.

     - If the senior debt securities are not to be issued in book-entry form only and held by The Depositary Trust Company, as depositary, the form of such senior debt securities, including whether such senior debt securities are to be issuable in permanent or temporary global form, as registered securities, bearer securities or both, any restrictions on the offer, sale or delivery of bearer securities and the terms, if any, upon which bearer securities of the series may be exchanged for registered securities of the series and vice versa, if permitted by applicable law and regulations.

     - The denomination or denominations that the senior debt securities will be issued, if other than denominations of $1,000 or any integral multiples in the case of the registered securities and $5,000 or any integral multiples in the case of the bearer securities.

     - Any changes or additions to the provisions concerning defeasance and covenant defeasance contained in the indenture that will be applicable to the senior debt securities.

     - Any provisions granting special rights to the holders of the senior debt securities upon the occurrence of specified events.

     - If other than US dollars, the currency or currencies of such senior debt securities.

     - The person to whom any interest in a senior debt security will be payable, if other than the registered holder at the close of business on the regular record date.

     - Whether such senior debt securities will be convertible into or exchangeable for any other securities and, if so, the terms and conditions upon which such senior debt securities will be so convertible or exchangeable.

     - A discussion of federal income tax, accounting and other special considerations, procedures and limitations with respect to the senior debt securities.

     - Whether and under what circumstances we will pay additional amounts to holders in respect of any tax assessment or government charge, and, if so, whether we will have the option to redeem the senior debt securities rather than pay such additional amounts.

     - Any other terms of the senior debt securities that are consistent with the provisions of the indenture.

     You should also read the prospectus supplement, in which we will describe material changes, if any, to the following terms of the senior debt securities:

     - Any sinking fund or other provisions that would obligate us to repurchase or redeem the senior debt securities.

     - Any change or additions to the events of default under the applicable indenture or our covenants, including additions of any restrictive covenants, with respect to the senior debt securities.

     - If not the entire principal amount of the senior debt securities, the portion of the principal amount that will be payable upon acceleration of the maturity of the senior debt securities or how that portion will be determined.

     - Whether payment of any amounts due under the applicable indenture will be guaranteed by one or more of our subsidiaries.

     For purposes of this prospectus, any reference to the payment of principal of, premium or interest, if any, on senior debt securities will include additional amounts if required by the terms of such senior debt securities.

     The indenture does not limit the amount of senior debt securities that we are authorized to issue from time to time. The indenture also provides that there may be more than one trustee thereunder, each for one or more series of senior debt securities. At a time when two or more trustees are acting under the indenture, each with respect to only certain series, the term "debt securities" means the series of senior debt securities for which each respective trustee is acting. If there is more than one trustee under the indenture, the powers and trust obligations of each trustee will apply only to the senior debt securities for which it is trustee. If two or more trustees are acting under the indenture, then the senior debt securities for which each trustee is acting would be treated as if issued under separate indentures.

     We may issue senior debt securities with terms different from those of senior debt securities that may already have been issued. Without the consent of the holders thereof, we may reopen a previous issue of a series of senior debt securities and issue additional senior debt securities of that series unless the reopening was restricted when that series was created.

     There is no requirement that we issue senior debt securities in the future under the indenture, and we may use other indentures or documentation, containing different provisions in connection with future issues of other senior debt securities.

     We may issue the senior debt securities as original issue discount securities, which are senior debt securities, including any zero-coupon senior debt securities, that are issued and sold at a discount from their stated principal amount. Original issue discount securities provide that, upon acceleration of their maturity, an amount less than their principal amount will become due and payable. We will describe the U.S. federal income tax consequences and other considerations applicable to original issue discount securities in any prospectus supplement relating to them.

GUARANTEES

     Each Subsidiary Guarantor will fully and unconditionally guarantee, on a joint and several basis, the payment of the principal of, premium and interest on the senior debt securities. The guarantees of the senior debt securities will be endorsed on the senior debt securities. In addition, each future domestic Subsidiary of Quest Diagnostics or any Subsidiary Guarantor which has been released and discharged from its obligations under the guarantee of the senior debt securities will be required to guarantee Quest Diagnostics' obligations under the senior debt securities, if such
Subsidiary:

     - guarantees any Indebtedness of Quest Diagnostics when the amount of such Indebtedness, together with any other outstanding Indebtedness of Quest Diagnostics guaranteed by its Subsidiaries that are not Subsidiary Guarantors, exceeds $50 million in the aggregate at any time; or

     - incurs Indebtedness, unless such Indebtedness is permitted under the "-- Limitation on Subsidiary Indebtedness and Preferred Stock" covenant described below.

     The Indenture provides that the obligations of each Subsidiary Guarantor under its guarantee will be limited so as to not constitute a fraudulent conveyance under any United States federal or state laws. Application of this clause could limit the amount which holders of senior debt securities may be entitled to collect under the guarantees. Holders, by their acceptance of the senior debt securities, will have agreed to such limitations. See "Risk Factors -- Federal and state laws permit a court to void a guarantee issued by any of our subsidiaries if the court finds the guarantee to constitute a fraudulent conveyance."

     The guarantees of the Subsidiary Guarantors with respect to the senior debt securities of a series will remain in effect with respect to each Subsidiary Guarantor until the entire amount of principal of, premium, and interest on the senior debt securities of that series shall have been paid in full or otherwise discharged in accordance with the provisions of the Indenture; provided, however, that if (a) a Subsidiary Guarantor does not guarantee any Indebtedness of Quest Diagnostics the amount of which, excluding any outstanding securities of the series to which any Subsidiary Guarantees of such Subsidiary Guarantor apply, when added together with any other outstanding Indebtedness of Quest Diagnostics guaranteed by its Subsidiaries that are not Subsidiary Guarantors, would exceed $50 million in the aggregate, at the time of determination, and all outstanding Indebtedness of such Subsidiary Guarantor would have been permitted to be incurred under the "-- Limitation on Subsidiary Indebtedness and Preferred Stock" covenant described below measured at the time of the release and discharge as described in this paragraph, (b) the senior debt securities of that series are defeased and discharged as described under "Defeasance" or (c) all or substantially all of the assets of such Subsidiary Guarantor or all of the capital stock of such Subsidiary Guarantor is sold (including by issuance, merger, consolidation or otherwise) by Quest Diagnostics or any of its Subsidiaries, then in each case of (a), (b) or (c) above, such Subsidiary Guarantor or the corporation acquiring such assets (in the event of a sale or other disposition of all or substantially all of the assets or capital stock of such Subsidiary Guarantor) shall be released and discharged from its obligations under its guarantee of the senior debt securities of that series.

     In accordance with Securities and Exchange Commission rules and regulations, Quest Diagnostics presents, among other things, condensed financial information with respect to in the Initial Subsidiary Guarantors on a combined basis in a footnote to its consolidated financial statements in lieu of providing separate financial statements for each such subsidiary.

RANKING

     The senior debt securities will be senior unsecured obligations of Quest Diagnostics and will rank equally with the other senior unsecured obligations of Quest Diagnostics. Each guarantee will be a senior unsecured obligation of the Subsidiary Guarantor issuing such guarantee and will rank equally with the other senior unsecured obligations of such Subsidiary Guarantor.

     The senior debt securities and the guarantees will be effectively subordinated to any secured obligations of Quest Diagnostics or Subsidiary Guarantors, as the case may be, to the extent of the value of the assets securing such obligations. The Indenture does not limit the amount of indebtedness that Quest Diagnostics can incur, but does limit the amount of secured indebtedness pursuant to the covenant described under the heading "-- Limitation on Liens." This covenant is subject to important exceptions described under such heading.

     Quest Diagnostics conducts its operations through subsidiaries, which generate a substantial portion of its operating income and cash flow. As a result, distributions or advances from subsidiaries of Quest Diagnostics are a major source of funds necessary to meet its debt service and other obligations. Contractual provisions, laws or regulations, as well as any subsidiary's financial condition and operating requirements, may limit the ability of Quest Diagnostics to obtain cash required to pay Quest Diagnostics' debt service obligations, including payments on the senior debt securities. The senior debt securities will be structurally subordinated to all existing and future obligations of Quest Diagnostics' subsidiaries (unless such subsidiaries are Subsidiary Guarantors), including claims with respect to trade payables. In addition, the guarantees of our Subsidiary Guarantors will be structurally subordinated to all existing and future obligations of the Subsidiary Guarantor's subsidiaries (unless such subsidiaries are also Subsidiary Guarantors), including claims with respect to trade payables. This means that holders of the senior debt securities as guaranteed by the Subsidiary Guarantors will have a junior position to the claims of creditors of the direct and indirect subsidiaries of Quest Diagnostics which are not Subsidiary Guarantors on the assets and earnings of such subsidiaries.

     As described above, all of our debt securities are effectively subordinated to all existing and future obligations of any of our subsidiaries not giving a guarantee, and would be so subordinated if a guarantee issued by any of our subsidiary guarantors were avoided or subordinated in favor of the subsidiary guarantor's other creditors. See "Risk Factors -- Federal and state laws permit a court to void a guarantee issued by any of our subsidiaries if the court finds the guarantee to constitute a fraudulent conveyance."

SINKING FUND

     The senior debt securities will not be entitled to the benefit of any sinking fund.

COVENANTS

     The following covenants will apply unless otherwise specified in a prospectus supplement:

  LIMITATION ON LIENS

     Other than as provided under "-- Exempted Liens and Sale and Leaseback Transactions," Quest Diagnostics will not, and will not permit any Restricted Subsidiary to, create or assume any Indebtedness secured by any Lien on any Principal Property or shares of stock or Indebtedness of any Restricted Subsidiary, unless: (1) in the case of Quest Diagnostics, the senior debt securities are secured by such Lien equally and ratably with, or prior to, the Indebtedness secured by such Lien, or (2) in the case of any Subsidiary Guarantor, such Subsidiary Guarantor's existing subsidiary guarantee is secured by such Lien equally and ratably with, or prior to, the Indebtedness secured by such Lien. The restrictions do not apply to Indebtedness that is secured by:

     - Liens existing on the date of the issuance of the senior debt securities;

     - Liens securing only the senior debt securities;

     - Liens in favor of only Quest Diagnostics or any Restricted Subsidiary;

     - Liens on property or shares of stock or indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged into or consolidated with, or its assets are acquired by, Quest Diagnostics or any Restricted Subsidiary (provided that such Lien was not incurred in anticipation of such transaction and was in existence prior to such transaction) so long as such Lien does not extend to any other property and the Indebtedness so secured is not increased;

     - Liens on property existing immediately prior to the acquisition thereof (provided that such Lien was not incurred in anticipation of such transaction and was in existence prior to such transaction) so long as such Lien does not extend to any other property and the Indebtedness so secured is not increased;

     - Liens to secure Indebtedness incurred for the purpose of financing all or any part of a property's purchase price or cost of construction or additions, repairs, alterations, or other improvements; provided that (1) the principal amount of any Indebtedness secured by such Lien does not exceed 100% of such property's purchase price or cost, (2) such Lien does not extend to or cover any other property other than the property so purchased, constructed or on which such additions, repairs, alterations or other improvements were so made, and (3) such Lien is incurred prior to or within 270 days after the acquisition of such property or the completion of construction or such additions, repairs, alterations or other improvements and the full operation of such property thereafter;

     - Liens in favor of the United States or any state thereof, or any instrumentality of either, to secure certain payments pursuant to any contract or statute;

     - Liens for taxes or assessments or other governmental charges or levies which are being contested in good faith and for which adequate reserves are being maintained, to the extent required by generally accepted accounting principles;

     - title exceptions, easements and other similar Liens that are not consensual and that do not materially impair the use of the property subject thereto;

     - Liens to secure obligations under workmen's compensation laws, unemployment compensation, old-age pensions and other social security benefits or similar legislation, including Liens with respect to judgments which are not currently dischargeable;

     - Liens arising out of legal proceedings, including Liens arising out of judgments or awards;

     - warehousemen's, materialmen's and other similar Liens for sums being contested in good faith and for which adequate reserves are being maintained, to the extent required by generally accepted accounting principles;

     - Liens incurred to secure the performance of statutory obligations, surety or appeal bonds, performance or return-of-money bonds or other obligations of a like nature incurred in the ordinary course of business; or

     - Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in the foregoing bullets or Liens created in connection with any amendment, consent or waiver relating to such Indebtedness, so long as such Lien does not extend to any other property and the Indebtedness so secured does not exceed the fair market value (as determined by the board of directors of Quest Diagnostics) of the assets subject to such Liens at the time of such extension, renewal, refinancing or refunding, or such amendment, consent or waiver, as the case may be.

  LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

     Other than as provided under "-- Exempted Liens and Sale and Leaseback Transactions," Quest Diagnostics will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Principal Property unless:

     - the Sale and Leaseback Transaction is solely with Quest Diagnostics or a Subsidiary Guarantor; or

     - the lease is for a period not in excess of five years, including renewal rights; or

     - Quest Diagnostics or the Restricted Subsidiary, prior to or within 270 days after the sale of such Principal Property in connection with the Sale and Leaseback Transaction is completed, applies the net cash proceeds of the sale of the Principal Property leased to:

             (1) the retirement of the senior debt securities or Indebtedness ranking equally with the senior debt securities of Quest Diagnostics or any Restricted Subsidiary, or

             (2) the acquisition of different property, facilities or equipment or the expansion of Quest Diagnostics' existing business, including the acquisition of other businesses.

  EXEMPTED LIENS AND SALE AND LEASEBACK TRANSACTIONS

     Notwithstanding the restrictions described under the headings
"-- Limitation on Liens" or "-- Limitation on Sale and Leaseback Transactions," Quest Diagnostics or any Restricted Subsidiary may create or assume any Liens or enter into any Sale and Leaseback Transactions not otherwise permitted as described above, if the sum of the following does not exceed 5% of Consolidated Total Assets:

     - the outstanding Indebtedness secured by such Liens (not including any Liens permitted under "-- Limitation on Liens" other than any Liens permitted solely under the provisions of this "-- Exempted Liens and Sale and Leaseback Transactions"); plus

     - all Attributable Debt in respect of such Sale and Leaseback Transaction entered into (not including any Sale and Leaseback Transactions permitted under "-- Limitation on Sale and Leaseback Transactions" other than any Sale and Leaseback Transactions permitted solely under the provisions of this "-- Exempted Liens and Sale and Leaseback Transactions"),

measured, in each case, at the time such Lien is incurred or any such Sale and Leaseback Transaction is entered into by Quest Diagnostics or the Restricted Subsidiary.

  LIMITATION ON SUBSIDIARY INDEBTEDNESS AND PREFERRED STOCK

     None of the Subsidiaries of Quest Diagnostics other than the Subsidiary Guarantors may, directly or indirectly, create, incur, issue, assume or extend the maturity of any Indebtedness (including Acquired Indebtedness) or Preferred Stock except for the following, provided that, for purposes of this covenant, any Acquired Indebtedness shall not be deemed to have been incurred until 270 days from the date (1) the Person obligated on such Acquired Indebtedness becomes a Subsidiary of Quest Diagnostics or (2) the acquisition of assets, in connection with which such Acquired Indebtedness was assumed, is consummated:

     - Indebtedness outstanding on the date of the issuance of the senior debt securities;

     - Indebtedness representing the assumption by one Subsidiary of Indebtedness of another Subsidiary;

     - Indebtedness outstanding under any Receivables Credit Facility;

     - Indebtedness secured by a Lien incurred for the purpose of financing all or any part of a property's purchase price or cost of construction or additions, repairs, alterations or other improvements, provided that such Indebtedness and Lien is incurred prior to or within 270 days after the acquisition of such property or the completion of construction or such additions, repairs, alterations or other improvements and the full operation of such property thereafter;

     - Indebtedness of any Subsidiary of Quest Diagnostics, the proceeds of which are used to renew, extend, refinance or refund outstanding Indebtedness of such Subsidiary; provided that such Indebtedness is scheduled to mature no earlier than the Indebtedness being renewed, extended, refinanced or refunded; provided further that such Indebtedness shall be permitted hereunder only to the extent that the aggregate principal amount of such Indebtedness (or, if such Indebtedness is issued at a price less than the principal amount thereof, the aggregate amount of gross proceeds therefrom) does not exceed the aggregate principal amount then outstanding under the Indebtedness being renewed, extended, refinanced or refunded (or if the Indebtedness being renewed, extended, refinanced or refunded, was issued at a price less than the principal amount thereof, then not in excess of the amount of liability in respect thereof determined in accordance with generally accepted accounting principles) plus the lesser of (A) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (B) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of such Subsidiary incurred in connection with such refinancing;

     - Indebtedness of a Subsidiary of Quest Diagnostics to Quest Diagnostics or to another Subsidiary of Quest Diagnostics;

     - any Indebtedness resulting from a Sale and Leaseback Transaction which is permitted by the "-- Limitation on Sale and Leaseback Transactions" covenant (other than any Sale and Leaseback Transaction which is permitted solely pursuant to the provisions of "-- Exempted Liens and Sale and Leaseback Transactions");

     - any Permitted Acquired Indebtedness;

     - Preferred Stock to the extent that the aggregate liquidation preference of Preferred Stock, outstanding at any one time, does not exceed 5% of Consolidated Total Assets; or

     - any Indebtedness, including any Acquired Indebtedness that is not Permitted Acquired Indebtedness, the outstanding aggregate principal amount of which does not at any one time exceed the greater of (1) 10% of Consolidated Total Assets or (2) $200 million, measured in each case at the time such Indebtedness is incurred.

  MERGER, CONSOLIDATION OR SALE OF ASSETS

     Quest Diagnostics shall not consolidate with or merge with or into any other Person or sell, transfer or lease all or substantially all of its assets to any Person, unless:

     - either Quest Diagnostics shall be the continuing corporation, or the corporation (if other than Quest Diagnostics) formed by such consolidation or into which Quest Diagnostics is merged or the Person which acquires by sale, transfer or lease of all or substantially all of Quest Diagnostics' assets shall (1) be organized under the laws of the United States or any state thereof and (2) expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of Quest Diagnostics under the indenture and on all the securities;

     - immediately after giving effect to such transaction, no event of default shall have occurred and be continuing; and

     - Quest Diagnostics and the successor Person have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with this provision and that all conditions precedents for such transaction have been complied with.

EVENTS OF DEFAULT

     The term "Event of Default" in respect of the senior debt securities of a series means any of the following:

     - Quest Diagnostics or any Subsidiary Guarantor does not pay the principal of or any premium on the senior debt securities of that series on its due date;

     - Quest Diagnostics or any Subsidiary Guarantor does not pay interest on the senior debt securities of that series within 30 days of its due date whether at maturity, upon redemption or upon acceleration;

     - Quest Diagnostics or any Subsidiary Guarantor remains in breach of a covenant in respect of the senior debt securities of that series for 60 days after it receives a written notice of default stating it is in breach and requiring that it remedy the breach. The notice must be sent by either the trustee or holders of 25% of the aggregate principal amount of the senior debt securities of that series;

     - An event of default under any indenture or instrument evidencing or under which Quest Diagnostics or any Subsidiary Guarantor then has outstanding any Indebtedness shall occur and be continuing and either:

             (1) such event of default results from the failure to pay the principal of such Indebtedness in excess of $50 million at final maturity of such Indebtedness, individually or in the aggregate; or

             (2) as a result of such event of default the maturity of such Indebtedness shall have been accelerated so that the same shall be or become due and payable prior to the date on which the same would otherwise have become due and payable and the principal amount of such Indebtedness, together with the principal of any other Indebtedness of Quest Diagnostics or such Subsidiary Guarantor in default, or the maturity of which has been accelerated, aggregates at least $50 million, individually or in the aggregate;

     - Any Subsidiary Guarantor repudiates its obligations under its guarantee of the senior debt securities of that series or, other than by reason of the termination of the Indenture or the release of any such guarantee in accordance with the Indenture, any such guarantee ceases to be in full force and effect or is declared null and void and such condition shall have continued for a period of 30 days after written notice of such failure requiring Quest Diagnostics or the Subsidiary Guarantor to remedy the same shall have been given to Quest Diagnostics by the trustee or to Quest Diagnostics and the trustee by the holders of 25% in aggregate principal amount of the senior debt securities of that series then outstanding; or

     - Quest Diagnostics or any Subsidiary Guarantor files for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

     The trustee may withhold notice to the holders of senior debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

     If an event of default with respect to the senior debt securities of a series has occurred and has not been cured, the trustee or the holders of not less than 25% in principal amount of the outstanding senior debt securities of that series may declare the entire principal amount (and premium, if any) of, and accrued interest on all the senior debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. If an event of default with respect to the senior debt securities of a series occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of the senior debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. Holders of a majority in principal amount of the senior debt securities of a series may also waive certain past defaults under the Indenture on behalf of all of the holders of the senior debt securities of that series. A declaration of acceleration of maturity with respect to the senior debt securities of a series may be canceled, under specified circumstances, by the holders of at least a majority in principal amount of the senior debt securities of that series.

     Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the Indenture at the request of any of the holders unless the holders offer the Trustee protection reasonably satisfactory to it from expenses and liability called an "indemnity." If such indemnity is provided, the holders of a majority in principal amount of the senior debt securities of a series may, with respect to the senior debt securities of that series, direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of the right, remedy or event of default.

     Before you are allowed to bypass the trustee and bring a lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the senior debt securities of a series, the following must occur:

     - You must give the trustee written notice that an event of default has occurred and remains uncured;

     - The holders of at least 25% in principal amount of the outstanding senior debt securities of that series must make a written request that the trustee take action because of the default and must offer the trustee indemnity against the cost and other liabilities of taking that action;

     - The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity; and

     - Holders of a majority in principal amount of the senior debt securities of that series must not have given the trustee a direction inconsistent with the above notice.

     However, you are entitled at any time to bring a lawsuit for the payment of money due on your senior debt securities on or after the due date.

     Holders of a majority in principal amount of the senior debt securities of the affected series may waive any past defaults other than (1) the payment of principal, any premium or interest or (2) in respect of a covenant or other provision that cannot be modified or amended without the consent of each holder.

     "STREET NAME" AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION OR TO MAKE A REQUEST OF THE TRUSTEE AND TO MAKE OR CANCEL A DECLARATION OF ACCELERATION.

     Each year, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the senior debt securities, or else specifying any default.

CONVERSION AND EXCHANGE

     If any senior debt securities are convertible into or exchangeable for other securities, the prospectus supplement will explain the terms and conditions of such conversion or exchange, including:

     - the conversion price or exchange ratio, or the calculation method for such price or ratio;

     - the conversion or exchange period, or how such period will be determined;

     - if conversion or exchange will be mandatory or at the option of the holder or our company;

     - provisions for adjustment of the conversion price or the exchange ratio; and

     - provisions affecting conversion or exchange in the event of the redemption of the senior debt securities.

     Such terms may also include provisions under which the number or amount of other securities to be received by the holders of such debt securities upon conversion or exchange would be calculated according to the market price of such other securities as of a time stated in the prospectus supplement.

ADDITIONAL MECHANICS

  FORM, EXCHANGE AND TRANSFER

     The senior debt securities will be issued:

     - as registered securities; or

     - as bearer securities (unless otherwise stated in the prospectus supplement, with interest coupons attached); or

     - in global form, see "Securities We May Issue -- Global Securities"; or

     - in denominations that are even multiples of $1,000, in the case of registered securities, and in even multiples of $5,000, in the case of bearer securities.

     You may have your registered securities divided into registered securities of smaller denominations or combined into registered securities of larger denominations, as long as the total principal amount is not changed. This is called an "exchange."

     You may exchange or transfer registered securities of a series at the office of the trustee in New York City. That office is currently located at The Bank of New York, 101 Barclay Street, Floor 21 West, New York, New York 10286,
Attn: Corporate Trust -- Trustee Administration. The trustee maintains the list of registered holders and acts as our agent for registering senior debt securities in the names of holders and transferring senior debt securities. However, we may appoint another trustee to act as our agent or act as our own agent. If provided in the prospectus supplement, you may exchange your bearer securities for registered

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securities of the same series so long as the total principal amount is not changed. Unless otherwise specified in the prospectus supplement, bearer securities will not be issued in exchange for registered securities.

     You will not be required to pay a service charge to transfer or exchange senior debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the transfer agent is satisfied with your proof of ownership.

     If we designate additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

     If the senior debt securities are redeemable and we redeem less than all of the senior debt securities of a particular series, we may block the transfer or exchange of senior debt securities for 15 days before the day we mail the notice of redemption or publish such notice (in the case of bearer securities) and ending on the day of that mailing or publication in order to freeze the list of holders to prepare the mailing. At our option, we may mail or publish such notice of redemption through an electronic medium. We may also refuse to register transfers or exchanges of senior debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any senior debt security being partially redeemed.

  PAYING AND PAYING AGENTS

     If you are a holder of registered securities, we will pay interest to you if you are a direct holder in the list of registered holders at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular time and day, usually about two weeks in advance of the interest due date, is called the "Regular Record Date" and is stated in the prospectus supplement. Holders buying and selling senior debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the Regular Record Date. The most common manner is to adjust the sales price of the senior debt securities to prorate interest fairly between buyer and seller. This prorated interest amount is called "accrued interest."

     With respect to registered securities, we will pay interest, principal and any other money due on the senior debt securities at the corporate trust office of the trustee in New York City. That office is currently located at The Bank of New York, 101 Barclay Street, Floor 21 West, New York, New York 10286, Attn:
Corporate Trust Administration. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks or making wire transfers.

     "STREET NAME" AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS.

     If bearer securities are issued, unless otherwise provided in the prospectus supplement, we will maintain an office or agency outside the United States for the payment of all amounts due on the bearer securities. If senior debt securities are listed on the Luxembourg Stock Exchange or any other stock exchange located outside the United States, we will maintain an office or agency for such senior debt securities in any city located outside the United States required by such stock exchange. The initial locations of such offices and agencies will be specified in the prospectus supplement. Unless otherwise provided in the prospectus supplement, payment of interest on any bearer securities on or before maturity will be made only against surrender of coupons for such interest installments as they mature. Unless otherwise provided in the prospectus supplement, no payment with respect to any bearer security will be made at any office or agency of our company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal, premium and interest, if any, on bearer securities payable in US dollars will be made at the office of our paying agent in The City of New York if (but only if) payment of the full amount in US dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions.

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

     Regardless of who acts as the paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to registered holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else.

     We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee's corporate trust office. We may also choose to act as our own paying agent. We must notify you of changes in identities of the paying agents for any particular series of senior debt securities.

  NOTICES

     With respect to registered securities, we and the trustee will send notices regarding the senior debt securities only to registered holders, using their addresses as listed in the list of registered holders. With respect to bearer securities, we and the trustee will give notice by publication in a newspaper of general circulation in the City of New York or in such other cities that may be specified in a prospectus supplement. At our option, we may send or publish notices through an electronic medium as specified in the applicable prospectus supplement.

BOOK ENTRY, DELIVERY AND FORM

     The senior debt securities of a series will be issued in one or more fully registered global securities (the "Global Securities") which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depository") and registered in the name of Cede & Co., the Depository's nominee. Quest Diagnostics will not issue senior debt securities in certificated form. Beneficial interests in the Global Securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depository. Investors may elect to hold interests in the Global Securities through the Depository. Beneficial interests in the Global Securities will be held in denominations of $1,000 and integral multiples thereof.

MODIFICATION OR WAIVER

     There are three types of changes we can make to the indenture and the senior debt securities.

     CHANGES REQUIRING YOUR APPROVAL. First, there are changes that cannot be made to your senior debt securities without your specific approval. Following is a list of those types of changes:

     - changing the stated maturity of the principal of or interest on a senior debt security;

     - reducing any amounts due on a senior debt security or payable upon acceleration of the maturity of a security following a default;

     - adversely affecting any right of repayment at the holder's option;

     - changing the place (except as otherwise described in this prospectus) or currency of payment on a senior debt security;

     - impairing your right to sue for payment or to convert or exchange a security;

     - modifying the senior debt securities to subordinate the senior debt securities to other indebtedness;

     - reducing the percentage of holders of senior debt securities whose consent is needed to modify or amend the indenture;

     - reducing the percentage of holders of senior debt securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults;

     - reducing the requirements for quorum or voting with respect to the senior debt securities;

     - modifying any other aspect of the provisions of the indenture dealing with modification and waiver except to increase the voting requirements;

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

     - change in any of our obligations to pay additional amounts which are required to be paid to holders with respect to taxes imposed on such holders in certain circumstances; and

     - other provisions specified in the prospectus supplement.

     CHANGES REQUIRING A MAJORITY VOTE. The second type of change to the indenture and the outstanding senior debt securities is the kind that requires a vote in favor by holders of outstanding senior debt securities owning a majority of the principal amount of the particular series affected. Separate votes will be needed for each series even if they are affected in the same way. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect holders of the outstanding senior debt securities in any material respect. The same vote would be required for us and our subsidiary guarantors to obtain a waiver of all or part of certain covenants in the applicable indenture, or a waiver of a past default. However, we and our subsidiary guarantors cannot obtain a waiver of a payment default or any other aspect of the indenture or the outstanding senior debt securities listed in the first category described previously under "-- Changes Requiring Your Approval" unless we and our subsidiary guarantors obtain your individual consent to the waiver.

     CHANGES NOT REQUIRING APPROVAL. The third type of change does not require any vote by holders of outstanding senior debt securities. This type is limited to clarifications; curing ambiguities, defects or inconsistencies and certain other changes that would not adversely affect holders of the outstanding senior debt securities in any material respect. Qualifying or maintaining the qualification of the indenture under the Trust Indenture Act does not require any vote by holders of senior debt securities.

     FURTHER DETAILS CONCERNING VOTING. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a senior debt security:

     - for original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the senior debt securities were accelerated to that date because of a default; and

     - for debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that senior debt security described in the prospectus supplement.

     Senior debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Senior debt securities will also not be eligible to vote if they have been fully defeased as described later under "Defeasance -- Full Defeasance."

     We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding indenture securities that are entitled to vote or take other action under the indenture.

     We are not required to set a record date. If we set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding securities of that series on the record date and must be taken within 180 days following the record date or another period that we may specify. We may shorten or lengthen this period from time to time.

     "STREET NAME" AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW APPROVAL MAY BE GRANTED OR DENIED IF WE SEEK TO CHANGE THE INDENTURE OR THE DEBT SECURITIES OR REQUEST A WAIVER.

SATISFACTION AND DISCHARGE

     The indenture will cease to be of further effect, and we and our subsidiary guarantors will be deemed to have satisfied and discharged the indenture with respect to a particular series of senior debt securities, when the following conditions have been satisfied:

     - all debt securities of that series not previously delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity or on a redemption date within one year,
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

     - we deposit with the trustee, in trust, funds sufficient to pay the entire indebtedness on the senior debt securities of that series that had not been previously delivered for cancellation, for the principal and interest to the date of the deposit (for senior debt securities that have become due and payable) or to the stated maturity or the redemption date, as the case may be (for senior debt securities that have not become due and payable),

     - we have paid or caused to be paid all other sums payable under the indenture in respect of that series, and

     - we have delivered to the trustee an officer's certificate and opinion of counsel, each stating that all these conditions have been complied with.

     We will remain obligated to provide for registration of transfer and exchange and to provide notices of redemption.

DEFEASANCE

     The following discussion of full defeasance and covenant defeasance will be applicable to your series of senior debt securities only if we choose to have them apply to that series. If we choose to do so, we will state that in the applicable prospectus supplement and describe any changes to these provisions.

     FULL DEFEASANCE. If there is a change in federal tax law, as described below, we can legally release ourselves and our subsidiary guarantors from any payment or other obligations on the senior debt securities, called "full defeasance," if we put in place the following other arrangements for you to be repaid:

     - We must deposit in trust for your benefit and the benefit of all other registered holders of the senior debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the senior debt securities on their various due dates including, possibly, their earliest redemption date.

     - Under current federal tax law, the deposit and our legal release from the senior debt securities would likely be treated as though you surrendered your senior debt securities in exchange for your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the senior debt securities you surrendered. In order for us to effect a full defeasance, we must deliver to the trustee a legal opinion confirming that you will not recognize income gain or loss for federal income tax purposes as a result of the defeasance and that you will not be taxed on the debt securities any differently than if we did not make the deposit and just repaid the senior debt securities ourselves.

     - We must comply with any additional provisions set forth in the prospectus supplement.

     If we accomplish a full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the senior debt securities. You could not look to us or our subsidiary guarantors for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

     COVENANT DEFEASANCE. Under current federal tax law, we can make the same type of deposit described above and be released and cause our subsidiary guarantors to be released, from the restrictive covenants in the senior debt securities, if any. This is called "covenant defeasance." In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the senior debt securities. In order to achieve covenant defeasance, we must do the following:

     - We must deposit in trust for your benefit and the benefit of all other registered holders of the senior debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the senior debt securities on their various due dates.

     - We must deliver to the trustee a legal opinion confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the senior debt securities any differently than if we did not make the deposit and just repaid the senior debt securities ourselves.

     - We must comply with any additional provisions set forth in the prospectus supplement.

     If we accomplish covenant defeasance, the following provisions of the indenture and the senior debt securities would no longer apply unless otherwise specified:

     - any promises of our subsidiary guarantors relating to their guarantees, the conduct of their business and any other covenants applicable to the series of senior debt securities;

     - our promises regarding conduct of our business and other matters and any other covenants applicable to the series of senior debt securities; and

     - the definition of an event of default as a breach of such covenants.

     If we accomplish covenant defeasance, you can still look to us and our subsidiary guarantors for repayment of the senior debt securities if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred (such as our bankruptcy) and the senior debt securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, of course, you may not be able to obtain payment of the shortfall.

     In order to exercise either full defeasance or covenant defeasance, we must comply with certain conditions, and no event or condition can exist that would prevent us and our subsidiary guarantors from making payments of principal, premium, and interest, if any, on the senior debt securities of such series on the date the irrevocable deposit is made or at any time during the period ending on the 91st day after the deposit date.

THE TRUSTEE

     The initial trustee under the indenture will be The Bank of New York. The Bank of New York will also be the initial paying agent and registrar for the senior debt securities. The Bank of New York is also the trustee and note registrar for our 6 3/4% senior notes due 2006, our 7 1/2% senior notes due 2011 and any remaining 10 3/4% senior subordinated notes due 2006.

     The indenture provides that, except during the continuance of an event of default under the indenture, the trustee under the indenture will perform only such duties as are specifically set forth in the indenture. Under the indenture, the holders of a majority in outstanding principal amount of the senior debt securities will have the right to direct the time, method and place of conducting any proceeding or exercising any remedy available to the trustee under the indenture, subject to certain exceptions. If an event of default has occurred and is continuing, the trustee under the indenture will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The indenture and provisions of the Trust Indenture Act incorporated by reference in the indenture contain limitations on the rights of the trustee under such indenture, should it become a creditor of our company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee under the indenture is permitted to engage in other transactions. However, if the trustee under the indenture acquires any prohibited conflicting interest, it must eliminate the conflict or resign.

     The trustee may resign or be removed with respect to one or more series of securities and a successor trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of securities under the indenture, each such trustee shall be a trustee of a trust separate and apart from the trust administered by any other such trustee and any action described herein to be taken by the "trustee" may then be taken by each such trustee with respect to, and only with respect to, the one or more series of securities for which it is trustee.

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

GOVERNING LAW

     The indenture and the senior debt securities will be governed by, and construed in accordance with, the laws of the State of New York without application of principles of conflicts of law thereunder.

DEFINITIONS

     The following definitions are applicable to this Description of Senior Debt
Securities:

     "Acquired Indebtedness" means Indebtedness of a Person (1) existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets by such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or acquiring such assets, as the case may be.

     "Attributable Debt" means, with respect to a Sale and Leaseback Transaction, an amount equal to the lesser of: (1) the fair market value of the property (as determined in good faith by our board of directors); and (2) the present value of the total net rental payments to be made under the lease during its remaining term, discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually. The term "net rental payments" under any lease for any period shall mean the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, reconstructions, insurance, taxes, assessments, water rates, operating and labor costs or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount sales, maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges.

     "Capitalized Lease" means any obligation of a Person to pay rent or other amounts incurred with respect to real property or equipment acquired or leased by such Person and used in its business that is required to be recorded as a capital lease in accordance with generally accepted accounting principles.

     "Consolidated Total Assets" means, with respect to any Person as of any date, the amount of total assets as shown on the consolidated balance sheet of such Person for the most recent fiscal quarter for which financial statements have been filed with the Securities and Exchange Commission, prepared in accordance with accounting principles generally accepted in the United States.

     "Existing Receivables Credit Facility" means the receivables-backed financing transaction pursuant to (1) the Receivables Sales Agreement, dated as of July 21, 2000 between Quest Diagnostics and each of its direct and indirect wholly owned Subsidiaries that is a seller thereunder, and Quest Diagnostics Receivables Inc., as the buyer, (2) the Credit and Security Agreement, dated as of July 21, 2000 among Quest Diagnostics Receivables Inc., as borrower, Quest Diagnostics, as initial servicer, each of the lenders from time to time party thereto, and Wachovia Bank, N.A., as administrative agent, and (3) the various related ancillary documents.

     "Indebtedness" of any Person means, without duplication (1) any obligation of such Person for money borrowed, (2) any obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (3) any reimbursement obligation of such Person in respect of letters of credit or other similar instruments which support financial obligations which would otherwise become Indebtedness, and (4) any obligation of such Person under Capitalized Leases; provided, however, that "Indebtedness" of such Person shall not include any obligation of such Person to any Subsidiary of such Person or to any Person with respect to which such Person is a Subsidiary.

     "Initial Subsidiary Guarantors" means each of Quest Diagnostics Holdings Incorporated, Quest Diagnostics Clinical Laboratories, Inc., Quest Diagnostics Incorporated (CA), Quest Diagnostics Incorporated (MD), Quest Diagnostics LLC, Quest Diagnostics Incorporated (MI), Quest Diagnostics Incorporated (CT), Quest Diagnostics Incorporated (MA), Quest Diagnostics of Pennsylvania Inc., Quest Diagnostics Incorporated (OH), Metwest Inc., Nichols Institute Diagnostics, DPD Holdings, Inc., Diagnostics Reference

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

Services Inc., Laboratory Holdings Incorporated, Pathology Building Partnership, Quest Diagnostics Investments Incorporated and Quest Diagnostics Finance Incorporated.

     "Lien" means any pledge, mortgage, lien, encumbrance or other security interest.

     "Officer's Certificate" means a certificate signed by any Officer of Quest Diagnostics or any Subsidiary Guarantor, as the case may be, in his or her capacity as such Officer and delivered to the trustee.

     "Permitted Acquired Indebtedness" means any Acquired Indebtedness that remains outstanding following the expiration of a good faith offer by Quest Diagnostics or the Subsidiary of Quest Diagnostics obligated under such Acquired Indebtedness to acquire such Acquired Indebtedness, including, without limitation, an offer to exchange such Acquired Indebtedness for debt securities of Quest Diagnostics, on terms, which in the opinion of an independent investment banking firm of national reputation and standing, are consistent with market practices in existence at the time for offers of a similar nature; provided that the initial expiration date of any such offer shall be not later than the expiration of the 270-day period referred to in the first paragraph of the "Limitation on Subsidiary Indebtedness and Preferred Stock" covenant; provided further that the amount of Acquired Indebtedness that shall constitute "Permitted Acquired Indebtedness" shall only be equal to the amount of Acquired Indebtedness that Quest Diagnostics or such Subsidiary has made an offer to acquire in accordance with the foregoing.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or other similar entity.

     "Preferred Stock" means, with respect to any Person, any and all shares of preferred stock (however designated) issued by such Person, that is entitled to preference or priority over one or more series or classes of capital stock issued by such Person upon any distribution of such Person's property and assets, whether by dividend or on liquidation, whether now outstanding, or issued after the date that the senior debt securities are issued.

     "Principal Property" means any real property and any related buildings, fixtures or other improvements located in the United States owned by Quest Diagnostics or its Subsidiaries (1) on or in which one of its 30 largest domestic clinical laboratories conducts operations, as determined by net revenues for the four most recent fiscal quarters for which financial statements have been filed with the Securities and Exchange Commission, or (2) the net book value of which at the time of the determination exceeds 1% of the Consolidated Total Assets of Quest Diagnostics. As of June 20, 2001, Quest Diagnostics and its Subsidiaries owned 13 of the 30 largest domestic clinical laboratories operated by Quest Diagnostics and its Subsidiaries. These 13 owned domestic clinical laboratories and Quest Diagnostic's administrative office located in Collegeville, Pennsylvania are "Principal Properties" under the above definition.

     "Receivables Credit Facility" means any receivables-backed financing transaction including the Existing Receivables Credit Facility, in each case as such transaction may be amended or otherwise modified from time to time or refinanced or replaced with respect to all or any portion of the indebtedness under such transaction.

     "Restricted Subsidiary" means any Subsidiary of Quest Diagnostics that owns a Principal Property.

     "Sale and Leaseback Transaction" means any arrangement with any person providing for the leasing by Quest Diagnostics or any Restricted Subsidiary of any Principal Property that has been or is to be sold or transferred by Quest Diagnostics or any Restricted Subsidiary to such person, as the case may be.

     "Subsidiary" of any Person means (1) a corporation, a majority of the outstanding voting stock of which is, at the time, directly or indirectly, owned by such Person by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries thereof or (2) any other Person (other than a corporation), including, without limitation, a partnership or joint venture, in which such Person, one or more

Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions).

     "Subsidiary Guarantors" means, at any time, (1) each Initial Subsidiary Guarantor and (2) each existing and future domestic Subsidiary of Quest Diagnostics which is required to guarantee the obligations of Quest Diagnostics under the senior debt securities, provided that, in each case, such Initial Subsidiary Guarantor or such other domestic Subsidiary continues to guarantee the senior debt securities at such time.

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

                  DESCRIPTION OF SUBORDINATED DEBT SECURITIES

     We may issue subordinated debt securities from time to time in one or more distinct series. This section summarizes the material terms of our subordinated debt securities. Some of the financial and other terms of any series of subordinated debt securities that we offer will be described in the prospectus supplement to be attached to the front of this prospectus.

     As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the subordinated debt securities will be governed by a document called an "indenture." An indenture is a contract between us and a financial institution, in this case, The Bank of New York, acting as trustee on your behalf. The indenture will be subject to and governed by the Trust Indenture Act of 1939. The trustee has two main roles:

     - First, subject to some limitations, the trustee can enforce your rights against us if we default.

     - Second, the trustee performs certain administrative duties for us, which include sending you interest payments and notices.

     Because this section is a summary of the material terms of the indenture, it does not describe every aspect of the subordinated debt securities. We urge you to read the indenture because it, and not this description, defines your rights as a holder of subordinated debt securities. Some of the definitions are repeated in this prospectus, but for the rest you will need to read the indenture. We have filed the indenture as an exhibit to our Securities Act and Exchange Act reports that we have filed with the SEC. See "Where You Can Find More Information," for information on how to obtain a copy of the indenture.

     Whenever we refer in this Description of Subordinated Debt Securities to terms defined in the indenture below, such defined terms are incorporated herein by reference. As used in this Description of Subordinated Debt Securities, the terms "we," "our," "us," and "Quest Diagnostics" do not include any current or future subsidiary of Quest Diagnostics Incorporated, unless the context indicates otherwise.

     The subordinated debt securities will be issued under an indenture (the "Indenture") among Quest Diagnostics, as issuer, the Bank of New York, as trustee and, if the subordinated debt securities are to be guaranteed by subsidiaries of Quest Diagnostics, the initial subsidiary guarantors party thereto. The terms of the subordinated debt securities will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. A copy of the Indenture is available for inspection at the office of the trustee.

GENERAL

     The subordinated debt securities will be unsecured obligations of our company

     Our subordinated debt securities may be guaranteed by certain of our subsidiaries. We refer to these subsidiaries as our "subsidiary guarantors." Because our subordinated debt securities may or may not be guaranteed by our subsidiary guarantors, references to our subsidiary guarantors are applicable only if the prospectus supplement indicates that the debt securities will be guaranteed by our subsidiary guarantors.

     Quest Diagnostics may, from time to time, without the consent of the holders of subordinated debt securities, issue additional subordinated debt securities having the same ranking and the same interest rate, maturity and other terms as the subordinated debt securities of that series. Any additional subordinated debt securities and the subordinated debt securities of that series will constitute a single series under the Indenture. This type of offering is often referred to as a "reopening."

     Subordinated debt securities will bear interest at the annual rate noted on the cover page of a prospectus supplement. Interest will be payable semiannually each year. Interest on the subordinated debt securities will be paid to holders of record immediately before the interest payment date.

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     You should read the prospectus supplement for the following terms of the series of subordinated debt securities offered by the prospectus supplement:

     - The title of the subordinated debt securities.

     - The aggregate principal amount of the subordinated debt securities, the percentage of their principal amount at which the subordinated debt securities will be issued and the date or dates when the principal of the subordinated debt securities will be payable or how those dates will be determined.

     - The interest rate or rates, which may be fixed or variable, that the subordinated debt securities will bear, if any, and how the rate or rates will be determined.

     - The date or dates from which any interest will accrue or how the date or dates will be determined, the date or dates on which any interest will be payable, any regular record dates for these payments or how these dates will be determined and the basis on which any interest will be calculated, if other than on the basis of a 360-day year of twelve 30-day months.

     - The place or places, if any, other than or in addition to New York City, of payment, transfer, conversion and exchange of the subordinated debt securities and where notices or demands to or upon us in respect of the subordinated debt securities may be served.

     - Any optional redemption provisions.

     - Any sinking fund or other provisions that would obligate us to repurchase or redeem the subordinated debt securities.

     - Whether the amount of payments of principal of, or premium, if any, or interest on the subordinated debt securities will be determined with reference to an index, formula or other method, which could be based on one or more commodities, equity indices or other indices, and how these amounts will be determined.

     - Any changes or additions to the events of default under the applicable indenture or our covenants, including additions of any restrictive covenants, with respect to the subordinated debt securities.

     - If not the principal amount of the subordinated debt securities, the portion of the principal amount that will be payable upon acceleration of the maturity of the subordinated debt securities or how that portion will be determined.

     - Any changes or additions to the provisions concerning defeasance and covenant defeasance contained in the indenture that will be applicable to the subordinated debt securities.

     - Any provisions granting special rights to the holders of the subordinated debt securities upon the occurrence of specified events.

     - If other than the trustee, the name of any paying agent, security registrar and transfer agent for the subordinated debt securities.

     - If the subordinated debt securities are not to be issued in book-entry form only and held by The Depositary Trust Company, as depositary, the form of such subordinated debt securities, including whether such subordinated debt securities are to be issuable in permanent or temporary global form, as registered securities, bearer securities or both, any restrictions on the offer, sale or delivery of bearer securities and the terms, if any, upon which bearer securities of the series may be exchanged for registered securities of the series and vice versa, if permitted by applicable law and regulations.

     - If other than US dollars, the currency or currencies of such subordinated debt securities.

     - The person to whom any interest in a subordinated debt security will be payable, if other than the registered holder at the close of business on the regular record date.

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

     - The denomination or denominations that the subordinated debt securities will be issued, if other than denominations of $1,000 or any integral multiples in the case of the registered securities and $5,000 or any integral multiples in the case of the bearer securities.

     - Whether such subordinated debt securities will be convertible into or exchangeable for any other securities and, if so, the terms and conditions upon which such subordinated debt securities will be so convertible or exchangeable.

     - A discussion of federal income tax, accounting and other special considerations, procedures and limitations with respect to the subordinated debt securities.

     - Whether and under what circumstances we will pay additional amounts to holders in respect of any tax assessment or government charge, and, if so, whether we will have the option to redeem the subordinated debt securities rather than pay such additional amounts.

     - Whether payment of any amounts due under the applicable indenture will be guaranteed by one or more of our subsidiaries.

     - Any other terms of the subordinated debt securities that are consistent with the provisions of the indenture.

     For purposes of this prospectus, any reference to the payment of principal of, premium or interest, if any, on subordinated debt securities will include additional amounts if required by the terms of such subordinated debt securities.

     The indenture does not limit the amount of subordinated debt securities that we are authorized to issue from time to time. The indenture also provides that there may be more than one trustee thereunder, each for one or more series of subordinated debt securities. At a time when two or more trustees are acting under the indenture, each with respect to only certain series, the term "debt securities" means the series of subordinated debt securities for which each respective trustee is acting. If there is more than one trustee under the indenture, the powers and trust obligations of each trustee will apply only to the subordinated debt securities for which it is trustee. If two or more trustees are acting under the indenture, then the subordinated debt securities for which each trustee is acting would be treated as if issued under separate indentures.

     We may issue subordinated debt securities with terms different from those of subordinated debt securities that may already have been issued. Without the consent of the holders thereof, we may reopen a previous issue of a series of subordinated debt securities and issue additional subordinated debt securities of that series unless the reopening was restricted when that series was created.

     There is no requirement that we issue subordinated debt securities in the future under any indenture, and we may use other indentures or documentation, containing different provisions in connection with future issues of other subordinated debt securities.

     We may issue the subordinated debt securities as original issue discount securities, which are subordinated debt securities, including any zero-coupon subordinated debt securities, that are issued and sold at a discount from their stated principal amount. Original issue discount securities provide that, upon acceleration of their maturity, an amount less than their principal amount will become due and payable. We will describe the U.S. federal income tax consequences and other considerations applicable to original issue discount securities in any prospectus supplement relating to them.

GUARANTEES

     Each of our subsidiaries may fully and unconditionally guarantee the payment of the principal of, premium and interest on our subordinated debt securities. The guarantees of the subordinated debt securities will be endorsed on the subordinated debt securities and will be unsecured obligations of our subsidiary guarantors.

     To the extent that our subordinated debt securities are guaranteed, the subordinated debt securities described in this prospectus may be fully and unconditionally guaranteed on a joint and several basis by any
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

of the following wholly-owned subsidiaries: Quest Diagnostics Holdings Incorporated, Quest Diagnostics Clinical Laboratories, Inc., Quest Diagnostics Incorporated (CA), Quest Diagnostics Incorporated (MD), Quest Diagnostics LLC, Quest Diagnostics Incorporated (MI), Quest Diagnostics Incorporated (CT), Quest Diagnostics Incorporated (MA), Quest Diagnostics of Pennsylvania Inc., Quest Diagnostics Incorporated (OH), Metwest Inc., Nichols Institute Diagnostics, DPD Holdings, Inc., Diagnostics Reference Services Inc., Pathology Building Partnership, Quest Diagnostics Investments Incorporated, Quest Diagnostics Finance Incorporated and Laboratory Holdings Incorporated.

     The Indenture provides that the obligations of each subsidiary guarantor under its guarantee will be limited so as not to constitute a fraudulent conveyance under applicable United States federal or state laws. Application of this clause could limit the amount that holders of subordinated debt securities may be entitled to collect under the guarantees. Holders, by their acceptance of our subordinated debt securities, will have agreed to such limitations. See "Risk Factors -- Federal and state laws permit a court to void a guarantee issued by any of our subsidiaries if the court finds the guarantee to constitute a fraudulent conveyance."

RANKING

     Unless provided otherwise in the applicable prospectus supplement, the subordinated debt securities are not secured by any of our property or assets. Accordingly, your ownership of subordinated debt securities means you are one of our unsecured creditors. The subordinated debt securities are subordinated to some of our existing and future debt and other liabilities. See
"-- Subordination" for additional information on how subordination limits your ability to receive payment or pursue other rights if we default or have certain other financial difficulties. In addition, both the senior and subordinated debt securities, if they are not guaranteed by our subsidiaries, will be effectively subordinated to the indebtedness of our subsidiaries.

     The subordinated debt securities will be subordinate and junior in right of payment to all the existing and future Senior Indebtedness of Quest Diagnostics. The subordinated debt securities will rank equally with other unsecured obligations of Quest Diagnostics which are subordinated to Senior Indebtedness of Quest Diagnostics to the same extent as the subordinated debt securities. The subordinated guarantees of a Subsidiary Guarantor will be subordinate and junior in right of payment to all the existing and future Senior Indebtedness of such Subsidiary Guarantor. The subordinated guarantees of a Subsidiary Guarantor will rank equally with other unsecured obligations of such Subsidiary Guarantor which is subordinated to Senior Indebtedness of such Subsidiary Guarantor to the same extent as the subordinated guarantees.

     The subordinated debt securities and the subordinated guarantees will be effectively subordinated to any secured obligations (whether senior or subordinated) of Quest Diagnostics or Subsidiary Guarantors, as the case may be, to the extent of the value of the assets securing such obligations.

     Quest Diagnostics conducts its operations through subsidiaries, which generate a substantial portion of its operating income and cash flow. As a result, distributions or advances from subsidiaries of Quest Diagnostics are a major source of funds necessary to meet its debt service and other obligations. Contractual provisions, laws or regulations, as well as any subsidiary's financial condition and operating requirements, may limit the ability of Quest Diagnostics to obtain cash required to pay Quest Diagnostics' debt service obligations, including payments on the subordinated debt securities. The subordinated debt securities will be structurally subordinated to all existing and future obligations (whether senior or subordinated) of Quest Diagnostics' subsidiaries (unless such subsidiaries are Subsidiary Guarantors), including claims with respect to trade payables. In addition, the subordinated guarantees of our Subsidiary Guarantors will be structurally subordinated to all existing and future obligations (whether senior or subordinated) of the Subsidiary Guarantor's subsidiaries (unless such subsidiaries are also Subsidiary Guarantors), including claims with respect to trade payables. This means that holders of the subordinated debt securities as guaranteed by the Subsidiary Guarantors will have a junior position to the claims of creditors of the direct and indirect subsidiaries of Quest Diagnostics which are not Subsidiary Guarantors on the assets and earnings of such subsidiaries.

     As described above, all of our debt securities are effectively subordinated to all existing and future obligations of any of our non-guarantor subsidiaries, and would be so subordinated if a guarantee issued by
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

any of our subsidiary guarantors were avoided or subordinated in favor of the subsidiary guarantor's other creditors. See "Risk Factors -- Federal and state laws permit a court to void a guarantee issued by any of our subsidiaries if the court finds the guarantee to constitute a fraudulent conveyance."

SUBORDINATION

     Unless the prospectus supplement provides otherwise, the following provisions will apply to the subordinated debt securities:

     The payment of principal, any premium and interest on the subordinated debt securities is subordinated in right of payment to the prior payment in full of all of our senior indebtedness. This means that in certain circumstances where we may not be making payments on all of our debt obligations as they become due, the holders of all of our senior indebtedness will be entitled to receive payment in full of all amounts that are due or will become due on the senior indebtedness before you and the other holders of subordinated debt securities will be entitled to receive any payment or distribution (other than in the form of subordinated securities) on the subordinated debt securities. These circumstances include the following circumstances:

     - We make a payment or distribute assets to creditors upon any liquidation, dissolution, winding up or reorganization of our company, or as part of an assignment or marshalling of our assets for the benefit of our creditors.

     - We file for bankruptcy or certain other events in bankruptcy, insolvency or similar proceedings occur.

     - The maturity of the subordinated debt securities is accelerated. For example, the entire principal amount of a series of subordinated debt securities may be declared to be due and payable and immediately payable or may be automatically accelerated due to an event of default as described under "-- Events of Default."

     In addition, we are generally not permitted to make payments of principal, any premium or interest on the subordinated debt securities if we default in our obligation to make payments on our senior indebtedness and do not cure such default. We are also prohibited from making payments on subordinated debt securities if an event of default (other than a payment default) that permits the holders of senior indebtedness to accelerate the maturity of the senior indebtedness occurs and we and the trustee have received a notice of such event of default. However, unless the senior indebtedness has been accelerated because of that event of default, this payment blockage notice cannot last more than 179 days.

     These subordination provisions mean that if we are insolvent a holder of senior indebtedness is likely to ultimately receive out of our assets more than a holder of the same amount of our subordinated debt securities, and a creditor of our company that is owed a specific amount but who owns neither our senior indebtedness nor our subordinated debt securities may ultimately receive less than a holder of the same amount of senior indebtedness and more than a holder of subordinated debt securities.

     The subordinated indenture does not limit the amount of senior indebtedness we are permitted to have and we may in the future incur additional senior indebtedness.

     "Senior Indebtedness" is defined in the subordinated indenture as the principal of, and premium, if any, and unpaid interest on

     - indebtedness of Quest Diagnostics whether outstanding on the date of the subordinated indenture or thereafter created, incurred, assumed or guaranteed, for money borrowed, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such indebtedness is not senior or prior in right of payment to the subordinated debt securities. This includes the indebtedness of others guaranteed by Quest Diagnostics, but excludes the debt securities Quest Diagnostics issued under the subordinated indenture and any remaining 10 3/4% senior subordinated notes due 2006 of Quest Diagnostics, and

     - renewals, extensions, modifications and refunding of any such indebtedness.

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

     "Senior Guarantees" with respect to any subsidiary guarantor is defined in the subordinated indenture as all obligations of such subsidiary guarantor under a guarantee of Senior Indebtedness of Quest Diagnostics.

     If this prospectus is being delivered in connection with a series of subordinated securities, the accompanying prospectus supplement or the information incorporated by reference will set forth the approximate amount of senior indebtedness outstanding as of a recent date.

MERGER OR CONSOLIDATION

     Under the terms of the indenture, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

     - either we will be the surviving corporation or, if we merge out of existence or sell assets, the entity into which we merge or to which we sell assets must agree to be legally responsible for the subordinated debt securities;

     - immediately after the merger or transfer of assets, no default on the subordinated debt securities can exist. A default for this purpose includes any event that would be an event of default if the requirements for giving a default notice or of having the default exist for a specific period of time were disregarded;

     - we must deliver certain certificates and documents to the trustee; and

     - we must satisfy any other requirements specified in the prospectus supplement.

EVENTS OF DEFAULT

     You will have special rights if an event of default occurs in respect of the subordinated debt securities of your series and is not cured, as described later in this subsection.

     WHAT IS AN EVENT OF DEFAULT? The term "event of default" in respect of the subordinated debt securities of your series means any of the following:

     - We and any of our subsidiary guarantors do not pay the principal of or any premium on a subordinated debt security of such series on its due date.

     - We and any of our subsidiary guarantors do not pay interest on a subordinated debt security of such series within 30 days of its due date whether at maturity, upon redemption or upon acceleration.

     - We do not deposit any sinking fund payment in respect of subordinated debt securities of such series on its due date.

     - We or any of our subsidiary guarantors remains in breach of a covenant in respect of subordinated debt securities of such series for 60 days after we receive a written notice of default stating we are in breach and requiring that we remedy the breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of subordinated debt securities of such series.

     - We or any of our subsidiary guarantors files for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur.

     - Any of our of subsidiary guarantors repudiates its obligations under any subsidiary guarantee or, except to the extent contemplated by the related indenture, any subsidiary guarantee is determined to be unenforceable or invalid or shall for any reasons cease to be in full force and effect.

     - Any other event of default in respect of subordinated debt securities of such series described in the prospectus supplement occurs.

     The events of default described above may be modified as described in the applicable prospectus supplement. An event of default for a particular series of subordinated debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee
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

may withhold notice to the holders of subordinated debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

     REMEDIES IF AN EVENT OF DEFAULT OCCURS. If an event of default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the subordinated debt securities of the affected series may declare the entire principal amount of all the subordinated debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the subordinated debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. There are special notice and timing rules which apply to the acceleration of subordinated debt securities which are designed to protect the interests of holders of senior debt. A declaration of acceleration of maturity may be cancelled by the holders of at least a majority in principal amount of the subordinated debt securities of the affected series if (1) all existing events of default, other than the nonpayment of principal of or premium or interest, if any, on the subordinated debt securities of such series which have become due solely because of the acceleration, have been cured or waived and (2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

     Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of the holders unless the holders offer the trustee protection reasonably satisfactory to it from expenses and liability, called an "indemnity". If such indemnity is provided, the holders of a majority in principal amount of the outstanding subordinated debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of such fight, remedy or event of default.

     Before you are allowed to bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your fights or protect your interests relating to the debt securities, the following must occur:

     - You must give the trustee written notice that an event of default has occurred and remains uncured.

     - The holders of not less than 25% in principal amount of all outstanding subordinated debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

     - The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity.

     - The holders of a majority in principal amount of the subordinated debt securities must not have given the trustee a direction inconsistent with the above notice during the 60-day period.

     However, you are entitled at any time to bring a lawsuit for the payment of money due on your subordinated debt securities on or after the due date.

     Holders of a majority in principal amount of the subordinated debt securities of the affected series may waive any past defaults other than (1) the payment of principal, any premium or interest or (2) in respect of a covenant or other provision that cannot be modified or amended without the consent of each holder.

     "STREET NAME" AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION OR TO MAKE A REQUEST OF THE TRUSTEE AND TO MAKE OR CANCEL A DECLARATION OF ACCELERATION.

     Each year, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the subordinated debt securities, or else specifying any default.

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CONVERSION AND EXCHANGE

     If any subordinated debt securities are convertible into or exchangeable for other securities, the prospectus supplement will explain the terms and conditions of such conversion or exchange, including:

     - the conversion price or exchange ratio, or the calculation method for such price or ratio;

     - the conversion or exchange period, or how such period will be determined;

     - if conversion or exchange will be mandatory or at the option of the holder or our company;

     - provisions for adjustment of the conversion price or the exchange ratio; and

     - provisions affecting conversion or exchange in the event of the redemption of the debt securities.

     Such terms may also include provisions under which the number or amount of other securities to be received by the holders of such debt securities upon conversion or exchange would be calculated according to the market price of such other securities as of a time stated in the prospectus supplement.

ADDITIONAL MECHANICS

  FORM, EXCHANGE AND TRANSFER

     The subordinated debt securities will be issued:

     - as registered securities; or

     - as bearer securities (unless otherwise stated in the prospectus supplement, with interest coupons attached); or

     - in global form, see "Securities We May Issue -- Global Securities"; or

     - in denominations that are even multiples of $1,000, in the case of registered securities, and in even multiples of $5,000, in the case of bearer securities.

     You may have your registered securities divided into registered securities of smaller denominations or combined into registered securities of larger denominations, as long as the total principal amount is not changed. This is called an "exchange."

     You may exchange or transfer registered securities of a series at the office of the trustee in New York City. That office is currently located at The Bank of New York, 101 Barclay Street, Floor 21 West, New York, New York 10286,
Attn: Corporate Trust -- Trustee Administration. The trustee maintains the list of registered holders and acts as our agent for registering subordinated debt securities in the names of holders and transferring subordinated debt securities. However, we may appoint another trustee to act as our agent or act as our own agent. If provided in the prospectus supplement, you may exchange your bearer securities for registered securities of the same series so long as the total principal amount is not changed. Unless otherwise specified in the prospectus supplement, bearer securities will not be issued in exchange for registered securities.

     You will not be required to pay a service charge to transfer or exchange subordinated debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the transfer agent is satisfied with your proof of ownership.

     If we designate additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

     If the subordinated debt securities are redeemable and we redeem less than all of the subordinated debt securities of a particular series, we may block the transfer or exchange of subordinated debt securities for 15 days before the day we mail the notice of redemption or publish such notice (in the case of bearer securities) and ending on the day of that mailing or publication in order to freeze the list of holders to

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

prepare the mailing. At our option, we may mail or publish such notice of redemption through an electronic medium. We may also refuse to register transfers or exchanges of subordinated debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any subordinated debt security being partially redeemed.

  PAYING AND PAYING AGENTS

     If you are a holder of registered securities, we will pay interest to you if you are a direct holder in the list of registered holders at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular time and day, usually about two weeks in advance of the interest due date, is called the "Regular Record Date" and is stated in the prospectus supplement. Holders buying and selling subordinated debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the Regular Record Date. The most common manner is to adjust the sales price of the subordinated debt securities to prorate interest fairly between buyer and seller. This prorated interest amount is called "accrued interest."

     With respect to registered securities, we will pay interest, principal and any other money due on the subordinated debt securities at the corporate trust office of the trustee in New York City. That office is currently located at The Bank of New York, 101 Barclay Street, Floor 21 West, New York, New York 10286,
Attn: Corporate Trust Administration. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks or making wire transfers.

     "STREET NAME" AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS.

     If bearer securities are issued, unless otherwise provided in the prospectus supplement, we will maintain an office or agency outside the United States for the payment of all amounts due on the bearer securities. If subordinated debt securities are listed on the Luxembourg Stock Exchange or any other stock exchange located outside the United States, we will maintain an office or agency for such subordinated debt securities in any city located outside the United States required by such stock exchange. The initial locations of such offices and agencies will be specified in the prospectus supplement. Unless otherwise provided in the prospectus supplement, payment of interest on any bearer securities on or before maturity will be made only against surrender of coupons for such interest installments as they mature. Unless otherwise provided in the prospectus supplement, no payment with respect to any bearer security will be made at any office or agency of our company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal, premium and interest, if any, on bearer securities payable in US dollars will be made at the office of our paying agent in The City of New York if (but only if) payment of the full amount in US dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions.

     Regardless of who acts as the paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to registered holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else.

     We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee's corporate trust office. We may also choose to act as our own paying agent. We must notify you of changes in identities of the paying agents for any particular series of subordinated debt securities.

  NOTICES

     With respect to registered securities, we and the trustee will send notices regarding the subordinated debt securities only to registered holders, using their addresses as listed in the list of registered holders. With respect to bearer securities, we and the trustee will give notice by publication in a newspaper of general
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circulation in the City of New York or in such other cities that may be specified in a prospectus supplement. At our option, we may send or publish notices through an electronic medium as specified in the applicable prospectus supplement.

MODIFICATION OR WAIVER

     There are three types of changes we can make to the indenture and the subordinated debt securities.

     CHANGES REQUIRING YOUR APPROVAL. First, there are changes that cannot be made to your subordinated debt securities without your specific approval. Following is a list of those types of changes:

     - changing the stated maturity of the principal of or interest on a subordinated debt security;

     - reducing any amounts due on a subordinated debt security or payable upon acceleration of the maturity of a security following a default;

     - adversely affecting any right of repayment at the holder's option;

     - changing the place (except as otherwise described in this prospectus) or currency of payment on a subordinated debt security;

     - impairing your right to sue for payment or to convert or exchange a security;

     - modifying the subordination provisions in a manner that is adverse to holders of the subordinated debt securities;

     - reducing the percentage of holders of subordinated debt securities whose consent is needed to modify or amend the indenture;

     - reducing the percentage of holders of subordinated debt securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults;

     - reducing the requirements for quorum or voting with respect to the subordinated debt securities;

     - modifying any other aspect of the provisions of the indenture dealing with modification and waiver except to increase the voting requirements;

     - change in any of our obligations to pay additional amounts which are required to be paid to holders with respect to taxes imposed on such holders in certain circumstances; and

     - other provisions specified in the prospectus supplement.

     CHANGES REQUIRING A MAJORITY VOTE. The second type of change to the indenture and the outstanding subordinated debt securities is the kind that requires a vote in favor by holders of outstanding subordinated debt securities owning a majority of the principal amount of the particular series affected. Separate votes will be needed for each series even if they are affected in the same way. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect holders of the outstanding subordinated debt securities in any material respect. The same vote would be required for us and our subsidiary guarantors to obtain a waiver of all or part of certain covenants in the applicable indenture, or a waiver of a past default. However, we and our subsidiary guarantors cannot obtain a waiver of a payment default or any other aspect of the indenture or the outstanding subordinated debt securities listed in the first category described previously under "-- Changes Requiring Your Approval" unless we and our subsidiary guarantors obtain your individual consent to the waiver.

     CHANGES NOT REQUIRING APPROVAL. The third type of change does not require any vote by holders of outstanding subordinated debt securities. This type is limited to clarifications; curing ambiguities, defects or inconsistencies and certain other changes that would not adversely affect holders of the outstanding subordinated debt securities in any material respect. Qualifying or maintaining the qualification of the indenture under the Trust Indenture Act does not require any vote by holders of subordinated debt securities.

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     FURTHER DETAILS CONCERNING VOTING.  When taking a vote, we will use the following rules to decide how much principal amount to attribute to a subordinated debt security:

     - for original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the subordinated debt securities were accelerated to that date because of a default; and

     - for subordinated debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that subordinated debt security described in the prospectus supplement.

     Subordinated debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Subordinated debt securities will also not be eligible to vote if they have been fully defeased as described later under "Defeasance -- Full Defeasance."

     We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding indenture securities that are entitled to vote or take other action under the indenture.

     We are not required to set a record date. If we set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding securities of that series on the record date and must be taken within 180 days following the record date or another period that we may specify. We may shorten or lengthen this period from time to time.

     "STREET NAME" AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW APPROVAL MAY BE GRANTED OR DENIED IF WE SEEK TO CHANGE THE INDENTURE OR THE DEBT SECURITIES OR REQUEST A WAIVER.

SATISFACTION AND DISCHARGE

     The indenture will cease to be of further effect, and we and our subsidiary guarantors will be deemed to have satisfied and discharged the indenture with respect to a particular series of debt securities, when the following conditions have been satisfied:

     - all subordinated debt securities of that series not previously delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity or on a redemption date within one year,

     - we deposit with the trustee, in trust, funds sufficient to pay the entire indebtedness on the subordinated debt securities of that series that had not been previously delivered for cancellation, for the principal and interest to the date of the deposit (for subordinated debt securities that have become due and payable) or to the stated maturity or the redemption date, as the case may be (for subordinated debt securities that have not become due and payable),

     - we have paid or caused to be paid all other sums payable under the indenture in respect of that series, and

     - we have delivered to the trustee an officer's certificate and opinion of counsel, each stating that all these conditions have been complied with.

     We will remain obligated to provide for registration of transfer and exchange and to provide notices of redemption.

DEFEASANCE

     The following discussion of full defeasance and covenant defeasance will be applicable to your series of subordinated debt securities only if we choose to have them apply to that series. If we choose to do so, we will state that in the applicable prospectus supplement and describe any changes to these provisions.

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     FULL DEFEASANCE.  If there is a change in federal tax law, as described below, we can legally release ourselves and our subsidiary guarantors from any payment or other obligations on the subordinated debt securities, called "full defeasance", if we put in place the following other arrangements for you to be repaid:

     - We must deposit in trust for your benefit and the benefit of all other registered holders of the subordinated debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the subordinated debt securities on their various due dates including, possibly, their earliest redemption date.

     - Under current federal tax law, the deposit and our legal release from the subordinated debt securities would likely be treated as though you surrendered your debt securities in exchange for your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the subordinated debt securities you surrendered. In order for us to effect a full defeasance, we must deliver to the trustee a legal opinion confirming that you will not recognize income gain or loss for federal income tax purposes as a result of the defeasance and that you will not be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

     - We must comply with any additional provisions set forth in the prospectus supplement.

     If we accomplish a full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the subordinated debt securities. You could not look to us or our subsidiary guarantors for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent. You would also be released from any applicable subordination provisions on the subordinated debt securities described below under "-- Subordination."

     COVENANT DEFEASANCE. Under current federal tax law, we can make the same type of deposit described above and be released and cause our subsidiary guarantors to be released, from the restrictive covenants in the subordinated debt securities, if any. This is called "covenant defeasance." In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the subordinated debt securities, and you would be released from any applicable subordination provisions on the subordinated debt securities described later under "-- Subordination." In order to achieve covenant defeasance, we must do the following:

     - We must deposit in trust for your benefit and the benefit of all other registered holders of the subordinated debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the subordinated debt securities on their various due dates.

     - We must deliver to the trustee a legal opinion confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the subordinated debt securities any differently than if we did not make the deposit and just repaid the subordinated debt securities ourselves.

     - We must comply with any additional provisions set forth in the prospectus supplement.

     If we accomplish covenant defeasance, the following provisions of the indenture and the subordinated debt securities would no longer apply unless otherwise specified:

     - any promises of our subsidiary guarantors relating to their guarantees, the conduct of their business and any other covenants applicable to the series of subordinated debt securities that will be described in the prospectus supplement;

     - our promises regarding conduct of our business and other matters and any other covenants applicable to the series of subordinated debt securities that will be described in the prospectus supplement; and

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

     - the definition of an event of default as a breach of such covenants that may be specified in the prospectus supplement.

     If we accomplish covenant defeasance, you can still look to us and our subsidiary guarantors for repayment of the subordinated debt securities if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred (such as our bankruptcy) and the subordinated debt securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, of course, you may not be able to obtain payment of the shortfall.

     In order to exercise either full defeasance or covenant defeasance, we must comply with certain conditions, and no event or condition can exist that would prevent us and our subsidiary guarantors from making payments of principal, premium, and interest, if any, on the subordinated debt securities of such series on the date the irrevocable deposit is made or at any time during the period ending on the 91st day after the deposit date.

THE TRUSTEE

     The initial trustee under the indenture will be The Bank of New York. The Bank of New York will also be the initial paying agent and registrar for the debt securities. The Bank of New York is also the trustee and note registrar for our 6 3/4% senior notes due 2006, our 7 1/2% senior notes due 2011 and any remaining 10 3/4% senior subordinated notes due 2006.

     The indenture provides that, except during the continuance of an event of default under the indenture, the trustee under the indenture will perform only such duties as are specifically set forth in the indenture. Under the indenture, the holders of a majority in outstanding principal amount of the subordinated debt securities will have the right to direct the time, method and place of conducting any proceeding or exercising any remedy available to the trustee under the indenture, subject to certain exceptions. If an event of default has occurred and is continuing, the trustee under the indenture will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The indenture and provisions of the Trust Indenture Act incorporated by reference in the indenture contain limitations on the rights of the trustee under such indenture, should it become a creditor of our company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee under the indenture is permitted to engage in other transactions. However, if the trustee under the indenture acquires any prohibited conflicting interest, it must eliminate the conflict or resign.

     The trustee may resign or be removed with respect to one or more series of securities and a successor trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of securities under the indenture, each such trustee shall be a trustee of a trust separate and apart from the trust administered by any other such trustee and any action described herein to be taken by the "trustee" may then be taken by each such trustee with respect to, and only with respect to, the one or more series of securities for which it is trustee.

GOVERNING LAW

     The indenture and the subordinated debt securities will be governed by, and construed in accordance with, the laws of the State of New York without application of principles of conflicts of law thereunder.

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             DESCRIPTION OF THE PREFERRED STOCK AND THE DEPOSITARY
            SHARES REPRESENTING FRACTIONAL SHARES OF PREFERRED STOCK

     This section describes the general terms and provisions of the preferred stock that we may offer by this prospectus. The applicable prospectus supplement will describe the specific terms of the series of preferred stock then offered, and the terms and provisions described in this section will apply only to the extent not superseded by the terms of the applicable prospectus supplement.

     This section is only a summary of the preferred stock that we may offer. We urge you to read carefully our certificate of incorporation and the certificate of designation we will file in relation to an issue of any particular series of preferred stock before you buy any preferred stock.

BOOK-ENTRY SECURITIES

     The preferred stock may be issued in whole or in part in the form of one or more global securities. See "Securities We May Issue" for additional information about your limited rights as the beneficial owner of a global security.

OUR SERIES OF PREFERRED STOCK

     Our certificate of incorporation permits us to issue, without prior permission from our stockholders, up to 10,000,000 shares of preferred stock. As of June 1, 2001, we had previously authorized:

     - 1,000 shares of voting cumulative preferred stock, par value $1.00 per share, all of which are issued and outstanding; and

     - 1,300,000 shares of series A preferred stock par value $1.00 per share, none of which are expected to be issued nor are any outstanding; series A preferred stock will be issued pursuant to our rights agreement as described under "Description of Common Stock -- Rights Agreement."

VOTING CUMULATIVE PREFERRED STOCK

     We have 1,000 outstanding shares of voting cumulative preferred stock, all of which are owned by Corning Incorporated. The shares of our voting cumulative preferred stock rank senior to our common stock and series A preferred stock; they have a liquidation preference of $1,000 per share over the shares of our common stock and receive quarterly dividends payable in cash at the greater of
(1) 10% per annum or (2) the yield to maturity of our 10 3/4% notes expressed as a percentage plus 1%. The voting cumulative preferred stock has one vote per share and votes together with our common stock as a single class. The voting cumulative preferred stock also votes as a separate class on any amendment to our certificate of incorporation that adversely affects the rights of such preferred stock, subject to certain exceptions. We may redeem all the shares of our voting cumulative preferred stock beginning on January 1, 2003. The initial redemption price is 106% of the liquidation preference per share, plus accrued and unpaid dividends. The redemption price will decline each year after 2003 and will be 100% of the liquidation preference, plus accrued and unpaid dividends, on or after January 1, 2006. On January 1, 2022, we must redeem all of the then outstanding shares of voting cumulative preferred stock at a redemption price equal to the liquidation preference.

TERMS OF FUTURE SERIES OF PREFERRED STOCK

     Our board of directors may, without further action of the stockholders, issue undesignated preferred stock in one or more classes or series. Any undesignated preferred stock issued by us may:

     - rank prior to our common stock as to dividend rights, liquidation preference or both;

     - have full or limited voting rights; and

     - be convertible into shares of common stock or other securities.

     The powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, including dividend rights, voting rights, conversion rights, terms of
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

redemption and liquidation preferences, of the preferred stock of each series will be fixed or designated by our board of directors pursuant to a certificate of designation. We will describe in the applicable prospectus supplement the specific terms of a particular series of preferred stock, which may include the following:

     - the maximum number of shares in the series;

     - the designation of the series;

     - the terms of any voting rights of the series;

     - the dividend rate, if any, on the shares of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of capital stock, and whether such dividends shall be cumulative or non-cumulative;

     - whether the shares of such series shall be redeemable by us and, if so, the times, prices and other terms and conditions of such redemption;

     - the rights of the holders of shares of such series upon the liquidation, dissolution or winding up of our company;

     - whether or not the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;

     - whether or not the shares of such series shall be convertible into, or exchangeable for, (a) our debt securities, (b) shares of any other class or classes of stock of our company, or of any other series of the same or different class of stock, or (c) shares of any class or series of stock of any other corporation, and if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

     - the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or making of other distributions on, and upon the purchase, redemption or other acquisition by our company of, our common stock, or any other class or classes of stock of our company ranking junior to the shares of such series either as to dividends or upon liquidation;

     - the conditions or restrictions, if any, upon the creation of indebtedness of our company or upon the issue of any additional stock, including additional shares of such series or of any other series or of any other class, ranking on a parity with or prior to the shares of such series as to dividends or distribution of assets on liquidation, dissolution or winding up;

     - whether fractional interests in shares of the series will be offered in the form of depositary shares as described below under "-- Depositary Shares";

     - any other preference or provision and relative, participating, optional or other special rights or qualifications, limitations or restrictions thereof; and

     - our ability to modify the rights of holders otherwise than by a vote of a majority or more of the series outstanding.

     The preferred stock will, when issued, be fully paid and nonassessable. We will select the transfer agent, registrar and dividend disbursement agent for a series of preferred stock and will describe its selection in the applicable prospectus supplement. The registrar for shares of preferred stock will send notices to stockholders of any meetings at which holders of the preferred stock have the right to elect directors of our company or to vote on any other matter of our company.

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DEPOSITARY SHARES

     This section describes the general terms and provisions of the depositary shares we may offer. The applicable prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement, including, but not limited to, the title of the depositary shares and the deposited security, the amount of deposited securities represented by one depositary share, and any general terms outlined in this section that will not apply to those depositary shares.

     We have summarized certain terms and provisions of the depositary agreement, the depositary shares and the depositary receipts in this section. The summary is not complete. We will file the form of depositary agreement, including the form of depositary receipt, as an exhibit to the registration statement, of which this prospectus is a part. You should read the forms of depositary agreement and depositary receipt relating to a series of preferred stock for additional information before you buy any depositary shares that represent preferred stock of such series.

     GENERAL. We may offer fractional interests in preferred stock rather than full shares of preferred stock. If this occurs, we will provide for the issuance by a depositary to the public of receipts for depositary shares, each of which will represent a fractional interest in a share of a particular series of preferred stock.

     The stock of any series of preferred stock underlying the depositary shares will be deposited under a separate depositary agreement between us and a depositary. For these purposes, the depositary will be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million. We will name the depositary and give the address of its principal executive office in the applicable prospectus supplement. Subject to the terms of the depositary agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying such depositary shares. Those rights include any dividend, voting, redemption, conversion and liquidation rights.

     The depositary shares will be evidenced by depositary receipts issued under the depositary agreement. If you purchase fractional interests in shares of the related series of preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement. While the final depositary receipts are being prepared, we may order the depositary to issue temporary depositary receipts substantially identical to the final depositary receipts in final form. The holders of the temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts although not in final form. Holders of the temporary depositary receipts can exchange them for the final depositary receipts at our expense.

     If you surrender depositary receipts at the principal office of the depositary, unless the related depositary shares have previously been called for redemption, you are entitled to receive at such office the number of shares of preferred stock and any money or other property represented by such depositary shares. We will not issue partial shares of preferred stock. If you deliver depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue you a new depositary receipt evidencing such excess number of depositary shares at the same time that the shares of preferred stock are withdrawn. Holders of preferred stock received in exchange for depositary shares will no longer be entitled to deposit such shares under the depositary agreement or to receive depositary shares in exchange for such preferred stock.

     DIVIDENDS AND OTHER DISTRIBUTIONS. The depositary will distribute all cash dividends or other distributions received with respect to the preferred stock to the record holders of depositary shares representing the preferred stock in proportion to the number of depositary shares owned by the holders on the relevant record date. The depositary will distribute only the amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. THE BALANCE NOT DISTRIBUTED WILL BE ADDED TO AND TREATED AS PART OF THE NEXT SUM RECEIVED BY THE DEPOSITARY FOR DISTRIBUTION TO RECORD HOLDERS OF DEPOSITARY SHARES.

     If there is a distribution other than in cash, the depositary will distribute property to the holders of depositary shares, unless the depositary determines that it is not feasible to make such distribution. If this

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occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of depositary shares.

     The depositary agreement will also contain provisions relating to how any subscription or similar rights offered by us to the holders of the preferred stock will be made available to the holders of depositary shares.

     CONVERSION AND EXCHANGE. If any series of preferred stock underlying the depositary shares is subject to conversion or exchange, the applicable prospectus supplement will describe the rights or obligations of each record holder of depositary receipts to convert or exchange the depositary shares.

     REDEMPTION OF DEPOSITARY SHARES. If the series of the preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the redemption proceeds, in whole or in part, of such series of the preferred stock held by the depositary. The depositary will mail notice of redemption between 30 to 60 days prior to the date fixed for redemption to the record holders of the depositary shares to be redeemed at their addresses appearing in the depositary's records. The redemption price per depositary share will bear the same relationship to the redemption price per share of preferred stock that the depositary share bears to the underlying preferred share. Whenever we redeem preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.

     After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will cease, except the right to receive money or other property that the holders of the depositary shares were entitled to receive upon such redemption. Such payments will be made when holders surrender their depositary receipts to the depositary.

     VOTING THE PREFERRED STOCK. Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail information about the meeting contained in the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of such depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to how the preferred stock underlying the holder's depositary shares should be voted.

     The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions received. We will agree to take all action requested and deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in that manner. The depositary will not vote any preferred stock for which it does not receive specific instructions from the holder of the depositary shares relating to such preferred stock.

     TAXATION. Provided that each obligation in the depositary agreement and any related agreement is performed in accordance with its terms, owners of depositary shares will be treated for federal income tax purposes as if they were owners of the shares of preferred stock represented by the depositary shares. Accordingly, for federal income tax purposes they will have the income and deductions to which they would be entitled if they were holders of the preferred stock. In addition:

     - No gain or loss will be recognized for federal income tax purposes upon withdrawal of preferred stock in exchange for depositary shares as provided in the depositary agreement.

     - The tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon the exchange, be the same as the aggregate tax basis of the depositary shares exchanged for such preferred stock.

     - The holding period for the preferred stock, in the hands of an exchanging owner of depositary shares who held the depositary shares as a capital asset at the time of the exchange, will include the period that the owner held such depositary shares.

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     AMENDMENT AND TERMINATION OF THE DEPOSITARY AGREEMENT.  The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between our company and the depositary at any time. However, any amendment that materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless approved by the record holders of at least a majority of the depositary shares then outstanding. A depositary agreement may be terminated by us or the depositary only if:

     - All outstanding depositary shares relating to the depositary agreement have been redeemed.

     - There has been a final distribution on the preferred stock of the relevant series in connection with the liquidation, dissolution or winding up of the business and the distribution has been distributed to the holders of the related depositary shares.

     CHARGES OF DEPOSITARY. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay associated charges of the depositary for the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges that are stated to be their responsibility in the depositary agreement.

     MISCELLANEOUS. We will forward to the holders of depositary shares all reports and communications that it must furnish to the holders of the preferred stock.

     Neither the depositary nor we will be liable if the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the depositary agreement. Our obligations and the depositary's obligations under the depositary agreement will be limited to performance in good faith of duties set forth in the depositary agreement. Neither the depositary nor we will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless satisfactory indemnity is furnished to us or the depositary. We and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

     RESIGNATION AND REMOVAL OF DEPOSITARY. The depositary may resign at any time by delivering notice to us. We may also remove the depositary at any time. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

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                          DESCRIPTION OF COMMON STOCK

     Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share. As of June 1, 2001, there were 94,316,052 shares of common stock outstanding held of record by approximately 6,800 stockholders, and 1,000 shares of preferred stock outstanding held of record by Corning Incorporated. The following description of our common stock and provisions of our certificate of incorporation and bylaws are only summaries and we encourage you to review complete copies of our certificate of incorporation and bylaws, which we have previously filed with the SEC.

COMMON STOCK

     Holders of our common stock are entitled to receive, as, when and if declared by our board of directors, dividends and other distributions in cash, stock or property from our assets or funds legally available for those purposes subject to any dividend preferences that may be attributable to preferred stock. Holders of common stock are entitled to one vote for each share held of record on all matters on which stockholders may vote. Holders of common stock are not entitled to cumulative voting for the election of directors. There are no preemptive, conversion, redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and non-assessable. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets available for distribution, subject to any prior rights of any holders of preferred stock then outstanding.

     Our common stock is traded on the New York Stock Exchange under the symbol "DGX."

DELAWARE LAW AND OUR CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS MAY HAVE AN ANTI-TAKEOVER EFFECT

     Provisions in our certificate of incorporation, bylaws and Delaware law could make it harder for someone to acquire us through a tender offer, proxy contest or otherwise. We are governed by the provisions of Section 203 of the Delaware General Corporate Law, which provides that a person who owns (or within three years, did own) 15% or more of a company's voting stock is an "interested stockholder." Section 203 prohibits a public Delaware corporation from engaging in a business combination with an interested stockholder for a period commencing three years from the date in which the person became an interested stockholder unless:

     - the board of directors approved the transaction which resulted in the stockholder becoming an interested stockholder;

     - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation (excluding shares owned by officers, directors, or certain employee stock purchase plans); or

     - at or subsequent to the time the transaction is approved by the board of directors, there is an affirmative vote of at least 66.67% of the outstanding voting stock.

     Section 203 could prohibit or delay mergers or other takeover attempts against us, and accordingly, may discourage attempts to acquire us through tender offer, proxy contest or otherwise.

     Our certificate of incorporation and bylaws include certain restrictions on who may call a special meeting of stockholders and prohibit certain actions by written consent of the holders of common stock. These provisions could delay, deter or prevent a future takeover or acquisition of us unless such takeover or acquisition is approved by the board of directors. We have a staggered board of directors, so that it would take three successive annual meetings to replace all directors. Our certificate of incorporation also requires the approval of holders of at least 80% of the voting power of the outstanding capital stock of our company entitled to vote generally in the election of directors as a condition for mergers and certain other business combinations with any beneficial owner of more than 10% of such voting power or an interested stockholder, unless (1) the transaction is approved by at least a majority of directors which are not affiliated or associated

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with the interested stockholder with whom we are seeking a business combination or (2) certain minimum price, form of consideration and procedural requirements are met.

RIGHTS AGREEMENT

     On December 31, 1996, we adopted a shareholder rights agreement. As with most shareholder rights agreements, the terms of our rights agreement are complex and not easily summarized. This summary may not contain all of the information that is important to you. Accordingly, you should carefully read our rights agreement, as amended, that is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

     Our rights agreement provides that each of our common shares will have the right to purchase a unit consisting of one-hundredth of our series A preferred stock at a purchase price of $250. Each share of series A preferred stock is entitled to 100 votes per share and votes together with our common stock as a single class. The series A preferred stock is not redeemable. Holders of rights will have no rights as our stockholders, including the right to vote or receive dividends, simply by virtue of holding the rights.

     Initially, the rights under our rights agreement are attached to outstanding certificates representing our common shares and no separate certificates representing the rights will be distributed. The rights will separate from our common shares and be represented by separate certificates approximately 10 days after someone acquires or commences a tender or exchange offer for 20% of our outstanding common stock except in the case of SmithKline Beecham and its affiliates, who may acquire up to 29.5% of our outstanding common stock without triggering the separation of the rights from our common stock.

     After the rights separate from our common shares, certificates representing the rights will be mailed to record holders of our common shares. Once distributed, the rights certificates alone will represent the rights. All of our common shares issued prior to the date the rights separate from the common shares will be issued with the rights attached. The rights are not exercisable until the date the rights separate from the common shares. The rights will expire on December 31, 2006 unless earlier redeemed or exchanged by us.

     If a person or group obtains or has the right to obtain 20% or more of our common shares, then each holder of a right shall be entitled to receive common stock in lieu of the series A preferred stock upon exercise of the right and payment of the purchase price. The number of shares of common stock the holder of the right shall be entitled to receive shall have a value equal to two times the purchase price paid by such holder upon exercise of the right, unless our board of directors exercises its option pursuant to the rights agreement to exchange all or part of the outstanding rights for common stock at an exchange ratio of one common stock per right prior to a person or group beneficially owning 50% or more of our common shares. If our company is acquired in a merger, consolidation or other business combination or more than 50% of our assets is sold or transferred, each right will thereafter entitle the holder thereof to receive, upon the exercise of such fight, common stock of the acquiring corporation having a value equal to two times the purchase price of such right.

     Our rights agreement may have anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire us. Accordingly, the existence of the rights may deter acquirors from making takeover proposals or tender offers. However, the rights are not intended to prevent a takeover, but rather are designed to enhance the ability of our board to negotiate with an acquiror on behalf of all the stockholders. In addition, the rights should not interfere with a proxy contest.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Our certificate of incorporation limits the liability of directors to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, including, without limitation, directors serving on committees of our board of directors. Directors remain liable for:

     - any breach of the director's duty of loyalty to our or its stockholders;

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     - any act or omission not in good faith or which involves intentional misconduct or a knowing violation of the law;

     - any violation of Section 174 of the DGCL, which proscribes the payment of dividends and stock purchases or redemptions under certain circumstances; and

     - any transaction from which the directors derive an improper personal benefit.

     This provision, however, has no effect on the availability of equitable remedies such as an injunction or rescission. Additionally, this provision will not limit liability under state or federal securities laws.

     The certificate of incorporation provides that we shall indemnify our officers and directors to the fullest extent permitted by such law. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is Computershare Investors Services LLC, 2 North LaSalle Street, Chicago, Illinois 60602, and its telephone number at this location is (312) 588-4991.

                              SELLING STOCKHOLDER

     We have registered 3,000,000 shares of our common stock that may be offered by SmithKline Beecham in the registration statement of which this prospectus is a part. As of June 1, 2001, these shares represented 3.2% of the outstanding shares of our common stock and SmithKline Beecham held 22,128,672 shares of our common stock, representing approximately 23.5% of the outstanding shares of our common stock.

     In a letter agreement dated as of January 22, 2001, SmithKline Beecham has agreed that (1) it will not offer or sell any shares of common stock pursuant to such registration statement other than as part of an underwritten public offering; (2) the maximum number of shares of common stock that it will sell pursuant to such registration statement will equal the lesser of (a) 3,000,000 shares of common stock or (b) such number of shares of common stock having an aggregate offering price of $225 million; and (3) it will not make more than one offering of common stock pursuant to such registration statement. Since SmithKline Beecham may sell all or some of its shares of common stock that have been registered pursuant to such registration statement, no estimate can be made of the aggregate number of shares of common stock that will be owned by SmithKline Beecham upon completion of any such sale.

                              PLAN OF DISTRIBUTION

     We may sell the securities and SmithKline Beecham may sell shares of our common stock that it owns to one or more underwriters for public offering or to investors directly or through agents. The name of any such underwriter or agent involved in the offer and sale of the securities, the amounts underwritten and the nature of its obligation to take the securities will be named in the applicable prospectus supplement. We have reserved the right to sell the securities, and SmithKline Beecham has reserved the right to sell shares of our common stock that it owns, directly to investors on our own behalf in those jurisdictions where we are authorized to do so. The sale of the securities may be effected in transactions (a) on any national or international securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, (b) in the over-the-counter market, (c) in transactions otherwise than on such exchanges or in the over-the-counter market or (d) through the writing of options. In a letter agreement dated as of January 22, 2001, SmithKline Beecham has agreed that it will not offer or sell any common stock pursuant to this prospectus other than as part of an underwritten public offering.

     Underwriters may offer and sell the securities at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. They may offer the securities on an exchange, which will be disclosed in the applicable prospectus supplement. We and SmithKline Beecham also may, from time to time, authorize dealers, acting as our

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

agents, to offer and sell the securities, and in the case of SmithKline Beecham, our common stock, upon such terms and conditions as set forth in the applicable prospectus supplement. In connection with the sale of the securities, underwriters may receive compensation from us and SmithKline Beecham in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions (which may be changed from time to time) from the purchasers for whom they may act as agents.

     Any underwriting compensation paid by our company and SmithKline Beecham to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. SmithKline Beecham, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with our company and SmithKline Beecham, to indemnification against and contribution towards certain civil liabilities, including any liabilities under the Securities Act.

     Until the distribution of the securities is completed, rules of the SEC may limit the ability of the underwriters to bid for and purchase the securities. As an exception to these rules, the underwriters are permitted to engage in certain transactions that stabilize the price of the securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the securities in connection with the offering, i.e., if they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing securities in the open market. The underwriters may also impose a penalty bid on certain underwriters. This means that if the underwriters purchase the securities in the open market to reduce the underwriters' short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from the underwriters who sold those securities as part of the offering. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Any securities other than our common stock issued hereunder may be new issues of securities with no established trading market. Any underwriters or agents to or through whom such securities are sold for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such securities. The amount of expenses expected to be incurred by us in connection with any issuance of securities will be set forth in the prospectus supplement. Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform services for, our company, SmithKline Beecham and certain of our affiliates and SmithKline Beecham's affiliate's in the ordinary course.

                           VALIDITY OF THE SECURITIES

     The validity of any securities issued hereunder will be passed upon for our company by Shearman & Sterling, New York, New York. Unless otherwise indicated in the applicable prospectus supplement, the validity of any securities issued hereunder will be passed upon for any agents or underwriters by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York.

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                                    EXPERTS

     The consolidated financial statements of Quest Diagnostics Incorporated and subsidiaries as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference into this prospectus in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of said firm as experts in accounting and auditing.

     The combined balance sheets at December 31, 1998 and 1997 and the related combined statements of operations, changes in parent's equity and cash flows for the three year period ended December 31, 1998, of SmithKline Beecham Clinical Laboratories, Inc. and Certain Related Affiliates' have been incorporated by reference into this prospectus in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of said firm as experts in accounting and auditing.

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                                  $225,000,000

                            [QUEST DIAGNOSTICS LOGO]

                1.75% CONTINGENT CONVERTIBLE DEBENTURES DUE 2021

                    ---------------------------------------

                             PROSPECTUS SUPPLEMENT
                    ---------------------------------------

                         BANC OF AMERICA SECURITIES LLC

                              WACHOVIA SECURITIES

                     CREDIT LYONNAIS SECURITIES (USA) INC.

                               November 19, 2001

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